UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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American International Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN INTERNATIONAL GROUP, INC.
70 Pine Street, New York, N.Y. 10270

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 14, 2008

April 4, 2008

To the Shareholders of
 AMERICAN INTERNATIONAL GROUP, INC.:

The Annual Meeting of Shareholders of AMERICAN INTERNATIONAL GROUP, INC. (AIG) will be held at the offices of AIG at 72 Wall Street, Eighth Floor, New York, New York, on May 14, 2008, at 11:00 a.m., for the following purposes:

1.	To elect 13 directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified;

2.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2008;

3.	To act upon a shareholder proposal relating to the human right to water;

4.	To act upon a shareholder proposal relating to the reporting of political contributions; and

5.	To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 28, 2008 will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 14, 2008. The Proxy Statement, Annual Report to Shareholders and other Soliciting Material are available in the Investor Information section of AIG’s corporate website at www.aigcorporate.com.

By Order of the Board of Directors
KATHLEEN E. SHANNON
Secretary

If you plan on attending the meeting, please remember to bring photo identification with you. If you cannot be present at the meeting, please sign the enclosed proxy card and return it at once in the accompanying postage prepaid envelope or vote your shares by telephone or through the Internet.

AMERICAN INTERNATIONAL GROUP, INC.
70 Pine Street, New York, N.Y. 10270

PROXY STATEMENT

April 4, 2008

TIME AND DATE	11:00 a.m. on Wednesday, May 14, 2008.
PLACE	72 Wall Street, Eighth Floor, New York, New York 10270
ITEMS OF BUSINESS	• To elect 13 directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified.
• To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2008.
• To act upon a shareholder proposal relating to the human right to water.
• To act upon a shareholder proposal relating to the reporting of political contributions.
• To transact any other business that may properly come before the meeting.
RECORD DATE	You can vote if you were a shareholder of record at the close of business on March 28, 2008.
MAILING DATE	These materials are being mailed to shareholders of AIG commencing on or about April 4, 2008.
INSPECTION OF LIST OF SHAREHOLDERS OF RECORD

A list of the shareholders of record as of March 28, 2008 will be available for inspection during ordinary business hours during the ten days prior to the meeting at AIG’s offices, 70 Pine Street, New York, New York 10270.

ADDITIONAL INFORMATION	Additional information regarding the matters to be acted on at the meeting is included in the accompanying proxy materials.
PROXY VOTING	PLEASE SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE OR MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

VOTING INSTRUCTIONS AND INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors (Board of Directors or Board) of American International Group, Inc., a Delaware corporation (AIG), for use at the AIG Annual Meeting, to be held on May 14, 2008, or at any adjournment thereof (Annual Meeting). These proxy materials are being mailed to shareholders of AIG commencing on or about April 4, 2008.

Who can vote at the Annual Meeting?

You are entitled to vote or direct the voting of your shares of AIG common stock, par value $2.50 per share (AIG Common Stock), if you were a shareholder of record at the close of business on March 28, 2008. On that date, 2,495,810,587 shares of AIG Common Stock (exclusive of shares held by AIG and certain subsidiaries) were outstanding, held by 55,886 shareholders of record. You may cast one vote for each share of AIG Common Stock held by you on the record date.

What proposals will be voted on at the Annual Meeting?

There are two proposals from AIG to be considered and voted on at the Annual Meeting:

1.	To elect 13 directors of AIG to hold office until the next annual election and until their successors are duly elected and qualified; and

2.	To act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2008.

In addition, there are two proposals from shareholders to be considered and voted on at the Annual Meeting:

3.	To act upon a shareholder proposal relating to the human right to water; and

4.	To act upon a shareholder proposal relating to the reporting of political contributions.

You may also vote on any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend I vote?

AIG’s Board of Directors unanimously recommends that you vote:

1.	“FOR” each of the nominees to the Board of Directors.

2.	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2008.

3.	“AGAINST” the shareholder proposal relating to the human right to water.

4.	“AGAINST” the shareholder proposal relating to the reporting of political contributions.

Who is a shareholder of record?

During the ten days prior to the Annual Meeting, a list of the shareholders will be available for inspection at the offices of AIG at 70 Pine Street, New York, New York 10270.

•	If you hold AIG Common Stock that is registered in your name on the records of AIG maintained by AIG’s transfer agent, Wells Fargo Shareowner Services, you are a shareholder of record.

•	If you hold AIG Common Stock indirectly through a broker, bank or similar institution, you are not a shareholder of record, but instead hold in “street name.”

If you are a shareholder of record, these proxy materials are being sent to you directly. If you hold shares in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your shares.

What do I need to attend the Annual Meeting?

If you plan on attending the Annual Meeting, please remember to bring photo identification with you, such as a driver’s license.

In addition, if you hold shares in “street name” and would like to attend the Annual Meeting, you should bring an account statement or other acceptable evidence of ownership of AIG Common Stock as of the close of business on March 28, 2008, the record date for voting. In order to vote at the Annual Meeting, you will also need a valid “legal proxy”, which you can obtain by contacting your account representative at the broker, bank or similar institution through which you hold your shares. See “How do I vote?”

How do I vote?

You may cast your vote in one of four ways:

•

By Internet. Go to the following website: www.eproxy.com/aig. Internet voting is available 24 hours a day. Enter the information requested on your computer screen and follow the simple instructions. If you choose to vote by Internet, then you do not need to return the proxy card. To be valid, your vote by Internet must be received by 11:59 a.m., Eastern Daylight Saving Time, on May 13, 2008. Please have your proxy card and the last four digits of your Social Security number or tax identification number available.

•

By Telephone. To vote using the telephone (within U.S. and Canada), call toll free 1-800-560-1965 in the United States or Canada any time on a touch tone telephone. Telephone voting is available 24 hours a day, 7 days a week. There is NO CHARGE to you for the call. Follow the simple instructions provided by the recorded message. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by 11:59 a.m., Eastern Daylight Saving Time, on May 13, 2008.

•

By Mail. Mark the enclosed proxy card, sign and date it, and return it in the pre-paid envelope that has been provided. To be valid, your vote by mail must be received by 10:00 a.m., Eastern Daylight Saving Time, on May 14, 2008.

•

At the Annual Meeting. You can vote your shares in person at the Annual Meeting (see “What do I need to attend the Annual Meeting?”). If you are a shareholder of record, in order to vote at the Annual Meeting, you must present an acceptable form of identification, such as a driver’s license. If you hold your shares in street name, you must obtain a legal proxy, as described above, under “What do I need to attend the Annual Meeting?”, and bring that proxy to the Annual Meeting.

How can I revoke my proxy or substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy by:

For a Proxy Submitted by Internet or Telephone

•	Subsequently submitting in a timely manner a new proxy through the Internet or by telephone; or

•	Executing and mailing a later-dated proxy card that is received by AIG prior to 10:00 a.m., Eastern Daylight Saving Time, on May 14, 2008; or

•	Voting in person at the Annual Meeting.

For a Proxy Submitted by Mail

•	Subsequently executing and mailing another proxy card bearing a later date; or

•	Giving written notice of revocation to AIG’s Secretary at 70 Pine Street, New York, NY 10270 that is received by AIG prior to 10:00 a.m., Eastern Daylight Saving Time, on May 14, 2008; or

•	Voting in person at the Annual Meeting.

If I submit a proxy by Internet, telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted as follows: FOR the election of AIG’s director nominees, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2008, AGAINST each of the shareholder proposals and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?

Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding the election of directors and the ratification of the appointment of independent auditors because these are considered “discretionary” under NYSE rules. If your broker is an affiliate of AIG, NYSE policy specifies that, in the absence of your specific voting instructions, your shares may only be voted in the same proportion as all other shares are voted with respect to each proposal.

Under NYSE rules, each of the shareholder proposals is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of AIG Common Stock do not have discretion to vote the shares of AIG Common Stock held by those beneficial owners on such proposal.

How are votes counted?

Election of Directors. AIG’s By-laws provide that in uncontested elections, directors must receive a majority of the votes cast. In other words, directors in an uncontested election must receive more votes “for” their election than “against” their election. In a contested election, a director will be elected by a plurality of the votes cast. Pursuant to AIG’s Corporate Governance Guidelines, each nominee for director has submitted to the Board an irrevocable resignation from the Board that would become effective upon (1) the failure of such nominee to receive the required vote at the Annual Meeting and (2) Board acceptance of such resignation. In the event that a director nominee fails to receive the required vote at the Annual Meeting, the Nominating and Corporate Governance Committee will then make a recommendation to the Board on the action to be taken with respect to the resignation. The Board will accept such resignation unless the Committee recommends and the Board determines that the best interests of AIG and its shareholders would not be served by doing so.

Ratification of the selection of PricewaterhouseCoopers LLP as AIG’s Independent Registered Public Accounting Firm. Ratification of the selection of accountants requires that a majority of the votes cast vote “for” ratification. Neither AIG’s Restated Certificate of Incorporation nor AIG’s By-laws require that the shareholders ratify the selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm. AIG’s Board is requesting shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of AIG and its shareholders.

Shareholder Proposal. Approval of a shareholder proposal requires a “for” vote by a majority of the outstanding shares of AIG Common Stock.

Broker Non-Votes. Because directors are elected by a majority of the votes cast, an abstention or broker non-vote will have no effect on the election, although a director who receives more votes “against” than “for” his or her election will be required to resign, subject to the process described above under “Election of Directors.”

In the case of ratification of the appointment of PricewaterhouseCoopers LLP, only votes cast “for” or “against” the ratification will be considered; abstentions, broker non-votes and withheld votes will not be treated as a vote “for” or “against” the ratification and therefore will have no effect on the vote. Because the affirmative vote of a majority of the outstanding shares of AIG Common Stock is necessary to approve each shareholder proposal, an abstention, broker non-vote or withheld vote will have the effect of a vote against such proposal.

How many votes are required to transact business at the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of AIG Common Stock will constitute a quorum.

Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present for purposes of determining a quorum for the Annual Meeting.

How do I obtain more information about AIG?

A copy of AIG’s 2007 Annual Report to Shareholders, which includes AIG’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the U.S. Securities and Exchange Commission (SEC), is enclosed with this Proxy Statement. You also may obtain, free of charge, a copy of the 2007 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2007 by writing to American International Group, Inc., 70 Pine Street, New York, New York 10270, Attention: Investor Relations. These documents also are available in the Investor Information section of AIG’s corporate website at www.aigcorporate.com.

Who pays for the expenses of this proxy solicitation?

AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, email, personal interview, telephone and facsimile transmission by directors, their associates, and approximately eight officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $16,000 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG will reimburse brokers and others holding AIG Common Stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

ELECTION OF DIRECTORS

Thirteen directors are to be elected at the Annual Meeting to hold office until the next annual election and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the nominees listed below. All of the nominees are currently members of AIG’s Board of Directors. It is not expected that any of the nominees will become unavailable for election as a director, but if any should prior to the Annual Meeting, proxies will be voted for such persons as the persons named in the accompanying form of proxy may determine in their discretion. Directors will be elected by a majority of the votes cast. Pursuant to AIG’s Corporate Governance Guidelines, each nominee for director has submitted to the Board an irrevocable resignation from the Board that would become effective upon (1) the failure of such nominee to receive the required vote at the shareholder meeting and (2) Board acceptance of such resignation. In the event that a director nominee fails to receive the required vote, the Nominating and Corporate Governance Committee will then make a recommendation to the Board on the action to be taken with respect to the resignation. The Board will accept such resignation unless the Board determines (after consideration of the Nominating and Corporate Governance Committee’s recommendation) that the best interests of AIG and its shareholders would not be served by doing so.

In accordance with AIG’s Corporate Governance Guidelines that provides that directors will not stand for election as a director after reaching the age of 73, Messrs. Cohen and Zarb will retire from the Board of Directors effective at the time that the directors are elected at the Annual Meeting. In addition, Mr. Hammerman has notified AIG that he does not wish to stand for re-election as a director at the Annual Meeting.

The nominees for director and certain information supplied by them to AIG are as follows:

STEPHEN F. BOLLENBACH Elected January 16, 2008	Former Co-Chairman and Chief Executive Officer, Hilton Hotels Corporation Age 65 Director, KB Home Macy’s, Inc. Time Warner Inc.
MARTIN S. FELDSTEIN Director since 1987	Professor of Economics, Harvard University; President and Chief Executive Officer, National Bureau of Economic Research (a nonprofit economic research center) Age 68 Director, Eli Lilly and Company
ELLEN V. FUTTER Director since 1999	President, American Museum of Natural History Age 58 Director, Consolidated Edison, Inc. (also serves as Trustee of Consolidated Edison Company of New York, Inc.) JPMorgan Chase & Co.
RICHARD C. HOLBROOKE Director since 2001	Vice Chairman, Perseus LLC (a merchant bank and private equity fund management company); Former United States Ambassador to the United Nations; Former Vice Chairman, Credit Suisse First Boston Age 66

FRED H. LANGHAMMER Director since 2006	Chairman, Global Affairs and Former Chief Executive Officer, The Estée Lauder Companies Inc. Age 64 Director, Shinsei Bank, Limited The Walt Disney Company
GEORGE L. MILES, JR. Director since 2005	President and Chief Executive Officer, WQED Multimedia Age 66 Director, Equitable Resources, Inc. Harley-Davidson, Inc. HFF, Inc. WESCO International, Inc.
MORRIS W. OFFIT Director since 2005	Chairman, Offit Capital Advisors LLC (a wealth management advisory firm); Founder and Former Chief Executive Officer, OFFITBANK (a private bank) Age 71
JAMES F. ORR III Director since 2006	Chairman of the Board of Trustees, The Rockefeller Foundation Age 65
VIRGINIA M. ROMETTY Director since 2006	Senior Vice President, Global Business Services, IBM Corporation Age 50
MARTIN J. SULLIVAN Director since 2002	President and Chief Executive Officer, AIG Age 53 Director, International Lease Finance Corporation and Transatlantic Holdings, Inc., subsidiaries of AIG

MICHAEL H. SUTTON Director since 2005	Independent Consultant; Former Chief Accountant of the United States Securities and Exchange Commission Age 67 Director, Allegheny Energy, Inc. Krispy Kreme Doughnuts, Inc.
EDMUND S.W. TSE Director since 1996	Senior Vice Chairman—Life Insurance, AIG Age 70
ROBERT B. WILLUMSTAD Director and Chairman since 2006	Founder and Partner, Brysam Global Partners (a private equity investment firm); Former President and Chief Operating Officer, Citigroup Inc. Age 62

The principal occupation or affiliation of the nominees is shown above. Messrs. Sullivan and Tse have been executive officers of AIG for more than five years. Except as noted below, each other director has occupied an executive position with the company or organization listed above for at least five years. From 2004 until 2007, Mr. Bollenbach was Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation. Before that, he was Hilton Hotels Corporation’s Chief Executive Officer and President. Mr. Offit served as Co-Chief Executive Officer of Offit Hall Capital Management LLC from 2002 until 2007. Mr. Willumstad served in executive positions with Citigroup Inc. for more than five years prior to his retirement in September 2005. Brysam Global Partners was established in November 2006.

CORPORATE GOVERNANCE

GOVERNANCE

AIG’s Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, charters and practices from time to time. AIG’s Corporate Governance Guidelines are included as Appendix A. AIG’s Corporate Governance Guidelines and the charters of the Nominating and Corporate Governance Committee, the Compensation and Management Resources Committee, the Finance Committee, the Audit Committee, the Public Policy and Social Responsibility Committee, and the Regulatory, Compliance and Legal Committee are available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com.

AIG’s Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and a Code of Conduct for employees are available, without charge, in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com or in print by writing to American International Group, Inc., 70 Pine Street, New York, New York 10270, Attention: Investor Relations. Any amendment to AIG’s Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics and any waiver applicable to AIG’s directors, executive officers or senior financial officers will be posted on AIG’s website within the time period required by the SEC and the NYSE.

Using the current AIG Director Independence Standards that are included in the Corporate Governance Guidelines, the Board, on the recommendation of the Nominating and Corporate Governance Committee, determined that Ms. Futter, Ms. Rometty and Messrs. Bollenbach, Cohen, Feldstein, Hammerman, Holbrooke, Langhammer, Miles, Offit, Orr, Sutton, Willumstad and Zarb are independent under NYSE listing standards and AIG’s Director Independence Standards.

In making the independence determinations, the Nominating and Corporate Governance Committee considered relationships arising from (1) contributions by AIG to charitable organizations with which Messrs. Bollenbach, Cohen, Feldstein, Hammerman, Holbrooke, Langhammer and Offit, and Ms. Futter or members of their immediate families are affiliated, (2) in the case of Ms. Rometty, transactions between AIG and IBM Corporation and (3) in the case of certain directors, investments and insurance products provided to them by AIG in the ordinary course of business and on the same terms made available to third parties. Except as described in the following paragraph, none of these relationships exceeded the thresholds set forth in the AIG Director Independence Standards.

In 2007, AIG made payments totaling $527,500 to the Asia Society, of which Mr. Holbrooke is chairman of the board of directors, for membership fees, sponsorship costs and general contributions. In addition, to date in 2008, AIG has made a payment of $50,000 for sponsorship costs. Under AIG’s Director Independence Standards that are used to assist the Board in making independence determinations, the Board must consider the materiality of any contributions for a calendar year made to a charitable organization with which a director is affiliated if the contributions exceed $200,000. The Board, on the recommendation of the Nominating and Corporate Governance Committee, considered the payments to the Asia Society and determined that they do not impair Mr. Holbrooke’s independence. In making this determination, the Nominating and Corporate Governance Committee and the Board evaluated all facts they considered relevant, including that Mr. Holbrooke does not serve as an executive officer and does not receive compensation from the Asia Society, that he did not solicit the payments and that, given the significance of AIG’s operations in Asia, the Board and AIG management believe that the payments to the Asia Society will enhance AIG’s reputation and standing in Asia.

There were nine meetings of the Board during 2007. The non-management directors meet in executive session, without any management directors present, in connection with each regularly scheduled Board meeting. Mr. Willumstad presided at these executive sessions. For 2007 and 2006, all of the directors attended at least 75 percent of the aggregate of all meetings of the Board and of the committees of the Board on which they served. Under AIG’s Corporate Governance Guidelines, any director who, for two consecutive calendar years, attends fewer than 75 percent of the regular meetings of the Board and the meetings of all committees of which such director is a voting member, will not be nominated for reelection at the annual meeting in the next succeeding calendar year, absent special circumstances that may be taken into account by the Board and the Nominating and Corporate Governance Committee in making its recommendations to the Board.

Directors are expected to attend the annual meetings of shareholders. All directors serving at the time of the 2007 annual meeting of shareholders attended that meeting.

AIG has adopted policies on reporting of concerns regarding accounting and other matters and on communicating with non-management directors. These policies are available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com. Interested parties may make their concerns known to the non-management members of AIG’s Board of Directors as a group or the other members of the Board of Directors by writing care of Special Counsel and Secretary to the Board, American International Group, Inc., 70 Pine Street, New York, NY 10270 or by email to: boardofdirectors@aig.com.

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Overview

The role of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members and recommend these individuals to the Board for nomination as members of the Board and its committees, to advise the Board on corporate governance matters and to oversee the evaluation of the Board and its committees.

Committee Organization and Operation

Committee Charter. The Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com.

Independence. The Board of Directors has determined that each member of the Committee is independent, as required by NYSE listing standards.

Conduct of meetings and governance process. During 2007, the Committee held six meetings. In discussing governance initiatives and in preparation for meetings, the Committee Chairman and Mr. Eric N. Litzky, Vice President—Corporate Governance and Special Counsel and Secretary to the Board of Directors, met and consulted frequently with Mr. Willumstad and other Committee and Board members.

Board Membership and Composition

Nomination and Election of Directors. Fifteen directors were elected at AIG’s annual meeting of shareholders in May 2007. In light of the pending retirement of Messrs. Cohen and Zarb, the Committee has been actively considering potential director candidates. As part of this search, Mr. Bollenbach was identified as a potential candidate by Heidrick & Struggles, an executive search firm. Mr. Bollenbach was nominated by the Committee and elected by the Board as a director in January 2008. Mr. Hammerman notified AIG in February 2008 that he did not wish to stand for re-election as a director. As a result, the Committee evaluated and recommended to the Board of Directors the 13 incumbent directors as nominees standing for election at the 2008 Annual Meeting, based on the criteria set forth in AIG’s Corporate Governance Guidelines. A description of the nominees recommended by the Committee is set forth above under the caption “Election of Directors.” The process for identification of director nominees when standing for election for the first time is provided below under the caption “Committees—Nominating and Corporate Governance Committee.”

Mr. Willumstad has served as Chairman since November 2006, and his election as Chairman was in accordance with the policy set forth in AIG’s By-laws and Corporate Governance Guidelines that the position of Chairman should be separate from Chief Executive Officer and should be selected from the independent directors.

Independence. The Board of Directors, on the recommendation of the Committee, determined that each of AIG’s 11 non-management directors is independent within the meaning of the NYSE listing standards. Mr. Sullivan, who serves as Chief Executive Officer, and Mr. Tse, who serves as Senior Vice Chairman—Life Insurance, are the only directors who hold AIG management positions and, therefore, are not independent directors.

Corporate Governance Initiatives in 2007

Director Compensation and Stock Ownership Guidelines. The Board reviewed and adopted recommendations of the Committee with respect to director compensation and stock ownership guidelines applicable to directors in 2007. Under the guidelines, directors should own at least 10,000 shares of AIG Common Stock (which includes deferred stock and Deferred Stock Units (DSUs)). Until such time as a director achieves beneficial ownership of AIG Common Stock at the required level, such director is required to retain the shares of AIG Common Stock received upon the exercise of stock options, net of shares used to satisfy the exercise price and shares withheld or sold to satisfy tax withholding obligations.

Amendment of By-laws and Corporate Governance Guidelines. On the recommendation of the Committee, the Board adopted a majority vote by-law described under “Election of Directors.” The Committee completed a review of AIG’s Corporate Governance Guidelines in 2007 and adopted several amendments, which were posted in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com.

Conclusion

During 2007, the Committee has continued its efforts to strengthen the Board of Directors and its governance structure. The Committee plans to keep AIG in the forefront of good corporate governance in 2008 and beyond.

Nominating and Corporate Governance Committee American International Group, Inc.

George L. Miles, Jr., Chairman Marshall A. Cohen Ellen V. Futter James F. Orr III Robert B. Willumstad, ex-officio Frank G. Zarb, non-voting member

COMMITTEES

The following table sets forth the current membership on each standing committee of the Board and the number of committee meetings held in 2007. On January 17, 2007, Ms. Rometty became a member of the Compensation and Management Resources Committee, Mr. Langhammer became a member of the Finance Committee and Mr. Feldstein became a member of the Regulatory, Compliance and Legal Committee. Mr. Offit became a member of the Public Policy and Social Responsibility Committee on November 14, 2007. Mr. Bollenbach became a member of the Board and the Audit Committee on January 16, 2008.

Director	Audit Committee	Nominating and Corporate Governance Committee		Compensation and Management Resources Committee		Finance Committee	Public Policy and Social Responsibility Committee		Regulatory, Compliance and Legal Committee

Stephen F. Bollenbach	✓

Marshall A. Cohen		✓		✓	(C)

Martin S. Feldstein						✓			✓

Ellen V. Futter		✓							✓

Stephen L. Hammerman							✓		✓	(C)

Richard C. Holbrooke							✓	(C)

Fred H. Langhammer				✓		✓

George L. Miles, Jr.	✓	✓	(C)				✓

Morris W. Offit	✓					✓ (C)	✓

James F. Orr III		✓		✓

Virginia M. Rometty				✓

Martin J. Sullivan						✓

Michael H. Sutton	✓ (C)								✓

Edmund S.W. Tse

Robert B. Willumstad	*	*		*		*	*		*

Frank G. Zarb	*	*		*		*	*		*

Number of meetings	14	6		9		10	4		6

✓ = Member; C = Chair
* Mr. Willumstad is an ex-officio member and Mr. Zarb is a non-voting member of each committee.

Audit Committee

The Audit Committee, which held 14 meetings during 2007, assists in the Board’s oversight of AIG’s financial statements and compliance with legal and regulatory requirements, the qualifications and performance of AIG’s independent registered public accounting firm and the performance of AIG’s internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of AIG’s independent registered public accounting firm. In its oversight of AIG’s internal audit function, the Audit Committee also is involved in performance reviews and determining compensation of AIG’s chief internal auditor.

The Board has determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are independent under both NYSE listing standards and SEC rules. The Board has also determined that all members of the Audit Committee are financially literate, as defined by NYSE listing standards, and that a majority of the members of the Committee are audit committee financial experts, as defined by SEC rules. For purposes of SEC rules, the Board of Directors has designated Mr. Sutton the named audit committee financial expert and, on the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Sutton has accounting or related financial management expertise, as defined by NYSE listing standards. Although designated as an audit committee financial expert, Mr. Sutton does not act as an accountant for AIG and, under SEC rules, is not an “expert” for purposes of the liability provisions of the Securities Act of 1933, as amended (the Securities Act), or for any other purpose. Under the Federal securities laws, Mr. Sutton does not have any responsibilities or obligations in addition to those of the other Audit Committee members; for these purposes, all Audit Committee members have identical duties and responsibilities.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held six meetings in 2007. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent under NYSE listing standards. The primary purposes of the Nominating and Corporate Governance Committee are to review and recommend individuals to the Board of Directors for nomination, election or appointment as members of the Board and its committees, to advise the Board on corporate governance and to oversee the evaluation of the Board and its committees.

The AIG Corporate Governance Guidelines include characteristics that the Nominating and Corporate Governance Committee considers important for nominees for director and information for shareholders with respect to director nominations. The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders and will evaluate shareholder nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the 2009 annual meeting of shareholders may do so by submitting in writing such nominees’ names, in compliance with the procedures described under “Other Matters—Shareholder Proposals for 2009 Annual Meeting” in this Proxy Statement.

Compensation and Management Resources Committee

The Compensation and Management Resources Committee, which held nine meetings during 2007, is responsible for reviewing and approving the compensation awarded to AIG’s Chief Executive Officer (subject to ratification or approval by the Board) and to the other key employees under its purview, including the performance measures and goals relevant to that compensation. The Committee is also responsible for making recommendations to the Board with respect to AIG’s compensation programs for key and other employees and for oversight of AIG’s management development and succession planning programs. These responsibilities, which may not be delegated to persons who are not members of the Compensation and Management Resources Committee, are set forth in the Committee’s charter, which is available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com.

Nineteen key employees are currently under the purview of the Compensation and Management Resources Committee, including all of the executive officers named in the 2007 Summary Compensation Table. Mr. Sullivan participates in meetings of the Compensation and Management Resources Committee and makes recommendations with respect to the annual compensation of employees under the Committee’s purview other than himself. Pursuant to AIG’s By-laws, the Board ratifies the determination of the Compensation and Management Resources Committee as to the compensation paid or to be paid to Mr. Sullivan in his capacity as AIG’s Chief Executive Officer.

The Compensation and Management Resources Committee does not determine the compensation of the Board of Directors. The compensation of directors is recommended by the Nominating and Corporate Governance Committee and is approved by the Board.

To provide independent advice, the Compensation and Management Resources Committee selected Frederic W. Cook & Co. as a consultant and has used the services of the Cook firm since 2005. The Compensation and Management Resources Committee directly engaged the Cook firm to review and comment on AIG’s executive compensation framework in relation to the objectives of the framework and market practices. Members of the Cook firm regularly participate in Committee meetings and provide information on compensation trends along with specific views on AIG’s compensation programs.

The Cook firm has advised the Committee that the design and operation of AIG’s executive compensation programs reflect a pay-for-performance compensation philosophy that is reasonable and competitive with companies in the financial services industry. The Cook firm has also provided advice to the Nominating and Corporate Governance Committee on AIG director compensation and market practices with respect to director compensation. The Cook firm reports directly to the Chairman of the Compensation and Management Resources Committee and does not provide any services to AIG’s management.

The Board has determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Compensation and Management Resources Committee are independent under NYSE listing standards.

Other Committees

The Finance Committee assists the Board in its oversight responsibilities by reviewing and making recommendations to the Board with respect to AIG’s financial and investment policies, provides strategic guidance to management as to AIG’s capital structure, use of capital in its businesses, methods of financing its businesses and other related strategic initiatives. The Committee also assists the Board in its oversight responsibilities with respect to AIG’s risk management processes insofar as they relate to matters considered by the Committee pursuant to its charter. The Committee also has the power to approve certain issuances, investments, dispositions and other transactions and matters. The Committee held 10 meetings in 2007. The Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com.

The Public Policy and Social Responsibility Committee is responsible for reviewing the position and policies of AIG relating to current and emerging corporate social responsibility and political and public policy issues of significance to AIG, that may affect AIG’s business operations, performance or corporate reputation. The Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com. The Public Policy and Social Responsibility Committee held four meetings in 2007.

The Regulatory, Compliance and Legal Committee held six meetings during 2007. The principal purpose of the Regulatory, Compliance and Legal Committee is to assist the Board in its oversight of AIG’s legal, regulatory and compliance matters. The Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com.

COMPENSATION OF DIRECTORS

Each non-management director of AIG receives a retainer of $75,000 per year. In lieu of committee annual retainers and meetings fees, Mr. Willumstad, as Chairman of the Board and an ex-officio member of all standing committees of the Board, receives an additional annual retainer of $200,000, and Mr. Zarb, as a non-voting member of all standing committees, receives an additional annual retainer of $150,000. Other non-management directors receive committee meeting attendance fees of $1,500 per meeting, which includes attendance, upon request, at meetings of committees of which they are not members and attendance at meetings of AIG’s International Advisory Board. The chairman of each committee receives an annual committee retainer of $15,000, except the chairman of the Audit Committee, who receives $25,000. For each other member of each committee, the annual committee retainer is $5,000. Retainers are paid in equal installments each quarter in advance of service and meetings fees are paid each quarter for service in the prior quarter. See “Committees” for information on current committee memberships and committee memberships during 2007.

Prior to May 16, 2007, non-management directors received 1,000 shares of AIG Common Stock per year in equal quarterly grants, receipt of which is deferred until retirement from the Board, and 2,500 options on AIG Common Stock per year in an annual grant, which became exercisable after one year and will remain exercisable for nine years thereafter. The options were granted with an exercise price equal to the closing sale price of AIG Common Stock on the date of grant. The Board made two quarterly grants of shares of AIG Common Stock in 2007 under this compensation program, but did not grant any options.

On May 16, 2007, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, approved changes to the compensation of non-management directors. Effective on that date, the non-management directors no longer receive 1,000 shares and 2,500 options per year and instead receive an annual award of DSUs with a value of $125,000, with the number of units determined based on the closing price of AIG Common Stock on the date of grant. DSUs are granted under the Amended and Restated 2007 Stock Incentive Plan (2007 Stock Incentive Plan). Each DSU provides that one share of AIG Common Stock will be delivered when a director ceases to be a member of the Board. Beginning in 2008, the annual retainer amounts, the committee retainer amounts and the meeting fee amounts for service after that date may be deferred, at the election of the directors, into DSUs. DSUs include dividend equivalent rights that entitle the director to a quarterly payment, in the form of DSUs, equal to the amount of any regular quarterly dividend that would have been paid by AIG if the shares of AIG Common Stock that underlie the DSUs had been outstanding.

Under director stock ownership guidelines adopted by the Board in 2007, non-management directors should own at least 10,000 shares of AIG Common Stock (including deferred stock and DSUs). Until such time as a non-management director achieves beneficial ownership of AIG Common Stock at the required level, such director is required to retain the shares of AIG Common Stock received upon the exercise of stock options granted, net of shares used to satisfy the exercise price and shares withheld or sold to satisfy tax withholding obligations.

To provide independent advice and guidance, certain of AIG’s non-management directors also serve on the boards of directors of subsidiaries of AIG. With the exception of AIG Global Trade & Political Risk Insurance Company, which pays directors an annual retainer of $10,000, these directorships do not pay retainer fees but instead pay a fee of $1,500 per meeting attended.

In response to two unrelated derivative actions filed against AIG, which are described in AIG’s Annual Report on Form 10-K for the year ended December 31, 2007, AIG’s Board of Directors appointed special litigation committees of independent directors to review the matters asserted in the complaints. The first special litigation committee was established in 2002. Messrs. Cohen and Sutton are the current members, with Mr. Sutton joining in October 2005. The second special litigation committee was established in 2005, and Messrs. Hammerman and Miles were the members until Mr. Hammerman’s resignation from the committee in February 2008. Mr. Miles is currently the only member of the special litigation committee established in 2005. Fees for these special litigation committees are set by the Board and may be reviewed and adjusted by the Board if the amount of work is greater than originally anticipated.

There may be limited occasions when spouses of non-management directors of AIG travel with the directors on AIG aircraft. In these instances, AIG has been reimbursed by the directors for their spouses’ travel in an amount equal to the cost of commercial first-class airfare.

The following table contains information with respect to the compensation of the individuals who served as non-management directors of AIG in 2007.

2007 Non-Management Director Compensation

Non-Management Members of the Board in 2007	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Marshall A. Cohen	$164,000	$159,819	$624	$324,443
Martin S. Feldstein	$113,750	$159,819	$624	$274,193
Ellen V. Futter	$103,000	$159,819	$624	$263,443
Stephen L. Hammerman	$114,500	$159,819	$624	$274,943
Richard C. Holbrooke	$107,500	$159,819	$624	$267,943
Fred H. Langhammer	$118,000	$159,819	$624	$278,443
George L. Miles, Jr.	$139,000	$159,819	$624	$299,443
Morris W. Offit	$140,000	$159,819	$624	$300,443
James F. Orr III	$109,000	$159,819	$624	$269,443
Virginia M. Rometty	$93,750	$159,819	$624	$254,193
Michael H. Sutton	$140,000	$159,819	$624	$300,443
Robert B. Willumstad	$275,000	$159,819	$624	$435,443
Frank G. Zarb	$225,000	$159,819	$624	$385,443

(1)

This column represents annual retainer fees, committee and chairmanship fees and committee meeting attendance fees. The amounts also include the following amounts in meeting attendance fees for meetings of the boards of directors of subsidiaries of AIG and retainer fees with respect to Mr. Holbrooke’s membership on the Board of Directors of AIG Global Trade & Political Risk Insurance Company: Cohen—$39,000; Feldstein—$6,000; Holbrooke—$10,000; Offit—$4,500; and Sutton—$1,500. For Messrs. Hammerman and Miles, the amount does not include a fee of $150,000 paid in April 2008 for services rendered in 2005, 2006 and 2007 in connection with the special litigation committee established in 2005. Messrs. Hammerman and Miles each received fees in connection with such services of $50,000 and $25,000 in 2005 and 2006, respectively. No fees were paid in 2007 in connection with their service in the special litigation committee established in 2005.

Messrs. Sullivan and Tse serve on the Board but do not receive any compensation for their service as directors. See the 2007 Summary Compensation Table in “2007 Compensation” for the compensation awarded to Messrs. Sullivan and Tse in 2007.

(2)

This column represents the expense in accordance with FAS 123R of stock-based awards granted by AIG in 2007, calculated using the assumptions described in Note 17 to the Consolidated Financial Statements included in AIG’s Annual Report on Form 10-K. The grant date fair values for the deferred stock and DSUs were calculated by multiplying the number of shares or DSUs awarded by the closing price of AIG Common Stock on the date of grant. On each of January 3, 2007 and April 2, 2007, AIG made grants of deferred stock to non-management directors, consisting of 250 shares of AIG Common Stock each. On May 16, 2007, AIG made grants of DSUs representing 1,725 shares. On July 2, 2007 and October 1, 2007, each recipient of such DSUs received 4 and 5 DSUs, respectively, representing dividends on the DSUs. The grant date fair values in accordance with FAS 123R of these stock-based awards are: for deferred stock, January 3, 2007—$72.15 per share; and April 2, 2007—$67.15 per share; and for DSUs, May 16, 2007—$72.46 per share July 2, 2007—$70.20 per share and October 1, 2007—$68.59 per share. Receipt of deferred stock and shares underlying DSUs is deferred until the director ceases to be a member of the Board.

AIG did not grant options to non-management directors in 2007. However, in preparing its 2007 Proxy Statement, AIG determined that the expenses for 2006 option awards to non-management directors were not properly recognized in accordance with FAS 123R for financial statement reporting purposes in 2006, resulting in the under-recording of expense for these awards by approximately $250,000. AIG corrected its financial statements in 2007 for these awards. The amount recognized as expense for these awards in 2007 totalled: $21,073 for each of Messrs. Cohen, Feldstein, Hammerman, Holbrooke, Miles, Offit, Orr, Sutton and Zarb and Ms. Futter; $4,660 for each of Messrs. Langhammer and Willumstad; and $40,069 for Ms. Rometty.

(3)

Represents DSUs awarded as dividend equivalents. As described above, the value of the DSUs awarded as dividend equivalents was calculated by multiplying the number of DSUs awarded by the closing price of AIG Common Stock on the date of grant.

The following table sets forth information with respect to the option and stock awards outstanding at December 31, 2007 for the non-management directors of AIG.

Stock and Option Awards Outstanding at December 31, 2007

Non-Management Members of the Board in 2007	Option Awards(1)	Deferred Stock(2)	Deferred Stock Units(3)
Marshall A. Cohen	20,500	2,875	1,734
Martin S. Feldstein	20,500	2,875	1,734
Ellen V. Futter	20,500	2,875	1,734
Stephen L. Hammerman	5,000	2,000	1,734
Richard C. Holbrooke	17,500	2,875	1,734
Fred H. Langhammer	5,000	1,500	1,734
George L. Miles, Jr.	5,000	1,875	1,734
Morris W. Offit	5,000	1,875	1,734
James F. Orr III	2,500	1,000	1,734
Virginia M. Rometty	2,500	750	1,734
Michael H. Sutton	5,000	1,625	1,734
Robert B. Willumstad	5,000	1,500	1,734
Frank G. Zarb	17,500	2,875	1,734

(1)	These columns represent each director’s outstanding option awards made by AIG in 2006 and prior years. All options are exercisable.

(2)	Includes 500 shares of deferred stock awarded in 2007 and deferred stock awarded in prior years. Receipt of deferred stock is deferred until the director ceases to be a member of the Board.

(3)

Includes 1,725 DSUs awarded in 2007 and 9 DSUs awarded as dividend equivalents thereon. Receipt of shares of AIG Common Stock underlying DSUs is deferred until the director ceases to be a member of the Board.

COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Management Resources Committee has served as an officer or employee of AIG at any time or has any relationship with AIG requiring disclosure as a related-party transaction. During 2007, none of AIG’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation and Management Resources Committee; and none of AIG’s executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of the Board of Directors of AIG.

OWNERSHIP OF CERTAIN SECURITIES

The following table contains information regarding the only persons who, to the knowledge of AIG, beneficially own more than five percent of AIG Common Stock.

Name and Address	Shares of Common Stock Beneficially Owned
	Number	Percent(1)
FMR LLC and Edward C. Johnson 3d (collectively, the FMR Group)(2) 82 Devonshire Street Boston, MA 02109	144,915,088	5.714%

C.V. Starr & Co., Inc.; Edward E. Matthews; Maurice R. Greenberg;
The Maurice R. and Corinne P. Greenberg Family Foundation, Inc.;
Maurice R. and Corinne P. Greenberg Joint Tenancy Company, LLC;
Starr International Company, Inc. (SICO); Universal Foundation, Inc.;
C.V. Starr & Co., Inc. Trust (collectively, the Starr Group)(3)

399 Park Avenue 17th Floor New York, NY 10022(4)	354,987,261	13.6%

(1)	Percentages calculated based on AIG Common Stock outstanding as set forth in the Schedule 13G and the Schedule 13D described in notes 2 and 3 below.

(2)

Based on a Schedule 13G filed February 14, 2008 by FMR LLC (FMR Schedule 13G). FMR LLC is the parent company of various entities that provide investment advisory and management services to the Fidelity Group of mutual funds and is the beneficial owner of these shares. Item 7 of the FMR Schedule 13G provides details as to the voting and investment power of each member of the FMR Group, as well as the right of each member of the FMR Group to acquire AIG Common Stock within 60 days. It also provides information as to Fidelity International Limited, which operates as a separate entity from FMR LLC and beneficially owns 3,906,336 shares of AIG Common Stock. The FMR Schedule 13G states that FMR LLC and Fidelity International are of the view that they are not a group and the shares held by the other do not need to be aggregated.

(3)

Based on an amended Schedule 13D dated March 20, 2007 by each member of the Starr Group (Starr Group Schedule 13D), the members of the Starr Group do not affirm the existence of a group and disclaim beneficial ownership of each other member of the group; provided, however, that Maurice R. Greenberg does not disclaim beneficial ownership of the shares of AIG Common Stock held by the Maurice R. and Corinne P. Greenberg Joint Tenancy Company, LLC and C.V. Starr & Co., Inc. does not disclaim beneficial ownership of the shares of AIG Common Stock held by the C.V. Starr & Co., Inc. Trust. Item 5 to the Starr Group Schedule 13D provides details as to the voting and investment power of each member of the Starr Group, as well as the right of each member of the Starr Group to acquire AIG Common Stock within 60 days. All information provided in “Ownership of Certain Securities” with respect to the Starr Group is provided based solely on the information set forth in the Starr Group Schedule 13D. This information has not been updated to reflect changes in the ownership by the members of the Starr Group of AIG Common Stock that are disclosed in filings made by one or more members of the Starr Group under Section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act). In each case, this information may not be accurate or complete and AIG takes no responsibility therefor and makes no representation as to its accuracy or completeness as of the date hereof or any subsequent date.

(4)

This is the principal office for all individuals and entities in the Starr Group, other than Starr International Company, Inc., which has a principal office at 101 Baarerstrasse, CH 6300 Zug, Switzerland; the Universal Foundation, which has a principal office at Mercury House, 101 Front Street, Hamilton HM 12, Bermuda; and the Maurice R. and Corinne P. Greenberg Joint Tenancy Company, LLC, which has a principal office at 35 Ocean Reef Drive, Key Largo, Florida 33037.

The following table summarizes the ownership of equity securities of AIG by the directors, by the executive officers named in the 2007 Summary Compensation Table in “2007 Compensation” and by the directors and current executive officers as a group. None of the shares of AIG Common Stock listed in the following table have been pledged as security.

	Equity Securities of AIG Owned Beneficially as of January 31, 2008(1)
	AIG Common Stock
	Amount and Nature of Beneficial Ownership(2)(3)	Percent of Class
Steven J. Bensinger	78,395	(4)
Stephen F. Bollenbach	2,503	(4)
Marshall A. Cohen	75,538	(4)
Martin S. Feldstein	83,444	(4)
Ellen V. Futter	26,171	(4)
Stephen L. Hammerman	11,740	(4)
Richard C. Holbrooke	27,314	(4)
Fred H. Langhammer	48,617	(4)
George L. Miles, Jr.	8,615	(4)
Win J. Neuger	285,226	.01
Morris W. Offit	23,615	(4)
James F. Orr III	20,617	(4)
Virginia M. Rometty	5,310	(4)
Robert M. Sandler	520,878	.02
Martin J. Sullivan	353,467	.01
Michael H. Sutton	11,365	(4)
Edmund S.W. Tse	1,627,956	.06
Robert B. Willumstad	8,240	(4)
Jay S. Wintrob	2,098,389	.08
Frank G. Zarb	27,115	(4)
All Directors and Executive Officers of AIG as a Group (31 individuals)	7,268,342	.29

(1)	Amounts include shares as to which the individual shares voting and investment power as follows: Tse—1,118,661 shares with a corporation, and Feldstein—23,727 shares with a corporation.

(2)

Amount of equity securities shown includes shares of AIG Common Stock subject to options which may be exercised within 60 days as follows: Bensinger—76,670 shares, Cohen—20,500 shares, Feldstein—20,500 shares, Futter—20,500 shares, Hammerman—5,000 shares, Holbrooke—17,500 shares, Langhammer—5,000 shares, Miles—5,000 shares, Neuger—234,296 shares, Offit—5,000 shares, Orr—2,500 shares, Rometty—2,500 shares, Sandler—200,000 shares, Sullivan—308,412 shares, Sutton—5,000 shares, Tse—445,625 shares, Willumstad—5,000 shares, Wintrob—287,500 shares, Zarb—17,500 shares, and all directors and current executive officers of AIG as a group—3,442,762 shares. Amount of equity securities shown also includes: (i) shares granted to each non-employee director with delivery deferred until the director ceases to be a member of the Board as follows: Cohen—2,875 shares, Feldstein—2,875 shares, Futter—2,875 shares, Hammerman—2,000 shares, Holbrooke—2,875 shares, Langhammer—1,500 shares, Miles—1,875 shares, Offit—1,875 shares, Orr—1,000 shares, Rometty—750 shares, Sutton—1,625 shares, Willumstad—1,500 shares and Zarb—2,875 shares, and (ii) DSUs granted to each non-employee director with delivery of the underlying AIG Common Stock deferred until such director ceases to be a member of the Board as follows: Bollenbach—2,503 shares, Cohen—2,161 shares, Feldstein—1,740 shares, Futter—1,740 shares, Hammerman—1,740 shares, Holbrooke—2,139 shares, Langhammer—2,117 shares, Miles—1,740 shares, Offit—1,740 shares, Orr—2,117 shares, Rometty—1,740 shares, Sutton—1,740 shares, Willumstad—1,740 shares and Zarb—1,740 shares. Amount of equity securities shown excludes shares with delivery deferred upon exercise of options as follows: Feldstein—38,109 shares and Sandler—17,729 shares.

(3)

Amount of equity securities shown also excludes the following securities owned by or held in trust for members of the named individual’s immediate family as to which securities such individual has disclaimed beneficial ownership: Sullivan—424 shares, Tse—3,555 shares, Wintrob—4,008 shares, Zarb—6,245 shares, and all directors and current executive officers of AIG as a group—31,004 shares.

(4)	Less than .01 percent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and ten percent holders of AIG Common Stock to file reports with respect to their ownership of AIG equity securities. Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to AIG and certain representations made to AIG, AIG believes that the only filing deficiencies under Section 16(a) by its directors, executive officers, and ten percent holders during 2007 were one late report by Mr. Orr, a director, reporting the purchase of 5,000 shares in November 2007; one late report by each of Messrs. Martin, Neuger, Sullivan, Tse and Wintrob, all executive officers, reflecting the purchase by each of them, through the Employee Stock Purchase Plan, of 177 shares on April 1, 2007; and one late report by each of Messrs. Frenkel, Herzog, Sandler and Tse reflecting the acquisition of 2,016 restricted stock units (RSUs), 630 RSUs, 15,311 RSUs and 22,404 RSUs, respectively, on December 13, 2007; and 19 late reports by individuals and entities in the Starr Group reflecting the acquisition of an aggregate of 3,852,038 shares and the disposition of an aggregate of 5,704,064 shares resulting from 61 transactions.

RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Co-Investments with AIG

AIG has established employee investment funds to permit selected employees to participate alongside AIG’s merchant banking, venture capital and similar funds. This fund has a fee structure that is generally more favorable than that offered by AIG to non-employees. Three of AIG’s current executive officers have invested in this fund. There were no distributions from this fund in 2007. A named executive invested in a similar fund, the SunAmerica Venture Fund 2000, LP, and received tax distributions related to such fund in 2007. See the 2007 Summary Compensation Table, note 6 in “2007 Compensation”.

Related-Party Transactions Approval Policy

The Board of AIG has adopted a related-party transaction approval policy. Under this policy, any transaction that involves more than $120,000 and would be required to be disclosed in AIG’s Proxy Statement, between AIG or any of its subsidiaries and any director or executive officer, or their related persons, must be approved by the Nominating and Corporate Governance Committee. In determining to approve a related-party transaction, the Nominating and Corporate Governance Committee will consider:

•

whether the terms of the transaction are fair to AIG and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or employee of AIG;

•	whether there are demonstrable business reasons for AIG to enter into the transaction;

•	whether the transaction would impair the independence of a director; and

•

whether the transaction would present an improper conflict of interest for any director, executive officer or employee of AIG, taking into account the size of the transaction, the overall financial position of the director, executive officer or employee, the direct or indirect nature of the interest of the director, executive officer or employee in the transaction, the ongoing nature of any proposed relationship, and any other factors the Nominating and Corporate Governance Committee or its chairman deems relevant.

EXECUTIVE COMPENSATION

COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE REPORT

The Compensation and Management Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Frederic W. Cook & Co. has also reviewed and discussed the Compensation Discussion and Analysis with management and outside counsel on behalf of the Compensation and Management Resources Committee. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into AIG’s Annual Report on Form 10-K for the year ended December 31, 2007.

Compensation and Management Resources Committee
American International Group, Inc.

Marshall A. Cohen, Chairman
Fred H. Langhammer
James F. Orr III
Virginia M. Rometty
Robert B. Willumstad, ex-officio
Frank G. Zarb, non-voting member

COMPENSATION DISCUSSION AND ANALYSIS

AIG’s compensation decisions for 2007 reflect the extraordinary market conditions in 2007 which significantly affected AIG’s financial performance for the year. AIG’s net income for 2007 was $6.20 billion or $2.39 per diluted share, compared to $14.05 billion or $5.36 per diluted share year for 2006. Included in 2007 net income were charges of approximately $11.47 billion pretax ($7.46 billion after tax) for a net unrealized market valuation loss related to the AIG Financial Products Corp. (AIGFP) super senior credit default swap portfolio. 2007 results also included significant net realized capital losses, primarily from other-than-temporary impairment charges.

The Committee determined that compensation should reflect these conditions on a graduated basis, with the performance compensation of more senior executives being more substantially affected. Accordingly, the Committee significantly reduced the annual cash bonuses for AIG’s Chief Executive Officer, Chief Financial Officer and the senior executives with direct responsibility for Financial Services and Asset Management operations to reflect the impact on AIG of the results of those operations. In addition, the Committee negatively adjusted the Partners Plan earnout for the 2006-2007 performance period, with AIG’s most senior executive team receiving a larger negative adjustment than other executives. As a general matter, however, the Committee determined that the AIGFP unrealized market valuation losses in 2007 (and future reversals of such losses) would not be taken into account in determining the financial metrics applicable to the general bonus pool for AIG’s senior executives or the amounts earned under AIG’s long-term compensation plans. The Committee determined that it was more consistent with AIG’s expectations, and appropriate given the manner in which AIG’s long-term compensation plans operate, to reflect any credit impairment losses on the AIGFP super senior credit default swap portfolio realized by AIGFP if and when they are incurred.

The Committee’s decisions with respect to 2007 are discussed in more detail under the heading “Compensation Decisions for 2007” below.

Objectives and Design of Compensation Framework

AIG’s compensation framework is designed to attract, motivate and retain key employees. The Committee’s philosophy for achieving these goals was to:

•

Emphasize “at risk” elements of compensation through the use of awards that will have value if AIG produces strong financial performance and shareholder returns during current and subsequent performance periods.

•

Foster an owner/management culture through a partnership compensation approach that recognizes career milestones and ensures senior management accountability for a variety of company-wide strategic goals.

•

Align the long-term economic interests of key employees with those of shareholders by ensuring that a substantial component of each key employee’s compensation and net worth is represented by AIG Common Stock.

•	Centralize administration and control over individual compensation components.

Multiple components reward balanced short-term and long-term performance. The nature of AIG’s businesses requires its compensation programs to take a balanced approach to short-term and long-term performance and to different types of long-term performance. AIG’s compensation framework for the executives named in the 2007 Summary Compensation Table in “2007 Compensation” (named executives) uses four performance-based components to emphasize the mix of performance measures that AIG believes need to be addressed to deliver shareholder value: (1) annual cash bonuses, (2) time-vested equity awards, (3) performance-based restricted stock units (Performance RSUs) under the Partners Plan and (4) long-term performance cash awards under the Senior Partners Plan. The primary elements of performance rewarded by these components are:

•

Growth in adjusted net income and return on equity are yearly financial metrics considered in setting the annual cash bonus pool for employees at the Senior Partner level. The annual bonus pool is also affected by company performance against non-financial strategic and operational goals.

•	Growth in adjusted net income (earnings) per share is the performance measure used to determine the number of Performance RSUs earned under the Partners Plan and is measured over two-year periods.

•	Growth in adjusted book value per share is used to determine the value of long-term performance cash awards under the Senior Partners Plan and is measured over three-year periods.

•	Growth in market price of AIG Common Stock determines the value of time-vested equity awards and affects the value of Performance RSUs earned under the Partners Plan.

The three long-term components (time-vested equity awards, Partners Plan and Senior Partners Plan) provide a hierarchy of reward opportunities that match key points in career growth, with employees progressing on the basis of performance from participating in time-vested equity-based awards, to becoming a “Partner” in the management group and, for select key employees, advancing to a “Senior Partner” level. Approximately 8,000 of AIG’s approximately 116,000 employees receive time-vested equity grants, approximately 700 participate in the Partners Plan and approximately 70 are Senior Partners. All of the named executives are Senior Partners.

The three long-term components were designed to utilize different weightings of financial performance and share price performance. The value of time-vested equity awards is entirely dependent on the market price of AIG Common Stock. The value ultimately realized from an award under the Partners Plan depends on both AIG’s financial performance (which determines the number of Performance RSUs earned) and the market price of AIG Common Stock (which determines the value of each Performance RSU earned under the plan). Finally, the value of an award under the Senior Partners Plan is entirely dependent on AIG’s financial performance (growth in adjusted book value per share) and is not affected by the market price of AIG Common Stock.

AIG’s long-term compensation framework fulfills two principal objectives. First, it ensures that AIG, under the management of a group of Senior Partners, must achieve a variety of performance goals to realize the full value of long-term awards. Second, multiple performance goals provide a balance of financial and market incentives covering annual, mid-term and long-term measurement periods.

The Committee considers the value of annual compensation opportunities, long-term cash-based compensation opportunities and long-term equity-based compensation opportunities and compares these values to the similar opportunities that AIG’s Senior Partners historically have received. This approach is reevaluated periodically to ensure that it is consistent with the objectives of AIG’s compensation framework. In addition, the opportunities that Messrs. Sullivan and Bensinger were eligible to receive in 2007 were determined in part by the terms of their employment agreements.

Compensation Components

AIG divides compensation components into two general categories: direct compensation and indirect compensation. For employees at the Senior Partner level in 2007 (which includes all of the named executives), these components were:

Direct Compensation

•	Base salary

•	Annual cash bonus

•	Time-vested grants of equity in the form of stock options and RSUs

•	Performance RSUs granted under the Partners Plan, based on two-year growth in adjusted earnings per share

•	Long-term performance cash awards granted under the Senior Partners Plan, based on three-year growth in adjusted book value per share

Indirect Compensation

•	Retirement benefits

•	Perquisites

•	Welfare benefits

•	Termination benefits

Direct Compensation Components

Base salary. Senior Partners, including the named executives, receive a relatively small portion of their overall compensation as base salary. The Committee intends to pay base salary at a reasonable range around the market median, based on demonstrated performance, responsibilities, tenure (including historic salary levels) and individual experience. Base salaries are set at or below $1 million in order to be tax-deductible.

Annual cash bonus. Annual cash bonuses are intended to reward overall AIG, business unit and individual performance during the year. The bonus paid to each participant in the executive bonus pool is generally based on an assessment of business unit performance and individual performance for the year, taking into account the individual’s target bonus level for the year.

In addition, to provide the overall AIG performance element, the Committee establishes the annual executive bonus pool for participants (excluding the Chief Executive Officer) at the beginning of the year based on a total bonus level intended to be comparable to market competitors. The annual pool is adjusted by the Committee at year-end within a range of 0 to 150 percent based on AIG’s overall results relative to the current year’s performance objectives, the prior year’s performance, market conditions and estimated performance of competitors. This adjusted pool amount acts as a ceiling for the total annual bonuses to participants and provides an overall AIG performance component.

Time-vested grants of stock options. AIG provides long-term equity-based compensation through time-vested equity grants. AIG generally grants time-vested RSUs to employees below the Senior Partner level and grants time-vested option awards to Senior Partners. The Committee has determined to grant options to Senior Partners because options have value only if market price appreciates, providing a significant performance component that is directly aligned with the market value of AIG’s stock.

AIG options are granted with an exercise price equal to the closing sale price of AIG Common Stock on the NYSE on the date of grant. In 2007, the Committee followed its regular practice of making its yearly grant of time-vested equity-based awards at its December meeting. For 2008, the Committee plans to make its yearly grant of time-vested equity-based awards at a meeting during the first quarter of 2009 rather than in December 2008. For new hires, promotions and retention purposes, the Committee also granted equity-based awards, primarily time-vested RSUs, at its meetings throughout the year. The authority to grant equity-based awards to employees other than Senior Partners and executives under the purview of the Committee has been delegated to any two of the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer, acting jointly.

Time-vested grants of RSUs. Historically, AIG paid quarterly cash bonuses to certain employees, including the named executives. These quarterly cash bonuses also included cash compensation opportunities previously provided by SICO and Starr. In November 2007, the Committee approved changes to the quarterly cash bonus program as part of a transition away from this component of compensation. As of January 1, 2008, salaries of participating employees other than Mr. Sullivan were adjusted to include up to $100,000 of the amounts previously paid as quarterly cash bonuses. Those employees whose quarterly cash bonuses had been in excess of $100,000 per year were given the opportunity to elect to receive annual grants of time-vested RSUs with a value equal to 125 percent of the excess cash bonus amount. Once made, such election is irrevocable. Those employees not electing to receive RSUs will continue to receive quarterly cash bonuses of the amount in excess of $100,000 and will have a yearly opportunity to make the election to receive RSUs instead. The Committee expects to periodically review this arrangement to determine whether employees will continue to receive quarterly cash bonuses in future years. While options continue to be the primary component of time-vested equity compensation for employees at the Senior Partner level, the use of time-vested RSUs provides an additional retention incentive and further aligns recipients of the grants with AIG’s shareholders. Because these RSUs are not subject to the Executive Incentive Plan, they may not be tax-deductible. See “Executive Incentive Plan.”

Performance RSUs granted under the Partners Plan. The Committee grants Performance RSUs each year to participants in the Partners Plan. The number of Performance RSUs earned by a Partner will depend on growth in AIG’s adjusted earnings per share over a two-year performance period relative to pre-established goals and will range from 0 to 150 percent of the Partner’s “target” award. Grants of Performance RSUs under the Partners Plan do not guarantee that compensation will be earned. Performance RSUs will be forfeited, and no shares will be earned, if growth in AIG’s adjusted earnings per share falls below a minimum or “threshold” level over a two-year performance period (unless the Committee uses the discretion provided by the Plan to adjust plan formulas). Twenty-five percent of Performance RSUs granted will be earned if performance is at the “threshold” level, 100 percent will be earned if performance is within a “target” corridor of performance and 150 percent will be earned if performance is at or above the “maximum” level, with amounts determined on a straight-line basis between “threshold”, “target” and “maximum” levels.

In establishing performance goals for earning Performance RSUs for the 2008-2009 performance period (2008 Performance RSUs), AIG management recommended that “target” levels be long-term aspirational in nature, with the expectation that once established, such “target” levels would change infrequently rather than on a regular basis. The Committee established a threshold level of four percent growth in AIG’s adjusted earnings per share, a target performance corridor of 10 percent to 12 percent growth in AIG’s adjusted earnings per share and a maximum level of 16 percent growth in AIG’s adjusted earnings per share for the 2008 Performance RSUs. These targets have been used for each of the performance periods applicable to the Partners Plan awards granted to date, have been disclosed in the limited context of AIG’s compensation programs and should not be understood to be estimates of future results or other guidance. AIG specifically cautions investors not to apply these targets to other contexts. For a discussion of the Committee’s assessment of management’s performance in 2007 and the Performance RSUs earned for the 2006-2007 performance period, see “Compensation Decisions for 2007” below.

Vesting. Performance RSUs earned under the Partners Plan for the two-year performance period ended December 31, 2007 (2006 Performance RSUs) were converted to time-vested RSUs and will vest in two equal installments promptly after the fourth and sixth anniversaries of the first day of the performance period. The same vesting schedule will apply to any Performance RSUs earned for the 2007-2008 performance period (2007 Performance RSUs). Beginning with the 2008 Performance RSUs, the Committee decided to shorten the vesting schedule so that the earned time-vested RSUs will vest promptly after the third and fourth anniversaries of the first day of the performance period. In establishing this new vesting schedule, the Committee believed that the vesting schedule would assist in recruitment efforts and in promoting Partner retention, given competitive market practice. Any unvested Performance RSUs generally will be forfeited if the participant ceases employment with AIG.

Long-term performance cash awards granted under the Senior Partners Plan. The Committee grants participants in the Senior Partners Plan units (referred to as Senior Partner Units) that determine their share of an aggregate incentive pool. The aggregate incentive pool for each year is based on a weighted average of the growth in AIG’s adjusted book value over a three-year period, determined by multiplying the percentage growth in adjusted book value per share during each year by adjusted book value at the beginning of the year. Accordingly, the Senior Partners Plan provides long-term incentive compensation based on factors that are not share price-related.

Currently, up to 0.85 percent of the yearly growth in AIG’s adjusted book value is available for the incentive pool under the Senior Partners Plan. This amount has been used for each of the performance periods for the Senior Partners Plan awards granted to date. A maximum of 30,000 Senior Partner Units are available for awards to Senior Partners each year. The value per Senior Partner Unit at the end of each year is determined by dividing 0.85 percent of the weighted-average growth in book value for the three-year period then ending by 30,000.

Senior Partners also participate in the Partners Plan and therefore are aligned with the Partners in achieving the performance targets of that plan. In addition, no value will be earned under the Senior Partners Plan for the performance period ending in any year in which no Performance RSUs are earned under the Partners Plan for the performance period ending that year. As a result, there will not be a year in which Senior Partners accrue compensation under the Senior Partners Plan, but Partners do not earn time-vested RSUs under the Partners Plan.

Continued participation in the Senior Partners Plan is evaluated by the Committee each year based on each Senior Partner’s level of performance and accountability. The number of Senior Partner Units awarded each year is based on the participant’s Senior Partner Units for the prior year. Significant year-to-year variability is not expected.

Vesting. For Senior Partners Plan performance periods ending through December 31, 2007, the value accrued in respect of each Senior Partner Unit was deferred and will be paid in cash in two equal installments promptly after the fourth and sixth anniversaries of the beginning of the final year of a performance period. The Committee decided to shorten the vesting schedule beginning with the 2006-2008 performance period, so that the earned Senior Partner Units will vest promptly after the third and fourth anniversaries of the first day of the beginning of the final year of the performance period. In establishing this vesting schedule, the Committee believed that the vesting schedule would assist in promoting retention of AIG’s most senior executives, given competitor market practice. Any unvested Senior Partner Units generally will be forfeited if the participant ceases employment with AIG.

Indirect Compensation Components

Retirement benefits. AIG provides a number of retirement benefits to eligible employees, including both traditional pension plans (called defined benefit plans) and contribution plans (such as 401(k) plans).

Defined benefit plans. AIG’s defined benefit plans include a tax-qualified pension plan, the Excess Retirement Income Plan and the Supplemental Executive Retirement Plan (SERP). Each of these plans provide for a yearly benefit based on years of service and the employee’s salary over a three-year period. The Excess Retirement Income Plan is designed to pay the portion of the benefit under the tax-qualified plan that is not payable under that plan due to restrictions imposed by the Code. The SERP provides for a different, generally higher benefit to a small number of key employees selected by the Board, but this benefit is offset by payments under the tax-qualified plan and the Excess Retirement Income Plan. These plans and their benefits are described in greater detail in “Post-Employment Compensation—Pension Benefits.” AIG believes that these plans provide substantial retention and competitive advantages.

Mr. Sullivan also participated in AIG’s United Kingdom pension plan during his years of service in the United Kingdom, as described in greater detail in “Post-Employment Compensation—Pension Benefits.”

Defined contribution plans. AIG’s defined contribution plans include a tax-qualified plan (401(k)), the Supplemental Incentive Savings Plan (SISP) and the Executive Deferred Compensation Plan (EDCP). The 401(k) plan and the SISP, which is designed to allow “highly compensated” employees to defer up to an additional $11,500 of annual compensation on a basis that is not tax-qualified, allow participants to receive credited earnings based on the returns of externally managed mutual funds among which participants may choose. Designated key employees may also participate in the EDCP, under which participants may defer higher amounts and receive credited earnings based on the returns of a different, smaller set of externally managed mutual funds. These plans are described in greater detail in “Post-Employment Compensation—Nonqualified Deferred Compensation.” AIG matches participants’ contributions to the 401(k) plan up to the annual maximum contribution limit of $15,750, but does not otherwise provide matching contributions to the SISP or the EDCP.

Mr. Tse participates in a different defined contribution plan in connection with his years of service in Hong Kong, as described in greater detail in “Post-Employment Compensation—Nonqualified Deferred Compensation.”

Perquisites. To facilitate the performance of their management responsibilities, AIG provides certain key employees with automobile allowances and parking, financial and tax planning and club memberships and recreational opportunities.

As a result of recommendations in independent third-party security studies, AIG’s Board policy requires Mr. Sullivan, his spouse and his children under the age of 18 to use corporate aircraft for personal travel. In addition, AIG’s Board has determined to provide Mr. Sullivan with a dedicated automobile and driver and has provided security enhancements for Mr. Sullivan’s home, both as the result of an outside security review. In addition, AIG provides Mr. Tse with an automobile and driver and pays a portion of his living expenses, consistent with benefits AIG provides to certain other senior executives living in Hong Kong. In March 2008, AIG resolved certain foreign payroll tax obligations relating to amounts paid to employees by AIG and its affiliates in overseas jurisdictions prior to 2007. Under these arrangements, AIG made payments to the Hong Kong taxing authority on behalf of affected AIG employees based in Hong Kong, including Mr. Tse.

AIG has not historically had a formal perquisite policy, although the Committee reviewed perquisites for AIG’s key employees in 2007. AIG believes the perquisites are reasonable in comparison to those typically provided by peer companies and that perquisites constitute a small component of total compensation for each named executive. The Committee’s review of AIG’s practices with respect to perquisites is ongoing.

Welfare and other indirect benefits. AIG senior executives participate in the same broad-based health, life, and disability benefit programs as its other employees.

Termination benefits and policies. For the past three years, AIG has provided severance benefits to its senior executives, including the named executives. As previously noted, the Committee reviewed AIG’s severance arrangements in light of their scheduled expiration in 2008. As a result of this review, the Committee determined in March 2008 to revise and extend these arrangements as described below.

Employment agreements and executive severance plan. In connection with the promotions of Messrs. Sullivan and Bensinger in March 2005, the Committee negotiated a three-year employment agreement with each executive. In March 2008, the Committee determined to extend the term of these employment agreements by one year, until March 13, 2009.

The agreements have a fixed term and provide for assurances as to position and responsibility, the structure of compensation for the term of the agreement and, in specified circumstances, severance payments. The agreements also contain non-competition and non-solicitation covenants that would apply on any separation during the term. The Committee believes the agreements are consistent with competitive market practice and determined that a one-year extension at this time was appropriate in light of the retention benefits the agreements provide and in light of the benefit that AIG receives from extension of the restrictive covenants.

In 2005, the Committee also established a plan that provided severance payments and benefits to a select group of AIG employees, including the other named executives. This plan was replaced by an expanded Executive Severance Plan (ESP) in March 2008. The ESP will continue in effect until it is terminated by the Committee, subject to 12 months notice and a minimum term of two years. The Committee believed that it was appropriate to establish a consistent level of severance benefits at this time to attract and retain talent.

The ESP extends to all U.S.-based participants in the Partners Plan, who would be eligible for severance payments and benefits if terminated by AIG without “cause.” ESP participants who are both Senior Vice Presidents or higher and are participants in the Senior Partners Plan are also eligible for termination payments and benefits on termination by the participant for “good reason.”

In the event of a qualifying termination, the participant will be eligible for a severance period that is based on the executive’s seniority or length of service. All of the named executives would have a severance period of two years (which is the maximum for any current participant in the plan).

During the severance period, the executive is eligible to receive an annual amount equal to the sum of salary, annual quarterly bonuses and three-year-average performance-based bonuses. In addition, unvested long-term awards (including options, Performance RSUs earned under the Partners Plan for prior performance periods and earned amounts under the Senior Partners Plan) that would have vested during the severance period will vest as if the executive had continued to be employed during that time. The ESP does not provide for “golden parachute” or other tax gross-up payments.

While their employment agreements are in effect, Messrs. Sullivan and Bensinger do not participate in the ESP. However, as part of the March 2008 extension of their respective employment agreements, each executive was made eligible for continued vesting of long-term awards upon termination of employment as if he participated in the ESP.

To receive post-employment benefits under any of the individual employment agreements, the prior severance plan or the ESP, employees must execute a release of claims and comply with non-competition and non-solicitation covenants.

Termination and retirement provisions in long-term awards. AIG’s normal retirement age is 65. For employees who retire after reaching normal retirement age, time-vested equity-based awards (other than RSUs granted in lieu of quarterly cash bonuses) will generally vest upon retirement. Additionally, earned but unvested

SICO benefits and earned but unvested awards under the DCPPP, the Partners Plan and the Senior Partners Plan will generally vest and be delivered shortly thereafter. For employees who retire during a performance period under the Partners Plan or the Senior Partners Plan, a pro-rated portion of the award that is ultimately earned will vest at the end of the performance period. Additionally, a pro-rated portion of time-vested RSU awards may vest upon Committee-approved early retirement after reaching age 55 but before reaching age 65.

Other than as provided in the ESP and the employment agreements, no other severance protection applies to long-term compensation. With the approval of the Committee, outstanding vested options generally may be exercised for three months after a termination of employment, but only to the extent those options were exercisable as of the termination date.

No change-in-control benefits. None of AIG’s compensation components has a change-in-control trigger. AIG’s equity plans and the Senior Partners Plan do not accelerate vesting on a change-in-control, and the ESP does not provide for special severance or similar rights as a result of a change in control. However, payments owed to an employee on termination may be subject to an additional “golden parachute” excise tax under the Code if they follow a change-in-control of AIG. Mr. Sullivan’s and Mr. Bensinger’s employment agreements provide that, if any payments or benefits are subject to this excise tax, AIG will increase the payment or benefit so that the executive is not affected by the tax.

Compensation Decisions for 2007

As noted above, the Committee’s decisions with respect to 2007 compensation for the named executives reflect the extraordinary market conditions in 2007 which significantly affected AIG’s financial performance for the year. In reporting AIG’s earnings, Mr. Sullivan characterized the results as “clearly unsatisfactory” and, as a consequence, the Committee reduced incentive compensation earned on a graduated basis.

The Committee believed that reductions should most significantly affect AIG’s most senior executive team and the executives with direct responsibility for Financial Services and Asset Management operations and that a broader group of key employees also should be affected to a lesser extent. At the same time, the Committee’s decision to use the discretion available to it under the Partners Plan and the Senior Partners Plan to allow Performance RSUs and Senior Partner Units to be earned under these plans, notwithstanding the effect of unrealized market valuation losses on AIG’s 2007 financial results, was designed to acknowledge the efforts of key employees during 2007 and aid in retention while continuing management’s alignment with shareholders.

The following supplemental table shows the changes from 2006 to 2007 in the amount of year-end performance-based compensation earned by each named executive.

Year-End Performance-Based Compensation Earned

		Year-end Cash Bonus	Year-end Option Award	Performance- based RSUs Earned(1)	Senior Partners Plan(2)
Name	Year		($ Fair Value on Date of Grant)	($ Value as of Year-end)	($ Earned)	Total
Martin J. Sullivan	2007	$2,500,000	$3,000,012	$1,342,066	$5,434,000	$12,276,078
	2006	$9,000,000	$4,130,000	$4,586,240	$5,783,750	$23,499,990
Steven J. Bensinger	2007	$700,000	$1,255,200	$671,033	$2,717,000	$5,343,233
	2006	$2,500,000	$1,215,400	$2,293,120	$2,065,625	$8,074,145
Edmund S.W. Tse	2007	$600,000	$1,255,200	$1,342,066	$4,754,750	$7,952,016
	2006	$600,000	$1,416,000	$4,586,240	$5,783,750	$12,385,990
Robert M. Sandler	2007	$175,000	$732,200	$943,760	$3,056,625	$4,907,585
	2006	$190,000	$826,000	$2,866,400	$3,718,125	$7,600,525
Jay S. Wintrob	2007	$1,000,000	$1,255,200	$1,006,550	$2,717,000	$5,978,750
	2006	$1,000,000	$1,416,000	$3,439,680	$2,478,750	$8,334,430
Win J. Neuger	2007	$425,000	$1,255,200	$1,140,756	$2,377,375	$5,198,331
	2006	$815,000	$1,416,000	$3,898,304	$2,891,875	$9,021,179

(1)

Amounts in this column change from year to year as a result of three factors: (1) change in value of AIG Common Stock at year-end, (2) change in the percentage of target awards earned and (3) change in grant levels. In particular, Performance RSUs earned in 2007 represented the transition to annual grant cycles from the two-year cycle of the prior plans.

(2)

Amounts in this column change from year to year as a result of two factors: (1) change in the amount earned per Senior Partner Unit and (2) changes in the number of Senior Partner Units awarded to each named executive. In particular, Mr. Sullivan and Mr. Bensinger both were awarded additional Senior Partner Units for 2007.

Performance objectives. Based on recommendations from Mr. Sullivan, the Committee established annual performance objectives for 2007. The objectives pertained to financial performance (based on growth in adjusted net income and return on equity, both in absolute terms and relative to competitors); articulation of business strategy; improving internal controls and cost savings; diversity; and organization management. The Committee determined not to establish a particular formula for evaluating performance, and the objectives were not weighted. The Committee concluded that AIG would be best served with a discretionary approach in light of the fact that the long-term incentive components of its compensation program are formula-based.

The Committee evaluated the performance of AIG and its key employees against these objectives at its December 2007 meeting. At the meeting, the Committee granted Performance RSUs and Senior Partner Units for 2008 and options for 2007 and made preliminary year-end decisions on 2008 base salaries and 2007 annual bonuses for the named executives and other executives under its purview (other than Mr. Sullivan), subject to further review when AIG’s 2007 financial results became available. The Committee deferred making 2008 Partners Plan and Senior Partners Plan grants to Mr. Sullivan until the March meeting, as part of its plan to begin granting all performance-based awards at that time of year. However, the Committee made Mr. Sullivan’s year-end option grant at the same time options were granted to other Senior Partners so that the exercise price of the awards would be the same.

In March 2008, the Committee finalized its decisions with respect to the 2007 annual bonuses for the named executives and other executives under its purview. The Committee also made a final evaluation of Mr. Sullivan’s performance based on an evaluation of actual 2007 results and made year-end decisions on Mr. Sullivan’s 2007 annual bonus and 2008 Performance RSUs and Senior Partner Units at that time. Decisions regarding Mr. Sullivan’s annual compensation were subject to ratification by the Board, which occurred at the Board’s meeting on March 12, 2008.

Cash bonuses. In November 2007, the Committee approved 2007 bonus funding at 110% of target. Based on AIG’s results for the year, the Committee awarded Mr. Sullivan a year-end cash bonus of $2,500,000 and, based on his recommendation, awarded the other named executives the bonus amounts set forth in the preceding table.

Awards to Messrs. Sullivan and Bensinger took into account target performance-based compensation values set under their employment agreements. For 2007, Mr. Sullivan’s target performance-based bonus was $5,000,000. The Committee awarded Mr. Sullivan a year-end performance-based bonus of $2,500,000. The Committee determined that Mr. Sullivan’s bonus would reflect the unrealized market valuation losses related to AIGFP’s portfolio of super senior credit default swaps and the related material weakness in internal control described in AIG’s Annual Report on Form 10-K. The Committee considered and discussed AIG’s belief that except to the extent of any credit impairment losses, the AIGFP unrealized market valuation losses will reverse over the life of the portfolio. The Committee discussed that, to the extent those losses are reversed into income in the future, the Committee would take such reversals into account with respect to Mr. Sullivan’s bonus for the relevant year (which could result in a bonus above any maximum that would otherwise be applicable). Together with the $1,125,000 in quarterly bonuses required by his employment agreement, Mr. Sullivan’s 2007 bonuses totaled $3,625,000.

For 2007, Mr. Bensinger’s target performance-based bonus was $1,400,000. After consideration of Mr. Sullivan’s recommendation, the Committee awarded Mr. Bensinger a year-end performance-based bonus of $700,000. As discussed above, the Committee determined that, like the award made to Mr. Sullivan, Mr. Bensinger’s bonus would reflect the AIGFP unrealized market valuation losses and related material weakness as well as his contributions to AIG’s financial and non-financial goals and his level of responsibility within AIG. The Committee discussed that, similarly to their thoughts with respect to Mr. Sullivan, future reverses of such losses into income will be taken into account with respect to Mr. Bensinger’s bonus amounts for the relevant year. Together with $750,000 in quarterly bonuses required by his employment agreement, Mr. Bensinger’s 2007 bonuses totaled $1,450,000.

The Committee determined that Mr. Neuger’s bonus would reflect the effect on AIG’s results of the realized and unrealized capital losses suffered by AIG’s investment portfolios, as well as his contributions to AIG’s financial and non-financial goals, including, specifically, the performance of AIG’s asset management operations. Following its assessment, the Committee awarded Mr. Neuger a year-end performance-based bonus of $425,000, well below his target bonus. To the extent AIG’s losses are recovered through investment income in future years, the Committee has indicated that it will take that factor into consideration in future years. Together with the $798,000 paid to him in quarterly bonuses, Mr. Neuger’s 2007 bonuses totaled $1,223,000.

The year-end performance based bonuses paid to Messrs. Tse, Sandler and Wintrob were based upon their contributions to AIG’s financial and non-financial goals, including, specifically for Mr. Tse, the performance of AIG’s life insurance operations, specifically for Mr. Sandler, the performance of AIG’s domestic personal lines operations, and specifically for Mr. Wintrob, the performance of AIG’s retirement services operations, consistent with prior years. Additionally, see “2007 Grants of Plan-Based Awards” for a description of time-vested RSUs granted to Messrs. Tse and Sandler in lieu of quarterly bonus payments.

Grants of time-vested stock options. For 2007, Mr. Sullivan received an option award of 143,404 shares compared to 175,000 shares in 2006. The 2006 option award had been increased to reflect AIG’s strong performance that year and the fact that Mr. Sullivan had historically received small option awards. The Committee views the $3 million value of the 2007 option award as a more customary amount.

Year-end option awards in 2007 for the other named executives were largely consistent with 2006 year-end option awards. However, upon the recommendation of Mr. Sullivan, Mr. Bensinger’s year-end option award increased from 51,500 shares in 2006 to 60,000 shares in 2007 to bring his award level in line with that of other senior executives.

Performance RSUs earned under the Partners Plan. Performance RSUs for the 2006-2007 performance period were earned at 119.9 percent of target for members of AIG’s Group Executive Committee, which is AIG’s most senior management group, and at 134.9 percent of target for the other Partners Plan participants. The earned Performance RSUs will vest in two equal installments in 2010 and 2012.

In calculating AIG’s adjusted earnings per share for purposes of the 2006-2007 performance period under the Partners Plan, the Committee used the discretion included in the plan to make adjustments in addition to those provided in the plan definitions. First, the Committee excluded extraordinary losses that were incurred in 2005 (including reserve and settlement charges) in determining adjusted earnings per share for the 2005 base year. These adjustments increased adjusted earnings per share for 2005, and thereby raised the performance requirement for 2006 and 2007. The Committee determined that limiting the effect of these items gave a more accurate picture of growth over this period.

Second, the Committee excluded the unrealized market valuation losses attributable to the AIGFP super senior credit default swap portfolio in determining adjusted earnings per share for 2007. The Committee determined that it was more appropriate to reflect any credit impairment losses relating to this AIGFP portfolio in the calculations under the plan for the years in which they are realized and not to reflect either the 2007 unrealized market valuation losses or any future reversals of those losses in the calculations. If all 2007 unrealized market valuation losses had been included, the Partners Plan would have been affected for multiple cycles because the losses would have eliminated growth in adjusted earnings per share for 2007 and significantly reduced average growth for the 2007-2008 performance period. Moreover, 2007 would have been an exceptionally low base year for the 2008-2009 performance period and any subsequent reversals of the 2007 unrealized market valuation losses could significantly increase adjusted earnings per share for that or any subsequent performance period. As a result, the number of Performance RSUs earned would be effectively disconnected from management performance for several performance periods.

Finally, in light of AIG’s 2007 results, the Committee determined that it would be appropriate to reduce amounts earned after giving effect to the preceding two adjustments. Accordingly, the Committee reduced the amounts earned by members of AIG’s Group Executive Committee by 20 percent and reduced the amounts earned by other participants by 10 percent. To determine 2007 adjusted earnings per share for purposes of determining amounts earned with respect to the 2007 and 2008 Performance RSUs, the Committee will use adjusted earnings per share as calculated giving effect to the earnout at 134.9 percent of target.

The Committee believes that the effect of its actions was to provide an award reflective of AIG’s overall financial results in 2007 and to ensure that Partners Plan participants will benefit from strong performance in future years.

Long-term performance cash awards earned under the Senior Partners Plan. In connection with the Committee’s exercise of its discretion to make adjustments to the definitions under the Partners Plan, the Committee also exercised its discretion to adjust the definition of adjusted book value as used in the formula for the Senior Partners Plan to exclude the effect of the AIGFP unrealized market valuation losses, although the effect of the unrealized decrease in value of the AIG investment portfolios was not excluded. As a result of the adjustments, the value of each Senior Partner Unit earned for the 2005-2007 performance period was $2,717, compared to $3,305 for each Senior Partner Unit earned for the 2004-2006 performance period. The Committee determined that the definition for adjusted book value for future performance periods would also be adjusted to assure that any income received from reversals of the AIGFP unrealized market losses is excluded, and that any credit impairment losses realized with respect to the AIGFP super senior credit default swap portfolio are included in the calculations.

Decisions regarding future compensation opportunities. The following supplemental table shows the compensation decisions the Committee has made regarding future compensation opportunities, comparing future compensation opportunities granted in 2006 with those granted in 2007. For 2007, salary increases were effective as of December 31, 2007, grants of Performance RSUs were for the 2008-2009 performance period and grants of Senior Partners Units were for the 2006-2008 performance period.

Compensation Opportunities Granted for Future Years

			Partners Plan	Senior Partners Plan
Name	Year	Year-end Salary Increase	(# of Performance RSUs Granted)	(# of Senior Partner Units Granted)
Martin J. Sullivan	2007	$0	38,400	2,000
	2006	$0	38,400	2,000
Steven J. Bensinger	2007	$150,000	25,000	1,250
	2006	$0	19,200	1,000
Edmund S.W. Tse	2007	$100,000	38,400	1,750
	2006	$0	38,400	1,750
Robert M. Sandler	2007	$100,000	24,000	1,125
	2006	$20,000	24,000	1,125
Jay S. Wintrob	2007	$100,000	31,200	1,000
	2006	$0	31,200	1,000
Win J. Neuger	2007	$58,000	33,600	1,000
	2006	$0	33,600	875

Base salaries. The Committee considered salary levels of the named executives at year-end, and salary levels generally remained at 2007 levels other than the increases in connection with the changes to the quarterly cash bonus program discussed above. In addition to a $100,000 increase for such changes, Mr. Bensinger’s salary was increased by $50,000 to bring his salary more in line with other senior executives.

Performance RSUs granted under the Partners Plan. For the named executives other than Mr. Bensinger, grants of 2008 Performance RSUs were made at the same level as 2007 Performance RSUs. Mr. Bensinger’s 2008 award increased from 19,200 Performance RSUs to 25,000 Performance RSUs to bring his award in line with other senior executives.

Long-term performance cash awards granted under the Senior Partners Plan. As described above, continued participation in the Senior Partners Plan is evaluated each year based on each Senior Partner’s level of performance and accountability, but substantial year-to-year variability is not expected. The Committee considered participation for awards for 2008 (the 2006-2008 performance period) at the end of 2007. Mr. Sullivan’s Senior Partner Units were 2,000, which is unchanged from 2007. Mr. Bensinger’s Senior Partner Units were increased from 1,000 for 2007 to 1,250 for 2008 to bring his total compensation into line with his internal and external peers. Mr. Neuger’s Senior Partner Units were increased from 875 to 1,000 for 2008 to bring him into line with his peer group within AIG.

Process for Compensation Decisions

The Compensation and Management Resources Committee determines the compensation of Mr. Sullivan, and the Board approves or ratifies the amounts to be awarded to him. Based on Mr. Sullivan’s recommendation, the Committee reviews and approves the compensation of the other key employees under its purview, which includes all of the other named executives. Nineteen employees are currently under the Committee’s purview. The Committee also makes recommendations to the Board with respect to AIG’s compensation programs for key employees and oversees AIG’s management development and succession planning programs.

Mr. Sullivan’s total compensation for 2007 is higher than that of the other named executives because the Committee has determined in its discretion that the amount awarded is commensurate with his greater responsibility for such management and oversight. There are no material differences in the compensation policies applicable to the named executives. The decisions made with respect to compensation of each named executive for 2007 were based on an individual assessment of the executive’s level of responsibility for the oversight and management of AIG’s businesses and the executive’s contribution to AIG’s performance. Furthermore, these decisions generally take the form of incremental increases and decreases in individual components of each named executive’s compensation. As discussed above, the incremental changes in the annual cash bonuses for 2007 for Messrs. Sullivan, Bensinger and Neuger differed significantly from those of Messrs. Tse, Sandler and Wintrob.

Independent consultant. To provide independent advice, the Committee has used the services of Frederic W. Cook & Co. since 2005. Senior consultants of the Cook firm regularly attend the Committee’s meetings and are instructed to provide independent, analytical and evaluative advice about AIG’s compensation programs for senior executives, including comparisons to industry peers and comparisons to “best practices” in general. The Cook firm responds on a regular basis to questions from the Committee and the Committee’s other advisors, providing their opinions with respect to the design and implementation of current or proposed compensation programs. The Cook firm has advised the Committee that the design and operation of compensation programs reflect a pay-for-performance compensation philosophy that is reasonable and competitive with companies in the financial services industry. Frederic W. Cook & Co. does not provide any other services to AIG or its management except with respect to director compensation.

Consideration of competitive compensation levels. In reviewing compensation decisions over the year and in making decisions about the compensation of the named executives, the Committee is provided with competitive market information. As a general matter, the Committee intends to position salary in a reasonable range around the market median. However, the Committee intends that total direct compensation opportunities, including Partners Plan and Senior Partners Plan awards, will be at or above the 75th percentile of the relevant market, based on achieved performance.

For compensation purposes, the Committee currently considers a competitor group of ten financial companies that is broader than the group of peer insurance companies used in AIG’s Annual Report on Form 10-K. These companies are listed below:

Allstate
American Express
Bank of America
Citigroup
HSBC Holdings
JPMorgan Chase
MetLife
Prudential Financial
St. Paul Travelers
Wells Fargo

The Committee believes that its current peer group provides an appropriate cross-section of industry and human-resource competitors with the global scope, market capitalization and operational complexity of AIG and with comparable compensation practices.

Consideration of prior years’ compensation. The cumulative amounts realizable from prior years’ equity-based and other long-term awards generally are not considered in determining the amount or the components of current year compensation. The Committee and AIG management believe that this approach is most consistent with the goal of motivating strong performance in each year by enabling key employees to continue to earn competitive compensation in exchange for achievement of annual and long-term financial and market goals.

Other Factors Affecting Compensation

Executive Incentive Plan. The Executive Incentive Plan (EIP), which AIG shareholders adopted in 2006, allows AIG to maximize the deductibility of compensation payments while allowing for the operation of annual bonuses, the Partners Plan and the Senior Partners Plan and for future compensation frameworks.

The EIP was adopted in response to Section 162(m) of the Internal Revenue Code (the Code), which prohibits companies from deducting more than $1 million annually of the compensation paid to their chief executive officer and four most highly compensated executive officers unless specific requirements are met. The

EIP is designed to meet these requirements and should allow AIG to deduct the full amount of performance-based compensation paid to these executive officers.

Under the EIP, each participating employee’s covered yearly maximum performance compensation is first determined based on AIG’s adjusted net income for the year. The Committee may then reduce a participant’s performance-based compensation to an amount that is less than the formula amount. Each year, the Committee designates a small group of key employees (fewer than 20) as participants in the EIP to ensure that the performance-based compensation ultimately paid to the named executives is covered. Each of AIG’s named executives currently participates in the EIP.

The Committee has designated the annual cash bonus program, the Partners Plan and the Senior Partners Plan as the components of performance-based compensation authorized by the EIP. In other words, after the EIP formula amount is established, the authorized performance-based compensation for each participant will be delivered through annual cash bonuses, Performance RSUs earned under the Partners Plan and long-term performance cash awarded under the Senior Partners Plan. If the total amount earned under these plans is less than the EIP formula amount, the Committee expects to pay only the amount earned (by using its authority under the plan to reduce the formula amount). If the total amount that would otherwise be earned under the annual cash bonus plan, the Partners Plan and the Senior Partners Plan would be more than the EIP formula amount, the total would be reduced to the EIP formula amount. Compensation attributable to the exercise of options is already deductible, so grants of options are not included under the EIP. The grant of RSUs in lieu of quarterly cash bonuses as described under “Direct Compensation Components—Time-vested grants of RSUs” also is not included in the EIP formula and therefore may not be tax-deductible.

The EIP sets each participant’s covered yearly maximum performance compensation at 0.3 percent of AIG’s adjusted net income for the year (which is generally AIG’s consolidated net income before FAS 133 gains and losses, realized gains or losses, changes in accounting treatment or tax laws and other extraordinary items). This level was established because AIG and the Committee believe that it will accommodate a wide range of future compensation decisions, including operation of the Partners Plan and the Senior Partners Plan, and therefore permit AIG to deduct the performance compensation it expects to pay to its named executives. The maximum amount of performance-based compensation that could be earned by each named executive under the EIP for 2007 was $27.9 million.

Although the Committee does not currently intend to do so, it has reserved the right to award to participants in the EIP other performance-based compensation outside of the EIP. This compensation may not be deductible in whole or in part.

Share ownership guidelines. In 2007, AIG adopted share ownership guidelines. These guidelines establish levels of ownership of AIG Common Stock at five times salary for the Chief Executive Officer and three times salary for other officers at the level of Senior Vice President and above. Until the guidelines are met, such officers are required to retain 50 percent of the shares of AIG Common Stock received upon the exercise of stock options or upon the vesting of RSUs granted by AIG. Shares held for purposes of the guidelines include stock owned outright by the officer or his or her spouse, stock earned based on performance criteria or contingently allocated that, in each case, remains subject to time-vesting conditions and stock held in trust for the benefit of the officer or his or her immediate family members.

Adjustment or recovery of awards. AIG’s compensation framework reserves discretion for the Committee to adjust earned compensation for a restatement of financial results. Both the Partners Plan and the Senior Partners Plan provide that the Committee can adjust outstanding awards for any restatement of financial results. The Senior Partners Plan specifically notes that adjustments may take into account the fact that prior vested awards may have been overpaid. No misconduct on the part of a participant is required for the Committee to exercise this authority. Because of the vesting periods, a substantial amount of each Senior Partner’s compensation is subject to these provisions.

AIG’s compensation framework also provides the Committee with specific authority to cancel certain awards if an employee engages in misconduct. Outstanding RSUs, including Performance RSUs granted under the Partners Plan, may be cancelled if an employee engages in any conduct detrimental to AIG, including any violation of applicable securities laws, any violation of any AIG policy concerning confidential or proprietary information and any disparagement of AIG.

Conclusion

AIG’s compensation framework is designed to retain and motivate key employees and to reward them for both individual and AIG performance. AIG believes that the actions it has taken appropriately reflect the performance of its executive team during 2007 and provide a suitable basis for evaluating performance against the challenges of 2008.

2007 COMPENSATION

Summary Compensation Table

The following tables contain information with respect to AIG’s Chief Executive Officer, Chief Financial Officer and four other most highly paid executive officers. See note 2 to the table below for an explanation of why AIG has included more than the required number of named executives. This presentation differs substantially from the manner in which AIG’s Compensation and Management Resources Committee administers the compensation of key employees. Please see the Compensation Discussion and Analysis for additional detail regarding the Committee’s compensation philosophy, practices and 2007 compensation decisions.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value(5)	All Other Compensation (6)	Total
Martin J. Sullivan	2007	$1,000,000	$3,625,000	$921,876	$2,448,490	$5,607,439	$30,021	$697,910	$14,330,736
President and Chief Executive Officer	2006	$1,000,000	$10,125,000	$1,370,657	$1,916,232	$5,838,656	$275,701	$703,432	$21,229,678
Steven J. Bensinger	2007	$751,923	$1,450,000	$598,408	$860,637	$2,786,927	$113,043	$35,274	$6,596,212
Executive Vice President and Chief Financial Officer	2006	$750,000	$3,250,000	$757,690	$617,358	$2,093,078	$108,143	$18,323	$7,594,592
Edmund S.W. Tse(7)	2007	$848,776	$1,863,963	$(470,227)	$2,597,852	$4,950,546	$0	$197,715	$9,988,625
Senior Vice Chairman—Life Insurance	2006	$848,776	$1,838,455	$3,729,295	$3,354,527	$5,860,619	$0	$193,060	$15,824,732
Robert M. Sandler	2007	$480,000	$973,750	$3,182,880	$2,216,572	$3,182,494	$144,577	$33,858	$10,214,131
Executive Vice President—Domestic Personal Lines	2006	$460,769	$988,750	$3,529,625	$1,023,798	$3,767,540	$106,960	$83,444	$9,960,886
Jay S. Wintrob	2007	$775,000	$1,742,500	$491,466	$1,590,733	$2,800,912	$81,942	$149,799	$7,632,352
Executive Vice President—Retirement Services	2006	$775,000	$1,742,500	$820,751	$1,716,783	$2,511,693	$74,837	$131,572	$7,773,136
Win J. Neuger	2007	$942,000	$1,223,000	$1,223,230	$1,571,908	$2,475,273	$285,971	$56,573	$7,777,955
Executive Vice President and Chief Investment Officer	2006	$942,000	$1,613,000	$1,499,042	$1,519,196	$2,930,309	$252,127	$33,070	$8,788,744

(1)	This column represents (1) annual performance cash bonuses and (2) payments under AIG’s quarterly bonus program.

(2)

This column represents the dollar amount recognized for financial statement reporting purposes (without regard to any estimate of forfeiture related to service-based vesting conditions) of outstanding stock-based awards under AIG’s stock option and stock incentive plans, the Partners Plan, the DCPPP and the SICO plans. The amount recognized for these awards was calculated using the assumptions described in Note 17 to the Consolidated Financial Statements included in AIG’s Annual Report on Form 10-K. In 2007, no compensation cost was recognized, and compensation cost recognized in 2006 was reversed, with respect to awards under the Partners Plan, because the performance threshold was not met. In March 2008, the Compensation Committee adjusted the Partners Plan definition of adjusted earnings per share for 2007 resulting in a new grant of these awards for accounting purposes. Assuming no change in employment status, amounts recognized in 2008 with respect to the 2006 and 2007 Performance RSUs for the named executives will be as follows: Sullivan—$434,288; Bensinger—$217,144; Tse—$1,202,329; Sandler—$803,837; Wintrob—$338,900; and Neuger—$374,418. AIG considers these amounts related to these Performance RSUs to be attributable to 2007 performance even though not expensed in 2007. If these amounts had been expensed in 2007, Mr. Neuger could have replaced Mr. Wintrob as the third most highly paid executive officer other than AIG’s Chief Executive Officer and Chief Financial Officer. Compensation information is therefore presented for both Mr. Neuger and Mr. Wintrob throughout the compensation tables. See the Stock Awards table below for additional detail regarding the amounts recognized in this column.

(3)

This column represents the dollar amount recognized for financial statement reporting purposes (without regard to any estimate of forfeiture related to service-based vesting conditions) of options granted from 2002 to 2007 under AIG’s stock option and stock incentive plans. The amount recognized for these awards was calculated based on AIG’s binomial option-pricing model, using the assumptions described in Note 17 to the Consolidated Financial Statements included in AIG’s Annual Report on Form 10-K.

(4)

This column represents (1) long-term cash performance awards earned but unvested under the Senior Partners Plan and (2) quarterly cash payments under previously earned (but unvested) Senior Partners Plan awards.

(5)

This column represents the total change of the actuarial present value of the accumulated benefit under all of AIG’s defined benefit and actuarial pension plans. These plans are described in “Post-Employment Compensation—Pension Benefits.”

(6)

This column includes the incremental costs of perquisites and benefits, life insurance premiums paid by AIG for the benefit of the named executives and matching contributions by AIG under its 401(k) plan and the defined contribution plan in which Mr. Tse participates in Hong Kong. These matching contributions include the following amounts in 2007: Sullivan—$15,750; Bensinger—$4,500; Tse—$105,911; Sandler—$15,750; Wintrob—$15,750; and Neuger—$15,750. The amount shown for Mr. Wintrob in this column also includes special tax distributions of $56,623 in 2007 and $27,795 in 2006 related to his investment in an employee co-investment fund, SunAmerica Venture Fund 2000, LP. See the Perquisites and Benefits table below and “Nonqualified Deferred Compensation” for additional detail regarding the amounts in this column.

(7)

Mr. Tse is based in AIG’s Hong Kong office. The Committee determines the amounts of Mr. Tse’s salary and bonuses in U.S. dollars. These amounts are paid to Mr. Tse in Hong Kong dollars based upon the prevailing exchange rate on the date of the relevant payment. In addition, AIG records expense for his company-provided benefits, including matching contributions, in Hong Kong dollars. The amount of this contribution included in “All Other Compensation” in the 2007 Summary Compensation Table for 2007 for Mr. Tse reflects conversion to U.S. dollars at a rate of HK$7.7984 per U.S. dollar, the month-end rate for December 2007.

Detail regarding amounts recognized for stock and option awards. The amounts recognized for stock and option awards in the Summary Compensation Table are aggregate amounts that relate to annual accruals for multiple stock-based and option-based awards to each named executive (as well as, in certain instances, reversals of prior accruals). Expenses recognized in 2007 relating to stock awards are detailed in the Stock Awards table below. In the case of option awards, AIG recognized expenses in 2007 relating to the named executives’ outstanding unvested options granted by AIG in 2007 and prior years.

AIG’s adjusted earnings per share as defined in the Partners Plan for the 2006-2007 performance period fell below the “threshold” level for that performance period. Therefore, for accounting purposes only, the 2006 Performance RSUs were forfeited and AIG reversed all prior expenses related to those awards in 2007. As described in the Compensation Discussion and Analysis, in March 2008, the Committee adjusted the Partners Plan definition of adjusted earnings per share for 2007 for purposes of 2006 and 2007 Performance RSUs. For accounting purposes only, this adjustment constitutes a modification and a new grant of the earned 2006 Performance RSUs. In addition, no expenses with respect to outstanding but unearned 2007 Performance RSUs were recorded in 2007. AIG will recognize the expense related to the 2006 Performance RSUs and 2007 Performance RSUs in 2008 and future years in accordance with the vesting schedules of the awards (and, in the case of the 2007 Performance RSUs, based on the number of Performance RSUs earned or projected to be earned).

The table that follows provides additional detail regarding the stock award amounts for 2007.

Stock Awards

Name	Partners Plan (2006-2007)(1)	DCPPP (2005-2006)	SICO plans (before 2005)	Time-Vested RSUs		Total
Martin J. Sullivan	$(131,128)	$419,973	$633,031	$—		$921,876
Steven J. Bensinger	$(65,564)	$202,120	$58,073	$403,779	(2)	$598,408
Edmund S.W. Tse	$(567,195)	$0	$0	$96,968	(3)	$(470,227)
Robert M. Sandler	$(235,434)	$1,187,177	$2,164,868	$66,269	(3)	$3,182,880
Jay S. Wintrob	$(98,346)	$283,690	$306,122	$—		$491,466
Win J. Neuger	$(111,459)	$437,256	$897,433	$—		$1,223,230

(1)	Represents reversal of amounts expensed in 2006 for the 2006-2007 performance period. No expenses were recognized in 2007 for either the 2006-2007 or the 2007-2008 performance period.

(2)	Represents expenses recognized in 2007 relating to 2006 grant.

(3)	Represents expenses recognized in 2007 relating to 2007 grant in lieu of quarterly cash bonus.

Perquisites, Benefits and Transactions with Officers. The following table details the incremental cost to AIG of perquisites received by each of the named executives.

Perquisites and Benefits

Name	Personal Use of Corporate Aircraft(1)	Personal Use of Car Service/Car Allowance/Parking(2)	Financial and Tax Planning(3)	Personal Use of Club Memberships and Recreational Opportunities		Housing, Home Security and Other Living Expenses(3)	Total(4)
Martin J. Sullivan	$322,534	$153,023	$41,345	$0	(5)	$160,488	$677,390
Steven J. Bensinger	$10,166	$5,868	$13,750	$0		$0	$29,784
Edmund S.W. Tse	$0	$50,437	$5,481	$7,295		$26,327	$89,540
Robert M. Sandler	$0	$5,868	$11,250	$0		$0	$17,118
Jay S. Wintrob	$68,182	$5,754	$2,500	$0		$0	$76,436
Win J. Neuger	$20,215	$5,868	$13,750	$0		$0	$39,833

(1)

The named executives’ personal use of corporate aircraft is calculated based on the aggregate incremental cost of the flight to AIG. Aggregate incremental cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service. The cost-per-flight-hour charge reflects the direct operating cost of the aircraft, including fuel, additives and lubricants, airport fees and assessments, crew expenses and in-flight supplies and catering. In addition, the cost-per-flight-hour charge also reflects an allocable allowance for maintenance and engine restoration.

(2)

For Messrs. Sullivan and Tse, who are provided with a dedicated car and driver, car use reflects an allocated portion of the annual lease valuation of the assigned car, annual driver compensation, parking, fuel and maintenance. Although AIG provides this benefit to enhance the security and efficient travel of Messrs. Sullivan and Tse, SEC rules require that costs of commuting and other uses not directly and integrally related to AIG’s business be disclosed as compensation to the executive. Because AIG does not track car use in this way, 100 percent of the preceding costs have been allocated to compensation for days that Mr. Sullivan and Mr. Tse were locally based. For the other named executives, the incremental cost for car-related perquisites represents AIG’s direct expenditures.

(3)	Incremental costs related to financial and tax planning and to housing, home security and other living expenses represent AIG’s direct expenditures.

(4)	Excludes distributions to Mr. Wintrob relating to an employee co-investment fund. See also note 6 to the 2007 Summary Compensation Table.

(5)

AIG reimburses Mr. Sullivan for membership fees for a golf club used for business purposes. These costs are considered ordinary and necessary business expenses of AIG. Any personal benefit Mr. Sullivan may have derived from this club membership is regarded as incidental and no incremental cost related to any personal benefit has been incurred by AIG.

In connection with the employment and relocation to New York of Mr. Frank G. Wisner, an executive officer, in 1997, AIG paid certain expenses involved with his purchase of a cooperative apartment and has provided (and continues to provide) credit support for his mortgage.

AIG maintains a policy of directors and officers liability insurance for itself, its directors and officers, its subsidiaries and their directors and officers. The premium for this policy for the year ending May 24, 2008 was approximately $21.4 million.

2007 Grants of Plan-Based Awards

In 2007, AIG granted performance-based awards to the named executives under three plans: the 2007 Stock Incentive Plan, the Partners Plan and the Senior Partners Plan.

Options. AIG provides part of its long-term compensation through time-vested option grants. All options have an exercise price equal to the closing sale price of AIG Common Stock on the NYSE on the date of grant. Historically, option grants, including all options currently held by the named executives, had four-year pro rata vesting. Beginning in 2008, new grants of options will have three-year pro rata vesting. Option grants generally are limited to Senior Partners.

Restricted Stock Units. Historically, AIG has paid quarterly cash bonuses, including amounts to replace cash compensation opportunities previously provided by SICO and Starr. In November 2007, the Committee approved certain changes to the quarterly cash bonus program described in the Compensation Discussion and Analysis. Among other changes, employees whose quarterly cash bonuses had totaled in excess of $100,000 per year were given the opportunity to elect to receive annual grants of time-vested RSUs with a value equal to 125 percent of the excess cash bonus amount. Once made, such election is irrevocable. This election was made by Messrs. Tse and Sandler for 2007. The time-vested RSUs granted to Messrs. Tse and Sandler in 2007 were scheduled to vest on the third anniversary of the date of grant, with early vesting upon retirement after December 31, 2008 and pro rata vesting if retirement occurs prior to December 31, 2008.

Partners Plan. The Partners Plan operates for successive overlapping two-year performance periods. The first performance period was January 1, 2006 through December 31, 2007. Participants receive Performance RSUs that entitle them to earn shares of AIG Common Stock based on the average of the percentage increase of AIG’s adjusted diluted earnings per share for the first year of the performance period over the prior year and the percentage increase of AIG’s adjusted diluted earnings per share for the second year of the performance period over the first year relative to pre-established goals and ranges established by the Committee at the start of the period. The number of Performance RSUs that can be earned at the end of each period ranges from 0 to 150 percent of target.

In December 2007, AIG granted Partners Plan awards for the 2008-2009 performance period (2008 Performance RSUs) other than to Mr. Sullivan. The Committee deferred on making grants to Mr. Sullivan until its March 2008 meeting, as part of its move toward making all awards to the executives under its purview at that time of year. (However, the Committee made Mr. Sullivan’s year-end option grant at the same time options were granted to other Senior Partners so that the exercise price of all awards would be the same.) The grant of 2008 Performance RSUs in 2007 does not affect the operation of the awards; performance and vesting operate in the same way as if the awards had been granted in 2008.

Beginning with the 2008 Performance RSUs, earned Performance RSUs vest in two equal installments promptly after the third and fourth anniversaries of the first day of the relevant performance period. Thus, the value of the 2008 Performance RSUs will be vested and the shares will be issued in 2011 and 2012 if the conditions to receipt are satisfied. Any unvested Performance RSUs generally will be forfeited if the participant ceases employment with AIG before reaching age 65, although the Committee has the discretion to reinstate unvested Performance RSUs. Performance RSUs pay no dividends.

Senior Partners Plan. The Senior Partners Plan operates for successive overlapping three-year performance periods. The first performance period was January 1, 2004 through December 31, 2006. Participants are granted Senior Partner Units that entitle them to receive deferred cash awards based on a weighted average of the annual growth in AIG’s adjusted book value per share during the performance period. However, no awards will be earned under the Senior Partners Plan for a performance period if Partners Plan awards are not earned for the performance period ending in the same year.

In December 2007, AIG granted Senior Partner Units for the 2006-2008 performance period (2008 SPUs) to participants other than Mr. Sullivan. As with Mr. Sullivan’s award of 2008 Performance RSUs, the Committee deferred making Mr. Sullivan’s award of 2008 SPUs until its March 2008 meeting.

Beginning with the 2008 SPUs, earned Senior Partner Units vest and will be paid in two equal installments promptly after the third and fourth anniversaries of the first day of the final year of the performance period. Thus, the value of the 2008 SPUs will be paid out in 2011 and 2012 if the conditions to receipt are satisfied. Any unvested Senior Partner Units generally will be forfeited if the participant ceases employment with AIG before reaching age 65, although the Committee has the discretion to reinstate unvested Senior Partner Units. The plan also provides for a quarterly cash payment on previously earned (but unvested) amounts based upon a formula relating to the cash dividends paid on AIG Common Stock.

Executive Incentive Plan. The Partners Plan and Senior Partners Plan operate under AIG’s Executive Incentive Plan, which establishes an overall formula for the maximum value of performance-based awards that can be earned by participants from all plans (other than option awards and time-vested RSUs). The EIP is described in the Compensation Discussion and Analysis and operates as an additional performance condition on awards under these plans.

Total 2007 Grants. The following table details all equity-based and non-equity plan-based awards granted to each of the named executives in 2007.

2007 Grants of Plan-Based Awards

Name	Grant Date	Plan Units	Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards (# of AIG Shares)(2)			All Other Stock Awards (# of AIG Shares)	All Other Option Awards (# of AIG Shares)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(3)
				Threshold	Target	Maximum
Martin J. Sullivan
2008 Performance RSUs	(4)
Senior Partners Plan Grant	(4)
2007 Options	12/13/07							143,404	$57.05	$3,000,012
Steve J. Bensinger
2008 Performance RSUs	12/13/07	25,000		6,250	25,000	37,500				$2,040,750
Senior Partners Plan Grant	12/13/07	1,250	$3,380,000
2007 Options	12/13/07							60,000	$57.05	$1,255,200
Edmund S.W. Tse
2008 Performance RSUs	12/13/07	38,400		9,600	38,400	57,600				$3,197,376
Senior Partners Plan Grant	12/13/07	1,750	$4,732,000
2007 Options	12/13/07							60,000	$57.05	$1,255,200
2007 Time-vested RSUs	12/13/07						22,404			$1,278,148
Robert M. Sandler
2008 Performance RSUs	12/13/07	24,000		6,000	24,000	36,000				$1,998,360
Senior Partners Plan Grant	12/13/07	1,125	$3,042,000
2007 Options	12/13/07							35,000	$57.05	$732,200
2007 Time-vested RSUs	12/13/07						15,311			$873,493
Jay S. Wintrob
2008 Performance RSUs	12/13/07	31,200		7,800	31,200	46,800				$2,546,856
Senior Partners Plan Grant	12/13/07	1,000	$2,704,000
2007 Options	12/13/07							60,000	$57.05	$1,255,200
Win J. Neuger
2008 Performance RSUs	12/13/07	33,600		8,400	33,600	50,400				$2,742,768
Senior Partners Plan Grant	12/13/07	1,000	$2,704,000
2007 Options	12/13/07							60,000	$57.05	$1,255,200

(1)

The amounts that will be earned under the Senior Partners Plan for performance periods ending in the future cannot be determined at this time. Amounts shown for the Senior Partners Plan Grant represent the amounts that would be earned for the 2006-2008 performance period if performance for 2007 were repeated for 2008 and the Committee made the same judgments with respect to the exclusion of AIGFP unrealized market valuation losses. These amounts are shown for purposes of illustration only.

(2)

Amounts shown represent the Performance RSUs that will be earned if growth in AIG’s adjusted earnings per share meets the Partners Plan threshold, target and maximum performance goals, as indicated. The amount of Performance RSUs earned for performance between threshold and target levels and between target and maximum levels is determined on a straight-line basis.

(3)

Amounts shown represent the grant date fair values in accordance with FAS 123R of grants of Performance RSUs under the Partners Plan and time-vested options and RSUs under the 2007 Stock Incentive Plan. With respect to the 2008 Performance RSUs, these values assume future payouts at the maximum level. The total grant date fair values of the 2008 Performance RSUs that are actually earned by the named executives may be lower depending on performance, and 2008 Performance RSUs will be forfeited if performance falls below the threshold level.

Performance RSUs granted under the Partners Plan do not pay dividends. The grant date fair values reported for 2008 Performance RSUs reflect a reduction for the expected value of dividend payments that are foregone during the portion of the vesting period before the named executive’s 65th birthday (when participants in the Partners Plan become eligible to receive earned but unvested Performance RSUs upon retirement). Messrs. Tse and Sandler have reached age 65. As a result, the grant date fair value per Performance RSU for 2008 is higher for these named executives. The grant date fair values per 2008 Performance RSU for the named executives other than Mr. Sullivan for the 2008 Performance RSUs vesting in three years were: Bensinger—$54.77; Tse—$55.51; Sandler—$55.51; Wintrob—$54.77; and Neuger—$54.77. The grant date fair values per share for the 2008 Performance RSUs vesting in four years were: Bensinger—$54.07; Tse—$55.51; Sandler—$55.51; Wintrob—$54.07; and Neuger—$54.07.

Time-vested options granted under the 2007 Stock Incentive Plan are valued using AIG’s binomial option pricing model. The grant date fair value per option for 2007 options granted to the named executives was $20.92.

Time-vested RSUs granted under the 2007 Stock Incentive Plan do not pay dividends. The grant date fair value reported for time-vested RSUs reflects a reduction for the expected value of dividend payments that are foregone during the vesting period before the named executive becomes eligible to receive the relevant portion of the award upon retirement or early retirement. The grant date fair value per time-vested RSU granted on December 13, 2007 was $56.27.

(4)

As described above, Mr. Sullivan’s 2008 Performance RSUs and 2008 SPUs were granted on March 12, 2008, and therefore are not included in this table in accordance with SEC rules. Mr. Sullivan received a 2008 Performance RSU award under which he may earn 9,600, 38,400 or 57,600 Performance RSUs for performance at the threshold, target and maximum level, respectively, subject to the other terms of the Partners Plan described above. The grant date fair value per 2008 Performance RSU for Mr. Sullivan was $41.32 for the 2008 Performance RSUs vesting in three years and $40.60 for those vesting in four years. Mr. Sullivan also received an award of 2,000 SPUs, under which he would potentially earn $5,408,000 if performance for 2007 were repeated for 2008, subject to the other terms of the Senior Partners Plan described above.

Employment Agreements

Historically, AIG has provided only limited assurance as to yearly compensation. In March 2005, Mr. Sullivan was promoted to AIG President and Chief Executive Officer and Mr. Bensinger was promoted to AIG Executive Vice President and Chief Financial Officer. In connection with these promotions, the Committee negotiated an employment agreement with each executive for a three-year period ending on March 13, 2008. In March 2008, the Committee determined to extend the term of these agreements for an additional year. For more information, see the Compensation Discussion and Analysis.

The principal terms of the agreements are as follows:

•

Annual Base Salary. The agreements established minimum annual base salaries of $1,000,000 for Mr. Sullivan and $750,000 for Mr. Bensinger. This salary rate is reflected in the 2007 Summary Compensation Table. Additionally, as discussed in the Compensation Discussion and Analysis, as of the beginning of 2008, Mr. Bensinger’s annual base salary has been increased to $900,000.

•

Annual Non-Variable Compensation. The agreements established minimum non-variable compensation of $1,125,000 for Mr. Sullivan and $750,000 for Mr. Bensinger for each year through 2007. This value generally was delivered in 2007 through AIG’s quarterly bonus program. For Mr. Bensinger, this minimum has been reduced to $650,000 for 2008 because $100,000 of his historical quarterly bonus participation is now part of his annual base salary.

•

2007 Target Bonus, Long-Term Incentive and Equity-Based Compensation. The agreements provided that the total target value for each executive’s aggregate 2007 annual cash bonus, long-term incentive awards and equity-based compensation was $12,875,000 for Mr. Sullivan and $5,000,000 for Mr. Bensinger. AIG delivered this value through a combination of target cash performance bonuses, option grants, awards under the Partners Plan and awards under the Senior Partners Plan, which are detailed in the 2007 Grants of Plan-Based Awards table. For 2008, the agreements establish target annual cash bonuses of $8,000,000 for Mr. Sullivan and $2,000,000 for Mr. Bensinger and otherwise provide that the executives will participate in AIG’s long-term incentive plans at levels previously established by the Committee.

EXERCISES AND HOLDINGS OF PREVIOUSLY AWARDED EQUITY

Outstanding Equity Awards at December 31, 2007

Equity-based awards held at the end of 2007 by each of the named executives, including awards under AIG’s 2005-2006 Deferred Compensation Profit Participation Plan (DCPPP), were issued under AIG’s stock option and stock incentive plans described above. Also included in these equity-based awards were grants historically made by SICO under a series of two-year Deferred Compensation Profit Participation Plans.

DCPPP. The DCPPP was modeled on plans previously provided by SICO described below, except that it is administered by AIG and its costs will be borne directly by AIG. Under the DCPPP, in 2007 participants were awarded time-vested RSUs based upon the number of plan units they had been granted. Each of the named executives was awarded the RSUs detailed in the following table. In March 2008, the Committee shortened the vesting schedule of these time-vested RSUs so that they will vest in equal portions in 2009 and 2010. Any unvested RSUs generally will be forfeited if the participant ceases employment with AIG prior to normal retirement at age 65 unless the Committee determines otherwise.

SICO Plans. Key employees have participated in a series of two-year Deferred Compensation Profit Participation Plans that historically were provided by SICO. The original SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, whose principal asset is AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding management of all American International companies, including AIG. Participation in the SICO plans by any person, and the extent of such participation, has been at the sole discretion of SICO’s Board of Directors. SICO is responsible for issuing cash or AIG Common Stock under the SICO plans when required; AIG has made no payments under these plans, although AIG records the expense attributable to these plans in its financial statements. In 2005, AIG took steps to protect the interests of AIG’s current employees with respect to these benefits. AIG agreed, subject to conditions, to make any payment or delivery of AIG Common Stock that is not promptly made with respect to the benefits accrued by current employees of AIG and its subsidiaries under the SICO plans.

Shares that have been contingently allocated to the named executives under the SICO plans are identified in the Outstanding Equity Awards at December 31, 2007 table. They will not be paid until age 65 and are generally subject to forfeiture on earlier termination of employment. SICO’s Board of Directors has the authority to reinstate a payout right and may permit early payout of shares, including dividends. Before earning the right to payout, a participant is not entitled to any equity interest with respect to the contingently allocated shares. Although SICO’s Board of Directors has the authority to pay a participant cash in lieu of shares of AIG Common Stock, in December 2006, SICO’s Board of Directors notified participants in the SICO plans that it will make payments in shares of AIG Common Stock that it owns rather than in cash.

Year-End Holdings. The following table sets forth outstanding equity-based awards held by each of the named executives as of December 31, 2007.

Outstanding Equity Awards at December 31, 2007

Name	Option Awards					Stock Awards
						Plan(2)	Unvested (No Longer Subject to Performance Conditions)		Unvested and Subject to Performance Conditions under Equity Incentive Plans
	Year Granted(1)	Number Exercisable	Number Unexercisable	Exercise Price	Expiration Date		Number	Market Value	Number		Market Value(4)
Martin J. Sullivan	2007	0	143,404	$57.05	12/13/2017	2008 PP	—	—	—	(3)	—	(3)
	2006	43,750	131,250	$71.00	12/11/2016	2007 PP	—	—	57,600		$3,358,080
	2005	43,287	43,288	$65.99	12/14/2015	2006 PP	23,020	$1,342,066
	2005	25,000	25,000	$59.35	09/01/2015	DCPPP	76,800	$4,477,440
	2004	37,500	12,500	$64.47	12/16/2014	SICO	218,432	$12,734,586

	2003	40,000	—	$63.95	12/17/2013
	2003	40,000	—	$47.00	02/10/2013	Total	318,252	$18,554,092	57,600		$3,358,080
	2002	40,000	—	$61.30	12/16/2012
	2001	15,000	—	$79.61	12/13/2011
	2000	7,000	—	$96.56	12/14/2010
	1999	7,500	—	$60.13	09/15/2009
	1998	9,375	—	$46.53	12/14/2008
Steven J. Bensinger	2007	0	60,000	$57.05	12/13/2017	2008 PP	—	—	37,500		$2,186,250
	2006	12,875	38,625	$71.00	12/11/2016	2007 PP	—	—	28,800		$1,679,040
	2005	14,795	14,795	$65.99	12/14/2015	2006 PP	11,510	$671,033
	2005	20,000	20,000	$59.35	09/01/2015	RSUs	23,780	$1,386,374
	2004	9,000	3,000	$64.47	12/16/2014	DCPPP	38,400	$2,238,720
	2003	10,000	—	$63.95	12/17/2013	SICO	10,575	$616,523

	2003	5,000	—	$47.00	02/10/2013
	2002	5,000	—	$63.67	11/13/2012	Total	84,265	$4,912,650	66,300		$3,865,290
Edmund S.W. Tse	2007	0	60,000	$57.05	12/13/2017	2008 PP	—	—	57,600		$3,358,080
	2006	15,000	45,000	$71.00	12/11/2016	2007 PP	—	—	57,600		$3,358,080
	2005	30,000	30,000	$65.99	12/14/2015	2006 PP	23,020	$1,342,066
	2005	27,500	27,500	$59.35	09/01/2015	RSUs	22,404	$1,306,153
	2004	41,250	13,750	$64.47	12/16/2014	DCPPP	76,800	$4,477,440

Name	Option Awards					Stock Awards
						Plan(2)	Unvested (No Longer Subject to Performance Conditions)		Unvested and Subject to Performance Conditions under Equity Incentive Plans
	Year Granted(1)	Number Exercisable	Number Unexercisable	Exercise Price	Expiration Date		Number	Market Value	Number	Market Value(4)
	2003	50,000	—	$63.95	12/17/2013	SICO	76,800	$4,477,440

	2003	50,000	—	$47.00	02/10/2013
	2002	50,000	—	$61.30	12/16/2012	Total	199,024	$11,603,099	115,200	$6,716,160
	2001	50,000	—	$79.61	12/13/2011
	2000	40,000	—	$96.56	12/14/2010
	1999	45,000	—	$60.13	09/15/2009
	1998	46,875	—	$46.53	12/14/2008
Robert M. Sandler	2007	0	35,000	$57.05	12/13/2017	2008 PP	—	—	36,000	$2,098,800
	2006	8,750	26,250	$71.00	12/11/2016	2007 PP	—	—	36,000	$2,098,800
	2005	17,500	17,500	$65.99	12/14/2015	2006 PP	16,188	$943,760
	2005	15,000	15,000	$59.35	09/01/2015	RSUs	15,311	$892,631
	2004	22,500	7,500	$64.47	12/16/2014	DCPPP	48,000	$2,798,400
	2003	25,000	—	$63.95	12/17/2013	SICO	363,588	$21,197,180

	2003	20,000	—	$47.00	02/10/2013
	2002	20,000	—	$61.30	12/16/2012	Total	443,087	$25,831,971	72,000	$4,197,600
	2001	15,000	—	$79.61	12/13/2011
	2000	15,000	—	$96.56	12/14/2010
	1999	22,500	—	$60.13	09/15/2009
	1998	18,750	—	$46.53	12/14/2008
Jay S. Wintrob	2007	0	60,000	$57.05	12/13/2017	2008 PP	—	—	46,800	$2,728,440
	2006	15,000	45,000	$71.00	12/11/2016	2007 PP	—	—	46,800	$2,728,440
	2005	30,000	30,000	$65.99	12/14/2015	2006 PP	17,265	$1,006,550
	2005	25,000	25,000	$59.35	09/01/2015	DCPPP	57,600	$3,358,080
	2004	37,500	12,500	$64.47	12/16/2014	SICO	115,200	$6,716,160

	2003	40,000	—	$63.95	12/17/2013
	2003	40,000	—	$47.00	02/10/2013	Total	190,065	$11,080,790	93,600	$5,456,880
	2002	40,000	—	$61.30	12/16/2012
	2001	30,000	—	$79.61	12/13/2011
	2000	15,000	—	$96.56	12/14/2010
	1999	15,000	—	$60.13	09/15/2009
Win J. Neuger	2007	0	60,000	$57.05	12/13/2017	2008 PP	—	—	50,400	$2,938,320
	2006	15,000	45,000	$71.00	12/11/2016	2007 PP	—	—	50,400	$2,938,320
	2005	30,000	30,000	$65.99	12/14/2015	2006 PP	19,567	$1,140,756
	2005	25,000	25,000	$59.35	09/01/2015	DCPPP	65,280	$3,805,824
	2004	37,500	12,500	$64.47	12/16/2014	SICO	256,121	$14,931,854

	2003	40,000	—	$63.95	12/17/2013
	2003	25,000	—	$47.00	02/10/2013	Total	340,968	$19,878,434	100,800	$5,876,640
	2002	25,000	—	$61.30	12/16/2012
	2001	15,000	—	$79.61	12/13/2011
	2000	7,500	—	$96.56	12/14/2010
	1999	7,500	—	$60.13	09/15/2009
	1998	6,796	—	$46.53	12/14/2008

(1)	All options granted have four-year pro rata vesting schedules and an exercise price equal to the closing sale price on the NYSE on the date of grant.

(2)

Outstanding earned 2006 Performance RSUs (2006 PP) will vest in equal installments promptly after the fourth and sixth anniversaries of the first day of the performance period. Outstanding 2007 Performance RSUs (2007 PP) and 2008 Performance RSUs (2008 PP) are unearned. If earned, these awards will vest in equal installments promptly after the fourth and sixth anniversaries (2007 Performance RSUs) or third and fourth anniversaries (2008 Performance RSUs) of the first day of the performance period. Any unvested awards generally will be forfeited if the participant ceases employment with AIG. For more information, see “2007 Grants of Plan-Based Awards.”

The number and market value of unearned awards under the Partners Plan is presented as if the relevant performance conditions have been satisfied at the maximum level. This assumption is for illustration only, and depending on future performance under the Partners Plan the conditions may be satisfied at a lower level or not at all.

The outstanding time-vested RSU award (RSUs) for Mr. Bensinger consists of an award granted to Mr. Bensinger on January 6, 2006, which will vest and shares will be delivered promptly after the fourth anniversary of the grant date. The outstanding time-vested RSU award for each of Messrs. Tse and Sandler consists of an award granted in lieu of quarterly cash bonuses, which will vest and shares will be delivered in 2011 or promptly after the date of retirement, if earlier. For more information, see “2007 Grants of Plan-Based Awards.”

Under the DCPPP and certain of the SICO plans, if each of the named executives continues to be employed by AIG at the end of the eighth year after units were granted and has not yet reached age 65, he will be contingently allocated additional shares equal to 20 percent of the shares initially allocated. Under the DCPPP, this contingent allocation will be made in 2009, and the RSUs contingently allocated will vest in 2012. For the named executives other than Messrs. Tse and Sandler, the amounts in the column include these additional shares that will be contingently allocated in future years based on continued service. Messrs. Tse and Sandler have reached age 65 and have been contingently allocated all additional shares. In addition, all SICO plan shares shown were delivered to Mr. Tse in the first quarter of 2008.

(3)	Mr. Sullivan’s 2008 Performance RSUs were granted on March 12, 2008. For more information, see “2007 Grants of Plan-Based Awards.”

(4)

Based on AIG’s closing sale price on the NYSE on December 31, 2007 of $58.30 per share. As of March 31, 2008, based on AIG’s closing price on the NYSE of $43.25 on that date, both vested and unvested options had no value.

Option Exercises During 2007

The following table sets forth the amounts realized by each of the officers named executives as a result of the exercise of options in 2007. No stock awards made to the named executives vested in 2007.

2007 Option Exercises

Name	Option Awards Exercised in 2007
	Number of Shares	Value Realized(1)
Martin J. Sullivan	208	$4,219
Steven J. Bensinger	0	$0
Edmund S.W. Tse	56,250	$1,513,873
Robert M. Sandler	19,687	$453,868
Jay S. Wintrob	76,470	$2,836,532
Win J. Neuger	5,858	$106,225

(1)	Represents the aggregate closing sale price of shares of AIG Common Stock underlying options exercised on the date of exercise less aggregate exercise price of options.

POST-EMPLOYMENT COMPENSATION

Pension Benefits

AIG maintains qualified and nonqualified defined benefit plans that provide retirement benefits. Employees of AIG and its subsidiaries who are citizens of the United States or non-citizens working in the United States are covered under the American International Group, Inc. Retirement Plan, a tax-qualified defined benefit retirement plan. Participants whose formula benefit is restricted from being fully paid from the tax-qualified retirement plan due to IRS limits on compensation and benefits are eligible to participate in the Excess Retirement Income Plan. Designated key employees, including the named executives other than Mr. Sandler, also participate in the Supplemental Executive Retirement Plan (SERP). In addition, Mr. Sullivan is covered under the AIG Pension Plan in the United Kingdom (the UK Pension Plan) in connection with his years of service in the United Kingdom.

Participants receive the tax-qualified retirement plan benefit, the Excess Retirement Income Plan benefit and any amount of the SERP benefit in excess of the Excess Retirement Income Plan benefit. Mr. Sullivan’s SERP benefit will also be reduced by the amount of any payments received from the UK Pension Plan, and Mr. Tse’s SERP benefit will be reduced by the annuity equivalent of payments received from the Provident Fund, described in “Nonqualified Deferred Compensation” below.

The Excess Retirement Income Plan provides a benefit equal to the portion of the benefit that is not permitted to be paid from the tax-qualified retirement plan due to IRS limits on compensation and benefits. Therefore, the plan formula is the same formula used in the tax-qualified retirement plan. The tax-qualified retirement plan and Excess Retirement Income Plan formula varies depending on years of credited service and on average final salary. The formula ranges from 0.925 percent to 1.75 percent times average final salary for each year of credited service up to 44 years. For participants who retire after the normal retirement age of 65, the retirement benefit is equal to the greater of the benefit determined using the formula described above and the benefit that the participants could have received upon retirement at age 65, actuarially increased to reflect the later benefit commencement date.

The SERP provides a benefit equal to 2.4 percent times average final salary for each year of credited service up to 25 years, reduced by the monthly benefits actually payable from the Excess Retirement Income Plan, the tax-qualified retirement plan, any qualified pension plan of a prior employer and Social Security.

For purposes of all of the domestic retirement plans, average final salary is the average pensionable salary of a participant during those three consecutive years in the last ten years of credited service that afford the highest such average, or during all of the years of credited service if less than three years. Average final salary includes the regular salary paid by AIG and its subsidiaries and does not include amounts attributable to overtime pay, quarterly bonuses, annual cash bonuses or long-term incentive awards.

Early retirement benefits. Each of the domestic retirement plans provides for reduced early retirement benefits. These benefits are available to participants in the tax-qualified retirement plan who have reached age 55, participants in the Excess Retirement Income Plan who have reached age 60 and participants in the SERP who have reached age 55, in each case with 10 or more years of credited service. Early retirement under the Excess Retirement Income Plan or the SERP requires the approval of the Board.

In the case of approved early retirement, participants in the SERP who have reached age 60 and have 30 or more years of credited service will receive the SERP formula benefit reduced by 3 percent for each year that retirement precedes age 65; participants who have reached age 60 and have at least 25 but fewer than 30 years of credited service will receive a benefit reduced by 4 percent for each year that retirement precedes age 65; and all other participants will receive a benefit reduced by 5 percent for each year that retirement precedes age 65. Participants in the tax-qualified retirement plan and the Excess Retirement Income Plan will receive the plan formula benefit projected to normal retirement at age 65 (using average final salary as of the date of early retirement), but prorated based on years of actual service, then reduced by a further amount in the same manner described with respect to the SERP. Participants in the tax-qualified retirement plan with at least 10 years of continuous service to AIG have a reduced vested retirement allowance pursuant to which, in the case of termination of employment prior to reaching age 55, such participants may elect to receive the reduced early retirement benefit commencing at any date between age 55 and age 65 and reduced by an additional 1/15 for each of the first five years, and 1/30 for each of the next five years, by which such commencement precedes age 65. Participants in the domestic retirement plans may not choose to receive a lump sum payment upon normal or early retirement.

Mr. Sullivan would be eligible to receive a reduced vested retirement allowance under the tax-qualified retirement plan. Mr. Neuger would be eligible to receive a reduced early retirement benefit under the tax-qualified plan and under the SERP, in the latter case if the Board so elected.

Death and disability benefits. Each of the domestic retirement plans also provides for death and disability benefits. In the case of death, the SERP provides a participant with at least five years of credited service to AIG with a survivor annuity equal to 40 percent of the participant’s accumulated benefit, reduced by the death benefits payable under the Excess Retirement Income Plan and the tax-qualified plan, and potentially further reduced based on the age of the surviving spouse. With regard to the named executives, the tax-qualified plan provides a death benefit to active employees who die before age 65 equal to 50 percent of the benefit the participant would have received if he had terminated employment on his date of death, survived until his earliest retirement date and elected a 50 percent joint and survivor annuity. If a participant dies while actively employed on or after age 65, the tax-qualified plan provides a death benefit equal to the amount that would have been paid if the participant had a 100 percent joint and survivor annuity in effect on his date of death. The Excess Retirement Income Plan provides death benefits equal to the death benefits under the tax-qualified plan if such benefits were calculated without giving effect to the limitations imposed by the IRS, reduced by the death benefits actually payable under the tax-qualified plan.

In the case of permanent disability, a participant generally may receive a benefit based on average final salary and years of credited service that is payable after the participant ceases to receive payments under AIG’s long-term disability plan at age 65. Under the tax-qualified retirement plan and the Excess Retirement Income Plan, participants continue to accrue years of credited service while receiving payments under AIG’s long-term disability plan before reaching age 65. Under the SERP, participants do not accrue years of credited service during that time.

As with other retirement benefits, in the case of death and disability benefits, the formula benefit under the Excess Retirement Income Plan and the SERP is reduced by amounts payable under the tax-qualified retirement plan, and participants in both the SERP and the Excess Retirement Income Plan may receive the formula benefit from the SERP only to the extent that it exceeds the benefit payable from the Excess Retirement Income Plan and the tax-qualified plan.

UK Pension Plan. Mr. Sullivan participated in the UK Pension Plan from 1978 until 1996. The UK Pension Plan provides a benefit equal to 1.67 percent times final pensionable earnings for each year of service. Final pensionable earnings is defined as basic pay, excluding bonuses, overtime and other variable amounts, received in the 12 months before the date when the participant ceases pensionable service. After that date and before the participant becomes eligible to receive payments, the formula benefit is increased at the rate of inflation up to a maximum of 5 percent per year.

Under the UK Pension Plan, normal retirement age is 65. With the consent of the plan’s trustees, an inactive participant in the UK Pension Plan may elect early retirement after reaching age 50 and receive a reduced benefit. Upon early retirement, a male participant in the UK Pension Plan would receive a benefit reduced by 1/3 percent per month before the participant’s 60th birthday with respect to benefits earned under the UK Pension Plan between May 17, 1990 and September 1, 1991, and by 1/3 percent per month before the participant’s 65th birthday with respect to benefits earned under the UK Pension Plan for other periods of time. As an inactive participant in the UK Pension Plan, Mr. Sullivan would be eligible to receive this reduced early retirement benefit with the consent of the plan’s trustees. A participant who becomes disabled may take an early retirement pension at any age. If a participant dies prior to retirement, a pension equal to one-half of the participant’s pension will be payable to a surviving spouse.

The normal form of payment from the UK Pension Plan is a monthly payment. Once in payment, a participant’s pension benefit may be subject to discretionary increases from time to time. Participants in the UK Pension Plan may choose to receive part or all of their pension benefit in a lump sum payment upon retirement.

AIG has not granted extra years of credited service under the defined benefit plans described above to any of the named executives.

The following table details the accumulated benefits under the defined benefit plans in which each named executive participates.

2007 Pension Benefits

Name	Plan Name	Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During 2007
Martin J. Sullivan	AIG Retirement Plan	11.333	$148,433	$0
	Excess Retirement Income Plan	11.333	$637,070	$0
	Supplemental Executive Retirement Plan	25	$1,387,855	$0
	UK Pension Plan	17.166	$1,078,931	$0
	Total		$3,252,289
Steven J. Bensinger	AIG Retirement Plan	4.75	$60,284	$0
	Excess Retirement Income Plan	4.75	$171,378	$0
	Supplemental Executive Retirement Plan	5.25	$99,169	$0
	Total		$330,831
Edmund S.W. Tse(3)	AIG Retirement Plan	0	$0	$0
	Excess Retirement Income Plan	0	$0	$0
	Supplemental Executive Retirement Plan	25	$0	$0
	Total		$0
Robert M. Sandler	AIG Retirement Plan	35.667	$1,106,201	$0
	Excess Retirement Income Plan	35.667	$1,660,424	$0
	Supplemental Executive Retirement Plan	0	$0	$0
	Total		$2,766,625
Jay S. Wintrob	AIG Retirement Plan	7.50	$83,044	$0
	Excess Retirement Income Plan	7.50	$237,279	$0
	Supplemental Executive Retirement Plan	7.50	$141,543	$0
	Total		$461,866
Win J. Neuger	AIG Retirement Plan	12.333	$214,451	$0
	Excess Retirement Income Plan	12.333	$842,445	$0
	Supplemental Executive Retirement Plan	12.917	$711,661	$0
	Total		$1,768,557

(1)

The named executives had the following years of service with AIG as of December 31, 2007: Sullivan—36.417; Bensinger—5.25; Tse—46.5; Sandler—36.117; Wintrob—8.0; and Neuger—12.917. Mr. Sullivan has fewer years of credited service than actual service under the tax-qualified retirement plan, the Excess Retirement Income Plan and the UK Pension Plan because of differences in eligibility to participate in these plans during Mr. Sullivan’s years of service in the United Kingdom and the United States and the minimum age requirement for participating in the UK Pension Plan. Messrs. Sullivan and Tse have fewer years of credited service than actual service under the SERP because 25 years is the maximum amount of credited service under the SERP. Messrs. Bensinger, Sandler, Wintrob and Neuger have fewer years of credited service than actual service under the tax-qualified retirement plan and the Excess Retirement Income Plan because participants must wait six months after commencing employment with AIG before enrolling in those plans. Mr. Tse does not participate in the tax-qualified retirement plan or the Excess Retirement Income Plan because he is employed outside the United States, and Mr. Sandler does not participate in the SERP.

(2)

The actuarial present values of the accumulated benefits are based on service and earnings as of December 31, 2007 (the pension plan measurement date for purposes of AIG’s financial statement reporting). The actuarial present values of the accumulated benefits under the tax-qualified retirement plan, the Excess Retirement Income Plan and the SERP are calculated based on payment of a life annuity beginning at age 65 (or the named executive’s age at December 31, 2007, if greater) consistent with the assumptions described in Note 18 to the Consolidated Financial Statements included in AIG’s Annual Report on Form 10-K. As described in that Note, the discount rate assumption is 6 percent, and mortality assumptions are based on the Combined RP2000 Mortality Table projected to 2007, adjusted for white-collar employees. The actuarial present value of Mr. Sullivan’s accumulated benefit under the UK Pension Plan is calculated based on payment of a 50 percent joint and survivor annuity beginning at age 65, consistent with a discount rate assumption of 5 percent and mortality assumptions based on the PA92 medium cohort mortality table at December 31, 2007. Additionally, the actuarial present value of Mr. Sullivan’s accumulated benefit assumes that a 2.75 percent increase will be applied to a portion of Mr. Sullivan’s formula benefit under the UK Pension Plan to reflect the rate of inflation.

(3)	Mr. Tse’s formula benefit under the SERP is wholly offset by his benefit under the Provident Fund. See “Nonqualified Deferred Compensation” below.

Nonqualified Deferred Compensation

AIG also maintains qualified and nonqualified defined contribution plans. Employees of AIG and its subsidiaries generally may elect to defer a portion of their annual compensation under AIG’s 401(k) plan. “Highly compensated” employees as determined under the Code may also be eligible to defer compensation on a basis that is not tax-qualified under the Supplemental Incentive Savings Plan (SISP). Designated key employees may also participate in the Executive Deferred Compensation Plan (EDCP). Messrs. Sullivan, Bensinger and Neuger have participated in the SISP and Mr. Neuger participates in the EDCP. In addition, Mr. Tse participates in the American International Assurance Companies Staff Provident Fund (the Provident Fund) in connection with his years of service in Hong Kong.

Supplemental Incentive Savings Plan. Participants in the SISP may defer 10 percent of their annual cash compensation up to a maximum of $11,500 per year. Amounts deferred under the SISP will be credited with earnings based on the returns of a number of mutual funds among which participants may choose. All funds available for selection under the SISP are also available for selection under AIG’s tax-qualified 401(k) plan. Participants generally may change their investment elections at any time. Amounts deferred during each year, and earnings thereon, will be distributed in accordance with participants’ annual decision to receive installments over a period of five or ten years following termination of employment after reaching age 60, or in a lump sum payment. Participants whose employment terminates before reaching age 60 must receive their account balances in a lump sum payment. In 2007, Messrs. Sullivan’s, Bensinger’s and Neuger’s deferrals under the SISP were credited with earnings at a rate of 11.6 percent, 10.9 percent and 11.0 percent, respectively, based on the returns of a number of widely available, externally managed mutual funds investing in domestic and international equity and debt.

Executive Deferred Compensation Plan. Participants in the EDCP may defer 50 percent of their annual cash compensation (including amounts deferred or contributed to pre-tax health care or dependent reimbursement accounts) in excess of $200,000, and 100 percent of their annual cash bonuses, up to a maximum of $300,000 per year. Amounts deferred under the EDCP are credited with earnings based on the returns of a small number of mutual funds among which participants may choose. The rules under the EDCP for changing investment elections and receiving distributions are the same as under the SISP. In 2007, Messrs.

Wintrob’s and Neuger’s deferrals under the EDCP were credited with earnings at a rate of 5.1 percent and 4.5 percent, respectively, based on the returns of a number of widely available, externally managed mutual funds investing in domestic and international equity.

Hong Kong Staff Provident Fund. Mr. Tse participates in the Provident Fund, a defined contribution plan that is tax-qualified under Hong Kong law. The Provident Fund generally was open to AIG employees in Hong Kong but has been closed to new participants in Hong Kong since 2000. Under the Provident Fund, participants are required to contribute 5 percent of monthly salary into the plan, and AIG contributes between 10 and 15 percent of monthly salary. Amounts deferred under the Provident Fund are credited with earnings based on the returns of a small number of mutual funds, including several funds targeting investments based in East and Southeast Asia, among which participants may choose. Participants may change their investment elections up to two times per year. Amounts deferred during each year, and earnings thereon, will be distributed in a lump sum payment upon the participant’s retirement after reaching age 65, or upon the participant’s retirement after reaching age 55 with at least 15 years of credited service. Participant contributions to the Provident Fund, and earnings thereon, are fully vested. AIG contributions to the Plan, and earnings thereon, are vested after an employee has ten years of service. In 2007, Mr. Tse’s deferrals under the Provident Fund were credited with earnings at a rate of approximately 18.9 percent based on the returns of a number of mutual funds, both externally managed and managed by AIG, investing in equity and debt. Mr. Tse is eligible to retire and receive distributions from the Provident Fund.

In addition, each of the named executives has awards that have been earned but are not yet vested under the Senior Partners Plan. These awards, as well as balances under the SISP, the EDCP and the Provident Fund, are detailed in the following table.

2007 AIG Nonqualified Elective Defined Contribution Plans and AIG Senior Partners Plan

Name	Elective Defined Contribution Plans(1)					Senior Partners Plan(2)			Total Balance
	Executive Contributions	AIG Contributions	Aggregate Earnings	Distributions	Balance	Earned in 2007	Distributions	Balance
Martin J. Sullivan	$11,500	$0	$3,854	$0	$39,229	$5,434,000	$0	$13,967,750	$14,006,979
Steven J. Bensinger	$0	$0	$1,306	$0	$13,340	$2,717,000	$0	$6,157,625	$6,170,965
Edmund S.W. Tse(3)	$42,364	$105,911	$1,124,578	$0	$7,220,168	$4,754,750	$0	$14,388,500	$21,608,668
Robert M. Sandler	$0	$0	$0	$0	$0	$3,056,625	$0	$9,249,750	$9,249,750
Jay S. Wintrob(4)	$0	$0	$1,400,692	$0	$28,245,028	$2,717,000	$0	$6,845,750	$35,090,778
Win J. Neuger	$234,100	$0	$24,532	$0	$648,558	$2,377,375	$0	$7,194,250	$7,842,808

(1)

Executive contributions to AIG’s nonqualified elective defined contribution plans in 2007 are included in the Salary column of the 2007 Summary Compensation Table. AIG’s contributions to the Provident Fund for the benefit of Mr. Tse in 2007 are included in the All Other Compensation column of the 2007 Summary Compensation Table. Other than these amounts, the following amount of each named executive’s total balance was previously reported in the 2006 Summary Compensation Table: Sullivan—$11,000; and Tse—$34,786.

(2)

The Senior Partner Units earned in 2007 generally vest and are paid in two equal installments promptly after the fourth and sixth anniversaries of the first day of the final year of the performance period. Additionally, the Senior Partners Plan provides for quarterly cash payments on previously earned (but unvested) amounts based upon a formula relating to the cash dividends paid on AIG Common Stock. Amounts earned in 2007, as well as quarterly cash payments on amounts earned in prior years, are included in the Non-Equity Incentive Plan Compensation column of the 2007 Summary Compensation Table. Other than these amounts, the following amount of each named executive’s Senior Partners Plan balance was previously reported in the 2006 Summary Compensation Table: Sullivan—$5,783,750; Bensinger—$2,065,625; Tse—$5,783,750; Sandler—$3,718,125; and Neuger—$2,891,875. See “2007 Grants of Plan-Based Awards” for more information about the Senior Partners Plan.

(3)

Mr. Tse is based in AIG’s Hong Kong office. AIG records expense for his company-provided benefits, including matching contributions, and credits his aggregate earnings under the Provident Fund in Hong Kong dollars. The amounts in this table for Mr. Tse reflects conversion to U.S. dollars at a rate of HK$7.7984 per U.S. dollar, the month-end rate for December 2007.

(4)

Reflects Mr. Wintrob’s elective defined contribution plan balance accrued under deferred compensation plans established by SunAmerica Inc. and its predecessor companies and deferrals of compensation under these plans, primarily prior to AIG’s acquisition of SunAmerica Inc. Mr. Wintrob’s deferrals under these plans were credited with earnings at a rate of 5.2 percent in 2007 based on the return of the Vanguard Prime Money Market Fund.

POTENTIAL PAYMENTS ON TERMINATION

Employment Agreements. As previously discussed, the Committee negotiated an employment agreement with each of Messrs. Sullivan and Bensinger in connection with their promotions in March 2005. In light of the circumstances, the Committee also believed it was important to restrict the executives’ ability to compete with AIG in the event of any separation.

Severance benefits in 2007. The two employment agreements provide for termination benefits if an executive’s employment is terminated by AIG without “Cause” or by the executive for “Good Reason” during the term of the agreements. “Cause” generally means the executive’s failure to perform duties, willful misconduct or violation of AIG’s codes of conduct or conviction of a felony or any lesser crime involving dishonesty. “Good Reason” generally means any material adverse change to the executive’s responsibilities or titles, any material breach by AIG of the executive’s employment agreement or most relocations of the executive’s primary office. In the case of Mr. Sullivan, “Good Reason” also includes any failure of AIG’s shareholders to re-elect him to the Board of Directors and any failure of the Board of Directors to consult with him prior to appointing any new Chairman of the Board.

In those cases, subject to the executive’s execution of a release of claims, the executive is entitled to the following:

•	A pro rata portion of the target annual bonus;

•

Severance of three times annual base salary and the prior year’s annual cash performance bonus (subject to minimums of $15,000,000 for Mr. Sullivan and $7,500,000 for Mr. Bensinger) payable over 12 months;

•	Three years of continued health and life insurance coverage;

•	Three years of service and age credit under AIG’s pension plans; and

•	Enhanced eligibility for retiree medical and life insurance benefits.

The payments will cease if, before the payment or benefit is due, the Board determines that grounds existed for AIG to terminate the executive’s employment for “Cause.” Severance payments are not included in the calculation of any AIG pension benefit, and the executive is not entitled to receive any payment pursuant to any nonqualified AIG pension plan until the date the executive has ceased receiving severance payments.

In addition, if any amounts payable to the executive on termination are subject to an additional “golden parachute” excise tax under the Code, AIG will increase the amounts so that the executive is not affected by the tax.

The determination of the specified periods and formulas set forth in the employment agreements of Messrs. Sullivan and Bensinger, including those related to severance benefits, was the outcome of negotiations in early 2005 when AIG was addressing Chief Executive Officer and Chief Financial Officer succession and senior management retention generally. In its negotiations, AIG’s Board of Directors considered the advice of advisors as to current market practice and best practices, but no single factor was dispositive.

Death and disability benefits. The employment agreements also provide for termination benefits on termination due to death or disability. In those cases, the executive is entitled to the following:

•	A pro rata portion of the target annual bonus; and

•

In the case of termination due to disability, continuation of annual base salary until the earlier of two years after termination or commencement of eligibility for benefits under AIG’s long-term disability policy.

Restrictive covenants. Except as noted, the following apply during employment and at all times following termination, regardless of the reason for termination:

•

Each executive is generally prohibited from (1) engaging in, being employed by, rendering services to or acquiring financial interests in businesses that are competitive with AIG, (2) interfering with AIG’s business relationships with customers, suppliers or consultants and (3) soliciting or hiring certain key employees of AIG. This restriction applies for 12 months following any termination;

•	Each executive must cooperate with AIG in the defense of legal matters and with government authorities with respect to any investigation, litigation or administrative proceeding relating to AIG; and

•	Each executive may not disclose AIG’s confidential information.

Executive Severance Plan. Messrs. Tse, Sandler, Wintrob and Neuger and other key employees are participants in AIG’s Executive Severance Plan. The form of the Executive Severance Plan that was in effect on December 31, 2007, did not give effect to the changes that the Committee implemented in March 2008. For more information on these changes, see the Compensation Discussion and Analysis—Indirect Compensation Components—Termination Benefits and Policies.

Severance benefits in 2007. In 2007, the Executive Severance Plan provided for payments or benefits only if a participant’s employment was terminated by AIG without “Cause.” “Cause” generally had the same meaning as under Messrs. Sullivan’s and Bensinger’s employment agreements. The Executive Severance Plan did not include the concept of a “Good Reason” termination in 2007.

In that case, subject to the participant’s execution of a release of claims, the participant was entitled to the following:

•

For each full year of the participant’s service with AIG or its subsidiaries (but no less than six nor more than 24 years), severance equal to one-twelfth of annual base salary and average annual and quarterly bonuses over the past three fiscal years;

•	Continued health and life insurance during the severance period; and

•	Additional service and age credit under AIG’s pension plans equal to the length of the severance period.

Severance generally would be paid in installments over a number of months equal to the participant’s full years of service with AIG or its subsidiaries (but not less than six months nor more than 24 months). Severance may also be paid in lump sum at the discretion of the Committee. The amount of severance payable would be reduced by any amount due under an individual employment agreement, other AIG severance plan or policy or regulatory severance plan or arrangement in a country outside the United States.

Severance payments are not included in the calculation of any AIG pension benefit, and no participant is entitled to receive any payment pursuant to any nonqualified AIG pension plan until the date the participant has ceased receiving severance payments.

In adopting the original Executive Severance Plan during the same time period in 2005 that the employment agreements of Messrs. Sullivan and Bensinger were being negotiated when AIG was addressing Chief Executive Officer and Chief Financial Officer succession and management retention generally, AIG’s Board of Directors considered the terms of the employment agreements and similar advice regarding market practice and best practices.

Restrictive covenants. To receive severance, a participant must agree to the following, which, except as noted, apply at all times following termination:

•

Each participant is generally prohibited from (1) engaging in, being employed by, rendering services to or acquiring financial interests in businesses that are competitive with AIG, (2) interfering with AIG’s business relationships with customers, suppliers, or consultants or (3) soliciting or hiring certain key employees of AIG. This restriction applies for the earlier of one year after termination or the length of the severance period; and

•	Each participant may not disclose AIG’s confidential information.

Treatment of Long-Term Compensation. Although the Committee approved the employment agreements and Executive Severance Plan in 2005 to provide key employees with severance protection, no similar protection applied to long-term compensation through the end of 2007. As a result, unvested equity-based awards and unvested awards under AIG’s DCPPP, Partners Plan and Senior Partners Plan generally would have been forfeited on termination of employment before the recipient reached age 65 (unless the Committee determined otherwise). Unvested awards under historical SICO plans also are generally forfeited, unless the Board of Directors of SICO determines otherwise. However, all unvested awards outstanding under each of these plans become vested on retirement at or after age 65 and on termination due to disability or death. In addition, a pro rata amount of Partners Plan awards will be paid after current performance periods are completed, and a pro rata amount of Senior Partners awards will be paid for the performance period ending within 12 months of retirement.

Unvested options outstanding become vested on retirement at or after age 65 and on termination due to disability or death. In these cases, options remain exercisable for the remainder of their original terms. In all other cases, all outstanding options (vested and unvested) generally cease to be exercisable on termination. Previously vested options may be exercised for a period of 90 days following termination with the consent of the Committee.

Quantification of Termination Payments and Benefits. The following table details the payments and benefits that each of the named executives would be provided if he had been terminated on December 31, 2007 under the circumstances indicated. These payments and benefits are different from those that each of the named executives would be eligible to receive if he had been terminated after March 2008. In particular, under the new terms of the Executive Severance Plan, all of the named executives would be eligible for continued vesting of long-term incentive awards (although Messrs. Sullivan and Bensinger do not otherwise participate in the plan); Messrs. Tse, Sandler, Wintrob and Neuger would be eligible for severance payments and benefits upon a “Good Reason” termination; and Messrs. Wintrob and Neuger would have a severance period of 24 months instead of 20 months and 12 months, respectively. For more information, see the Compensation Discussion and Analysis.

Except where otherwise indicated, payment and benefits would be provided by AIG.

Termination Payments and Benefits as of December 31, 2007

Name	Target Annual Bonus(1)	Severance(2)	Medical and Life Insurance(3)	Pension Plan Credit (4)	Unvested Options(5)	Unvested Stock Awards(6)	Unvested Senior Partner Plan Awards(7)	Total
Martin J. Sullivan
By AIG for “Cause”	$0	$0	$0	$0	$0	$0	$0	$0
By Executive w/o “Good Reason”	$0	$0	$0	$0	$0	$0	$0	$0
By Executive with “Good Reason	$5,000,000	$30,000,000	$32,316	$0	$0	$0	$0	$35,032,316
By AIG without “Cause”	$5,000,000	$30,000,000	$32,316	$0	$0	$0	$0	$35,032,316
Death	$5,000,000	$0	$0	$0	$0	$19,673,452	$13,967,750	$38,641,202
Disability	$5,000,000	$2,000,000	$0	$0	$0	$19,673,452	$13,967,750	$40,641,202
Steven J. Bensinger
By AIG for “Cause”	$0	$0	$0	$0	$0	$0	$0	$0
By Executive w/o “Good Reason”	$0	$0	$0	$0	$0	$0	$0	$0
By Executive with “Good Reason”	$1,400,000	$9,750,000	$20,577	$0	$0	$0	$0	$11,170,577
By AIG without “Cause”	$1,400,000	$9,750,000	$20,577	$0	$0	$0	$0	$11,170,577
Death	$1,400,000	$0	$0	$0	$0	$5,472,330	$6,157,625	$13,029,955
Disability	$1,400,000	$1,800,000	$0	$673,731	$0	$5,472,330	$6,157,625	$15,503,686
Edmund S.W. Tse(8)
By AIG without “Cause”	$0	$4,197,317	$20,996	$0	$0	$12,722,459	$14,388,500	$31,329,272
Retirement	$0	$0	$0	$0	$0	$12,722,459	$14,388,500	$27,110,959
Robert M. Sandler(8)
By AIG without “Cause”	$0	$2,211,500	$15,676	$363,031	$0	$26,531,572	$9,249,750	$38,371,529
Retirement	$0	$0	$0	$0	$0	$26,531,572	$9,249,750	$35,781,322
Jay S. Wintrob
By AIG for “Cause”	$0	$0	$0	$0	$0	$0	$0	$0
By Executive w/o “Good Reason”	$0	$0	$0	$0	$0	$0	$0	$0
By Executive with “Good Reason”	$0	$0	$0	$0	$0	$0	$0	$0
By AIG without “Cause”	$0	$3,466,667	$6,600	$0	$0	$0	$0	$3,473,267
Death	$0	$0	$0	$78,609	$0	$11,990,270	$6,845,750	$18,914,629
Disability	$0	$0	$0	$637,857	$0	$11,990,270	$6,845,750	$19,473,877
Win J. Neuger
By AIG for “Cause”	$0	$0	$0	$0	$0	$0	$0	$0
By Executive w/o “Good Reason”	$0	$0	$0	$0	$0	$0	$0	$0
By Executive with “Good Reason”	$0	$0	$0	$0	$0	$0	$0	$0
By AIG without “Cause”	$0	$1,948,167	$6,638	$0	$0	$0	$0	$1,954,805
Death	$0	$0	$0	$0	$0	$20,857,874	$7,194,250	$28,052,124
Disability	$0	$0	$0	$2,432	$0	$20,857,874	$7,194,250	$28,054,556

(1)

These amounts represent pro rata target bonus payments for which Messrs. Sullivan and Bensinger would have been eligible pursuant to their respective employment agreements if Messrs. Sullivan and Bensinger had been terminated on December 31, 2007. These pro rata target bonus payments are payable in lump sums as soon as is reasonably practicable after termination. These amounts would have been solely in lieu of, and not in addition to, the annual cash bonuses in respect of 2007 actually paid to Messrs. Sullivan and Bensinger. The annual cash bonuses actually paid to Messrs. Sullivan and Bensinger in respect of 2007 are reported in the 2007 Summary Compensation Table.

(2)

Severance is generally payable in equal installments over 12 months for Messrs. Sullivan, Bensinger and Neuger, 20 months for Mr. Wintrob, and 24 months for Messrs. Tse and Sandler.

In the case of termination on death or disability, payments are based on continuation of salary and would be paid in accordance with AIG’s customary compensation practices at the time. (For purposes of providing an estimate of this benefit, AIG has assumed that the named executive does not become eligible for benefits under AIG’s long-term disability policy. This is for purposes of illustration only.)

(3)

These amounts represent the cost to AIG of continued health and life insurance coverage following termination, consistent with the assumptions described in Note 18 to the Consolidated Financial Statements

included in AIG’s audited Consolidated Financial Statements in AIG’s Annual Report on Form 10-K for the year ended December 31, 2007. Where provided, health and life insurance coverage is 36 months for Messrs. Sullivan and Bensinger, 24 months for Mr. Tse, 24 months for Mr. Sandler, 20 months for Mr. Wintrob and 12 months for Mr. Neuger. In each case, benefit continuation would cease on the named executive’s becoming eligible for equivalent benefits from a new employer. The named executives or their estates may receive medical and life insurance benefits upon death or disability only to the extent that they are generally available to all salaried employees.

(4)

These amounts represent the enhancements in value, if any, of benefits to the named executives under AIG’s pension plans in the event of early retirement, death or disability. Because the named executives other than Messrs. Tse and Sandler had not reached age 65 as of December 31, 2007, they would not have been entitled to receive payments under the Excess Retirement Income Plan or the SERP in the case of early retirement, which would have resulted in a decrease in the present value of their total pension benefits. Additionally, if Mr. Sandler had been terminated by AIG without “Cause”, the additional age and service credit under the Excess Retirement Income Plan provided by the Executive Severance Plan would have resulted in an entitlement to an enhanced benefit. The amount for Mr. Sandler for termination by AIG without “Cause” is equal to the increase in the present value as of December 31, 2007 of Mr. Sandler’s total pension benefits, calculated using the same assumptions described in “Post-Employment Compensation—Pension Benefits.”

Upon the early retirement of Mr. Sullivan following termination by AIG without “Cause” or by the executive for “Good Reason” (as defined in the executive’s employment agreement), or upon the early retirement of Mr. Neuger, the Board would have discretion to approve payment of early retirement benefits under AIG’s nonqualified pension plans. The commencement of these early retirement benefits before age 65 would have resulted in an increase in the present value as of December 31, 2007 of these named executives’ total pension benefits in the following amounts, calculated using the same assumptions described in “Post-Employment Compensation—Pension Benefits”: Sullivan—$484,480; and Neuger—$296,934. Additionally, upon the early retirement of Mr. Neuger following termination by AIG without “Cause”, if the Board approved payment of early retirement benefits as described above, the additional age and service credit under the SERP provided by the Executive Severance Plan would have resulted in a further enhanced benefit, resulting in a total increase in the present value as of December 31, 2007, using the above assumptions, of $478,190.

In the case of death or disability, the named executives other than Mr. Tse would be eligible to receive benefits in accordance with the terms described in “Post-Employment Compensation—Pension Benefits.” Because death benefits under AIG’s pension plans are generally no more than half of normal retirement benefits, a termination due to death on December 31, 2007 would have resulted in a decrease in the present value as of that date of the named executives’ total pension benefits. The amounts for the named executives other than Messrs. Tse and Sandler for termination due to permanent disability are equal to the increase in the present value, if any, as of December 31, 2007 of their total pension benefits, calculated using the same assumptions described in “Post-Employment Compensation—Pension Benefits”, due to additional years of credited service that would have accrued during participation in AIG’s long-term disability plan before reaching age 65.

In each termination scenario, Mr. Tse’s formula benefit under the SERP is wholly offset by his benefit under the Provident Fund. See “Nonqualified Deferred Compensation.”

(5)

Based on the closing sale price of AIG Common Stock on December 31, 2007 on the NYSE of $58.30 per share, AIG shares underlying options that become vested and exercisable on termination have no value. Option holdings at the end of 2007 are detailed in the Outstanding Equity Awards at December 31, 2007 table.

(6)

Represents the total market value (based on the closing sale price on the NYSE of $58.30 on December 31, 2007) of AIG shares underlying (1) previously earned SICO awards that become vested on termination, (2) previously earned DCPPP awards and outstanding time-vested restricted stock units that become vested on termination, (3) earned 2006 Performance RSUs and (4) a pro rata amount of any 2007 Performance RSUs actually earned. (For purposes of providing an estimate of the benefit provided under clause (4), the amount assumes that AIG achieves target performance under the Partners Plan for the 2007-2008 performance period. This assumption is for illustration only.)

Shares underlying SICO awards will be paid by SICO and not AIG. The AIG shares underlying previously earned SICO awards may become vested and be paid at the discretion of SICO’s Board of Directors. Upon terminations for which an amount of $0 is listed in this column (indicating forfeiture of unvested AIG shares under the SICO plans), SICO’s Board of Directors has authority to reinstate payout rights under the SICO plans. The shares of each named executive underlying previously earned SICO awards had the following market values as of December 31, 2007: Sullivan—$12,734,586; Bensinger—$616,523; Tse—$4,477,440; Sandler—$21,197,180; Wintrob—$6,716,160; and Neuger—$14,931,854.

(7)	Represents the total value of awards previously earned under AIG’s Senior Partners Plan that become vested on termination.

(8)	Messrs. Tse and Sandler have reached age 65 and are therefore eligible for retirement benefits.

Change-in-Control. None of AIG’s compensation elements has a change-in-control trigger. AIG’s equity plans do not accelerate vesting on a change-in-control, and AIG’s Executive Severance Plan does not provide for special severance or similar rights, including “gross-up” payments for “golden parachute” excise taxes under the Code, as a result of a change-in-control. However, payments owed to an executive on termination may be subject to an additional “golden parachute” excise tax under the Code if they follow a change-in-control of AIG. Mr. Sullivan’s and Mr. Bensinger’s employment agreements provide that, if any payments or benefits are subject to this excise tax, AIG will increase the payment or benefit so that the executive is not affected by the tax. If Mr. Sullivan or Mr. Bensinger had been terminated by AIG without “Cause” or voluntarily terminated with “Good Reason” on December 31, 2007 and the excise tax applied because of a change-in-control of AIG, Mr. Sullivan would have been entitled to a gross-up payment of approximately $14.5 million and Mr. Bensinger would have been entitled to a gross-up payment of approximately $4.9 million. The amount for Mr. Sullivan would be higher if the Committee approved payment of early retirement benefits under the SERP.

REPORT OF AUDIT COMMITTEE AND RATIFICATION OF SELECTION OF ACCOUNTANTS

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the preparation, presentation and integrity of AIG’s financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and expressing an opinion on the effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate. During 2007, the PricewaterhouseCoopers LLP engagement team spent a significant amount of time with the Audit Committee.

Committee Organization and Operation

The Audit Committee’s function is to assist the Board of Directors in its oversight of:

•	The integrity of AIG’s financial statements;

•	AIG’s internal control over financial reporting;

•	AIG’s compliance with legal and regulatory requirements;

•	The independent accountants’ qualifications, independence and performance; and

•	The performance of AIG’s internal audit function.

The Committee’s charter is available in the Corporate Governance section of AIG’s corporate website at www.aigcorporate.com.

The Audit Committee held 14 meetings during 2007. The Audit Committee Chairman and members of the Committee also held numerous additional meetings with AIG’s Director of Internal Audit, AIG’s independent registered public accounting firm (PricewaterhouseCoopers LLP) and outside counsel throughout 2007. Mr. Bollenbach joined the Committee in January 2008.

Independence. The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, has determined that all members of the Committee are independent, as required by NYSE listing standards and SEC rules.

Expertise. The Board of Directors has also determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the committee are financially literate, as defined by NYSE listing standards, and that a majority of the members of the Committee are audit committee financial experts, as defined by SEC rules. For purposes of SEC rules, the Board of Directors has designated Mr. Sutton the named audit committee financial expert and, on the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Sutton has accounting or related financial management expertise, as defined by the NYSE listing standards. Although designated as an audit committee financial expert, Mr. Sutton does not act as an accountant for AIG and, under SEC rules, is not an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose. Under the Federal securities laws, Mr. Sutton does not have any responsibilities or obligations in addition to those of the other Audit Committee members; for these purposes, all Audit Committee members have identical duties and responsibilities.

Audited Financial Statements

In the performance of its oversight function, the Committee has considered and discussed the 2007 audited financial statements with management and PricewaterhouseCoopers LLP, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, clarity of the disclosures and the condition of internal controls over financial reporting. The Committee has reviewed with the Director of Internal Audit and the PricewaterhouseCoopers LLP engagement team the scope and plans for their respective audits and has met with each of the Director of Internal Audit and senior engagement partners of PricewaterhouseCoopers LLP, with and without management present, to discuss audit results, their evaluations of AIG’s internal controls and the overall quality of AIG’s financial reporting. The Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB AU 380A, “Communication with Audit Committees.” Finally, the Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the reports and discussion described in this report, the Audit Committee, in accordance with its responsibilities, recommended to the Board of Directors, and the Board approved, inclusion of the audited financial statements for the year ended December 31, 2007 in AIG’s Annual Report on Form 10-K filed with the SEC.

Request for Proposal Process

During 2007, the Audit Committee spent a significant amount of time engaged in the Request for Proposal process with respect to AIG’s audit for 2008 conducted in accordance with AIG’s 2006 settlement with the Attorney General of the State of New York and the New York Department of Insurance. The Committee engaged Arthur Levitt as a consultant to advise the Committtee with respect to the Request For Proposal process. The Committee approved the protocols for the design and execution of a thorough and objective selection process. The Committee provided guidance to the Management Steering Committee which met with the accounting firms that participated in the process, analyzed the capabilities of each firm and presented their findings to the Committee. The Committee discussed those findings and considered the resulting recommendations from management. Finally, the Committee received and reviewed the proposals submitted by the participating firms, heard oral presentations and questioned the firms with respect to their proposals and capabilities. The Committee concluded that although each of the firms that participated in the Request for Proposal process was well qualified to serve AIG, it was in the best interests of AIG shareholders that PricewaterhouseCoopers LLP be reappointed as AIG’s independent auditor for 2008.

As a result of their experience with the Request for Proposal process, the Audit Committee recommended to the Nominating and Governance Committee, which thereafter recommended to the Board and the Board approved that the Audit Committee Charter be amended to provide that in addition to the annual consideration of the independent auditor already conducted, the Audit Committee will consider at least every three years (or more frequently if the Audit Committee deems appropriate) whether to conduct a formal Request for Proposal regarding the appointment of the independent auditor for AIG.

Remediation Activities

Throughout 2007 and continuing in 2008, under the direction of AIG’s senior management, AIG has been actively engaged in the implementation of remediation efforts to address the material weakness in controls over income tax accounting that was in existence at December 31, 2006. AIG’s remediation efforts were governed by a Steering Committee, under the direction of AIG’s Chief Risk Officer and also including AIG’s Chief Executive Officer, Chief Financial Officer and Comptroller. Management reviewed the status of remediation of the weakness with the Committee, which was advised of issues encountered and key decisions reached by management relating to the remediation efforts. The senior engagement partner of PricewaterhouseCoopers LLP and the Director of Internal Audit also discussed remediation status with the Audit Committee in separate executive sessions on a regular basis.

As a result of these remediation activities, management determined that, as of December 31, 2007, the material weakness relating to the control over income tax accounting had been remediated. PricewaterhouseCoopers LLP concurred with management’s conclusion.

During 2007, management took the following actions to remediate this material weakness:

•

Implemented standard key controls to review and monitor the income tax provision and related income tax balances at applicable AIG business units globally and parent company, and conducted testing of these controls to verify their effectiveness,

•

Completed the evaluation and reconciliation of certain historical balance sheet income tax accounts at applicable AIG business units globally and parent company, as well as a more detailed financial statement exposure analysis of income tax balances,

•	Hired additional qualified staff, including Tax Directors and Tax Accountants, at designated business units globally and parent company, and

•	Continued the development and dissemination of income tax accounting training and education programs at parent company and business unit levels through site visits and training conferences.

AIG continues to develop further enhancements to its controls over income tax accounting at certain business units.

In connection with AIG’s Annual Report on Form 10-K for the year ended December 31, 2007, management concluded that a material weakness existed in internal control over the fair value valuation of the AIG Financial Products Corp. super senior credit default swap portfolio and oversight thereof as of December 31, 2007. The Committee has met extensively with management and PricewaterhouseCoopers LLP to discuss the basis for the conclusion that a material weakness existed and the steps management must take to remediate it. The Committee also met with an outside consultant retained by management to review the super senior valuation process. Management is actively engaged in the development and implementation of a remediation plan to address this material weakness. The components of this remediation plan, once implemented, are intended to ensure that the key controls over the valuation process are operating effectively and are sustainable. These components include assigning dedicated and experienced resources at AIGFP with the responsibility for valuation, enhancing the technical resources at AIG over the valuation of the AIGFP super senior credit default swap portfolio and strengthening corporate oversight over the valuation methodologies and processes.

Conclusion

Throughout AIG’s remediation process, the Committee has remained focused on overseeing the significant efforts of management both in remediating the material weaknesses and in improving AIG’s internal controls over its financial reporting, closing and consolidation processes and investment accounting and has received assurances from management and the Director of Internal Audit that the current substantive alternative procedures performed and compensating controls in place are sufficient to ensure that the financial statements for the year ended December 31, 2007 are accurate in all material respects. The Committee believes that management should focus AIG’s remediation efforts on sustainable control processes. Management has informed the Committee that AIG intends to reduce its reliance on the manual controls that have been established. Under the direction of senior management, AIG is currently developing new systems and processes designed to allow it to rely on front-end detection and preventive controls which will be more sustainable over the long term. Management has confirmed to the Committee that it is committed to this approach, which has required (and will continue to require) significant time and effort on the part of management, the addition and retention of qualified staff dedicated to maintaining appropriate controls and procedures and significant investment in systems and processes.

During 2008, the Committee will continue its oversight of management’s efforts in improving AIG’s internal control over its financial reporting, closing and consolidation processes, critical control functions and investment accounting. The Committee will also oversee management’s remediation plan and activities relating to the material weakness in internal control over the valuation of the AIG Financial Products Corp. super senior credit default swap portfolio and oversight thereof. Management has assigned the highest priority to AIG’s remediation efforts in this area.

Audit Committee
American International Group, Inc.

Michael H. Sutton, Chairman
Stephen E. Bollenbach
George L. Miles, Jr.
Morris W. Offit
Robert B. Willumstad, ex-officio
Frank G. Zarb, non-voting member

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP

The Audit Committee and the Board of Directors have approved the engagement of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2008. As discussed in the Report of the Audit Committee above, the selection of PricewaterhouseCoopers LLP was the result of a Request for Proposal process. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Ratification of the selection of accountants requires approval by a majority of the votes cast. Neither AIG’s Restated Certificate of Incorporation, as amended, nor AIG’s By-laws require that the shareholders ratify the selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm. AIG’s Board is requesting shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of AIG and its shareholders.

Under AIG’s policy for pre-approval of audit and permitted non-audit services by PricewaterhouseCoopers LLP, the Audit Committee approves categories of services and fee caps for each category. The pre-approved services include: audit services, such as financial statement audits, regulatory filings and attestation services; audit-related services, such as employee benefit plan audits, due diligence, control reviews and GAAP consultations; tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and other permitted non-audit services, such as information resources and training. No expenditure may exceed the dollar caps without the separate specific approval of the Audit Committee.

Your Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The following table shows the fees paid by AIG to PricewaterhouseCoopers LLP in 2007 and 2006.

	2007 (in millions)	2006 (in millions)
Fees paid by AIG:
Audit fees(a)	$97.7	$87.7
Audit-related fees(b)	7.1	4.2
Tax fees(c)	10.6	11.6
All other fees(d)	4.1	4.2

(a)	Includes expenses of $4.4 million in 2007 and $4.3 million in 2006.

(b)

Audit-related fees are fees in respect of assurance and related services that are traditionally performed by independent accountants, including: employee benefit plan audits; due diligence related to mergers and acquisitions; accounting consultations and audits in connection with acquisitions; internal control reviews; and consultation concerning financial accounting and reporting standards.

(c)

Tax fees are fees in respect of tax return preparation and consultation on tax matters (including tax return preparation and consultation on tax matters for expatriate employees), tax advice relating to transactions and other tax planning and advice.

(d)

All other fees include: assistance with information technology; providing access to information resources; training; reports on internal controls pursuant to Statement on Auditing Standards No. 70, “Service Organizations”; and compliance reviews under CFA Institute.

The services provided by PricewaterhouseCoopers LLP and the fees paid by AIG were authorized and approved by the Audit Committee in compliance with the pre-approval policy and procedures described above. None of the non-audit services performed by PricewaterhouseCoopers LLP were approved under the SEC’s de minimis exception to audit committee pre-approval.

PricewaterhouseCoopers LLP also provides audit services to certain private equity and real estate funds managed and advised by AIG subsidiaries. Fees related to these audits were $10.3 million in 2007 and $7.0 in 2006.

Equity Compensation Plan Information

The following table provides information about AIG shares that may be issued under compensation plans as of December 31, 2007.

Equity Compensation Plan Information

	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)(2)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	1991 Employee Stock Option Plan	2,419,935		$56.73		0	(4)
	Amended and Restated 1999 Stock Option Plan	22,765,733		$66.52		0	(4)
	Amended and Restated 2002 Stock Incentive Plan	16,167,010	(3)	—		0	(4)
	Director Stock Plan	26,500	(5)	—		0	(6)
	Amended and Restated 2007 Stock Incentive Plan	8,379,739	(7)	$57.43	(8)	158,973,464	(9)
Total		49,758,917		$65.05	(8)	158,973,464	(9)

(1)

At December 31, 2007, options with respect to 9,190,854 shares were outstanding as a result of AIG’s assumption of options granted by entities acquired by AIG, at a weighted average option exercise price of $60.21 per share. AIG has not made, and will not make, any future grants or awards of equity securities under the plans of these acquired companies.

(2)	In addition, at December 31, 2007, AIG was obligated to issue 12,521,342 shares in connection with previous exercises of options with delivery deferred.

(3)

Includes shares reserved for issuance in connection with RSUs granted in 2007 and to be granted in future years under the DCPPP and 2006 and 2007 Performance RSUs granted under the Partners Plan. Shares are reserved for issuance in connection with 2006 and 2007 Performance RSUs at maximum payout levels, although the actual payout may be less. For more information, see the Compensation Discussion and Analysis.

(4)	No future awards will be made under these plans, which were replaced by the 2007 Stock Incentive Plan.

(5)	Represents shares granted to non-management directors with delivery deferred.

(6)	No future awards will be made under this plan.

(7)

Includes shares reserved for issuance in connection with RSUs, 2008 Performance RSUs granted in 2007 under the Partners Plan and DSUs. Shares are reserved for issuance in connection with 2008 Performance RSUs at maximum payout levels, although the actual payout may be less. For more information, see the Compensation Discussion and Analysis.

(8)	Weighted average exercise price of options granted. Excludes RSUs, DSUs, deferred stock and Performance RSUs.

(9)

Each RSU, Performance RSU, DSU and similar award granted under the 2007 Stock Incentive Plan reduces the number of shares available for future issuance by 2.9. Shares underlying awards that are forfeited may become available for reissuance.

SHAREHOLDER PROPOSALS

Some of the statements in the following proposals contain assertions about AIG and its directors that AIG believes are incorrect. AIG has decided not to refute these inaccuracies. Rather, AIG’s Board of Directors has recommended a vote against the proposals for broader policy reasons as set forth following each of the proposals.

SHAREHOLDER PROPOSAL — Human Right to Water Policy

NorthStar Asset Management, Inc., P.O. Box 301840, Boston, Massachusetts, which states that it holds 5,000 shares of AIG Common Stock, has notified AIG in writing that it intends to submit the following proposal at the Annual Meeting:

Human Right to Water Policy

AIG is a conglomerate corporation with operations in 130 countries and jurisdictions, which wholly owns Utilities, Inc., a water and wastewater utility holding company with operations in seventeen U.S. states.

Utilities, Inc. uses natural water resources for our Company’s livelihood. Water quality and quantity is vital for Utilities, Inc.’s success. Over 300,000 United States residents rely on our Company’s water service for survival.

Water is essential to life. In 2007, numerous regions throughout the United States suffered from extreme droughts, affecting the availability of safe, sufficient and affordable water. In particular, Georgia, North Carolina, Tennessee, Nevada, and California have suffered exceptional drought in 2007 forcing individuals and communities to limit water use.

Even without the impact of regional droughts only 1/100th of 1% of the freshwater that covers the earth is available for human use. Of that 1/100th, only 8% is allocated for domestic use for the 6.4 billion people living on the planet.

Scientific evidence points to climate change as the reason behind escalating floods and droughts throughout the world. The impact of climate change has been so extreme that the UN Development Program has defined the current global water scarcity as “water apartheid” due to structural wealth and location inequalities in access to safe water. As shareholders, we are concerned that climate change will put significant pressure on our Company to provide safe, sufficient, acceptable, physically accessible and affordable water for personal and domestic use.

Kofi Anan, the former UN Secretary-General, stated “access to safe water is a fundamental human need and, therefore, a basic human right.” The UN Committee on Economic, Social and Cultural Rights has defined the human right to water as all people’s right to safe, sufficient, acceptable, physically accessible and affordable water for personal and domestic use.

We believe that corporations operating without strong human rights and environmental policies face serious risks to their reputation and share value if they are seen to be responsible for, or complicit in, human rights violations, specifically the violation or erosion of the human right to water.

We believe that significant commercial advantages may accrue to our Company by adopting a comprehensive human right to water policy including: enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and reduced risk of adverse publicity, consumer boycotts, divestment campaigns, and lawsuits.

RESOLVED that the shareholders request the Board of Directors adopt a comprehensive policy articulating our Company’s respect for and commitment to the human right to water.

SUPPORTING STATEMENT: We believe the policy should address potability, volume, physical accessibility and affordability of water. In defining "human rights," we suggest that the Board could use the Universal Declaration of Human Rights as a nonbinding benchmark or reference document.

AIG STATEMENT IN OPPOSITION

Your Board of Directors opposes this proposal. Implementation of this proposal would not provide any meaningful benefit to AIG and its shareholders and would be an unnecessary use of funds. AIG is committed to maintaining the highest level of environmental responsibility and integrity in its business operations throughout the world. Oversight of AIG’s environmental policies is provided by the AIG Public Policy and Social Responsibility Committee of the Board, which is responsible for reviewing the positions and policies of AIG that relate to current and emerging corporate social responsibility and public policy issues.

AIG has adopted a policy on the Environment and Climate Change that is available online in the Corporate Responsibility section of AIG’s corporate website at www.aigcorporate.com (http://media.corporate-ir.net/media_files/irol/76/76115/reports/AIG_climate_change_policy_updated_0607.pdf). The AIG Policy and Programs on Environment and Climate Change specifically addresses risks related to adequate water resources, actions taken to enhance scarce water resources and water pollution. AIG believes that this policy appropriately and adequately addresses the concerns raised in the proposal.

AIG has been in the forefront of the concern for the environment. AIG was the first U.S.-based insurance organization to adopt a public statement on Environment and Climate Change. In addition, AIG has established an Office of Environment and Climate Change that reports directly to senior management and provides input to the Public Policy and Social Responsibility Committee.

Approval of this proposal requires approval by a majority of the outstanding shares of AIG Common Stock.

Your Board of Directors recommends a vote AGAINST this proposal.

SHAREHOLDER PROPOSAL — Political Contributions

Boston Common Asset Management, LLC, 84 State Street, Suite 1000, Boston, Massachusetts, which states that it beneficially owns 38,613 shares of AIG Common Stock, has notified AIG in writing that it intends to submit the proposal below at the Annual Meeting. The same proposal was received from The Community Church of New York, 40 East 35th Street, New York, New York, which states that it beneficially owns 880 shares of AIG Common Stock. The proposal is as follows:

Resolved, that the shareholders of American International Group, Inc. (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates; political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of American International Group, Inc., we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy and in the best interest of the company and its shareholders. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders

American International Group, Inc. contributed at least $3.3 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine, available at http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics, available at http://www.followthemoney.org/index/phtml)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even corporate management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and disclose this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

AIG STATEMENT IN OPPOSITION

Your Board of Directors opposes this proposal. Implementation of this proposal would not provide any discernible benefit to shareholders and would cause AIG to expend unnecessary resources. AIG is fully committed to complying with all applicable federal and state laws concerning political contributions. Information about AIG and its employees’ contributions through AIG’s employee-funded political action committee (PAC) to political candidates, political committees and other political organizations is publicly available, with certain data disclosed online with the Federal Election Commission and in the Corporate Responsibility section of AIG’s corporate website at www.aigcorporate.com (http://media.corporate-ir.net/media_files/irol/76/76115/political_contributions1.pdf).

AIG has a long history of participating in the political process for the benefit of AIG and its shareholders. AIG also encourages its employees to participate in community affairs and to participate in the political process. Pursuant to AIG’s Corporate Governance Guidelines, AIG management provides the Public Policy and Social Responsibility Committee with a report, at least annually, with respect to all political and PAC contributions that have been made by AIG and its subsidiaries since the last such report and then, on at least an annual basis, that Committee reports to the Board with respect to such contributions. In addition, all political and PAC contributions are approved by the AIG Corporate Affairs Department and other senior management personnel. This process ensures that political contributions are made in accordance with AIG’s policies.

Substantially all the information that would be included in the report requested by the proposal is available from public sources and the Public Policy and Social Responsibility Committee already monitors political contributions of AIG and its subsidiaries and the PAC. Accordingly, the adoption of the proposal is unnecessary and would result in increased costs without providing any additional meaningful information or benefit to AIG’s shareholders.

Approval of this proposal requires approval by a majority of the outstanding shares of AIG Common Stock.

Your Board of Directors recommends a vote AGAINST this proposal.

OTHER MATTERS

OTHER MATTERS TO BE PRESENTED AT THE 2008 ANNUAL MEETING

Your Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

All suggestions from shareholders are given careful attention. Proposals intended for inclusion in next year’s Proxy Statement pursuant to SEC Rule 14a-8 should be sent to the Secretary of AIG at 70 Pine Street, New York, New York 10270 and must be received by December 5, 2008. Under the AIG By-laws, notice of any other shareholder proposal or the nomination of a candidate for election as a director to be made at the 2009 annual meeting of shareholders must be received not less than 90 nor more than 120 days prior to May 14, 2009 unless the 2009 annual meeting of shareholders is not scheduled to be held on a date between April 14, 2009 and June 15, 2009, in which case notice must be received by the later of 90 days prior to the date on which such meeting is scheduled or 10 days after the date on which such meeting date is first publicly announced. A copy of the current AIG By-laws may be obtained from the Secretary of AIG.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by AIG under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation and Management Resources Committee Report”, “Report of the Audit Committee” (to the extent permitted by the SEC rules), “Report of the Nominating and Corporate Governance Committee”, and the Appendix to the Proxy Statement, shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

In accordance with a notice sent to certain shareholders of AIG Common Stock who hold AIG Common Stock through a broker or otherwise through a nominee and who share a single address, only one copy of this Notice of Annual Meeting of Shareholders and Proxy Statement and AIG’s 2007 Annual Report to Shareholders is being sent to that address unless AIG receives contrary instructions from any shareholder at that address. This practice, known as “householding”, is designed to reduce printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate copy of this Notice of Annual Meeting and Proxy Statement or AIG’s 2007 Annual Report to Shareholders, he or she may contact the AIG Director of Investor Relations at 70 Pine Street, New York, New York 10270, 212-770-6293, and AIG will deliver those documents to such shareholder promptly upon receiving the request. Any such shareholder may also contact the AIG Director of Investor Relations if he or she would like to receive separate proxy materials and annual reports in the future. If a shareholder receives multiple copies of AIG’s proxy materials and annual reports, he or she may request householding in the future by contacting the AIG Director of Investor Relations.

PROXY SOLICITATION

AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, email, personal interview, telephone and facsimile transmission by directors, their associates, and approximately eight officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $16,000 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG will reimburse brokers and others holding AIG Common Stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

APPENDIX A

AMERICAN INTERNATIONAL GROUP, INC.
CORPORATE GOVERNANCE GUIDELINES

I. Introduction

The Board of Directors (the “Board”) of American International Group, Inc. (“AIG”), acting on the recommendation of its Nominating and Corporate Governance Committee, has developed this set of Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of shareholders and to set forth a common set of expectations as to how the Board, its various committees, individual directors, and management should perform their functions. These Guidelines are designed with AIG’s current business operations, ownership, capital structure, and economic conditions in mind.

II. Roles of Board and Management

The business of AIG is conducted by management under the oversight of the Board. The roles of the Board and management are related, but distinct. AIG’s business strategy is developed and implemented under the leadership and direction of the Chief Executive Officer by its officers and other employees. The members of the Board serve as the elected representatives of the current and future shareholders, act as advisers and counselors to the Chief Executive Officer and senior management and oversee management’s performance on behalf of the shareholders. In performing its general oversight function, the Board reviews and assesses AIG’s strategic and business planning as well as management’s approach to addressing significant risks and challenges facing AIG. As part of this function, the Board reviews and discusses reports regularly submitted to the Board by management with respect to AIG’s performance, as well as significant events, issues and risks that may affect AIG’s business or financial performance. In performing its oversight function, the Board and its members will maintain frequent, active and open communication and discussions with the Chief Executive Officer and the management of AIG.

III. Board Composition

The size and composition of the Board is to be determined from time to time by the Board itself in an effort to balance the following goals:

•

The size of the Board should facilitate substantive discussions by the whole Board in which each director can participate meaningfully. Given the size and complexity of the businesses in which AIG is engaged, as well as the value of diversity of experience and views among Board members, the Board currently believes that it will be desirable over time to have a Board of between 14 and 16 members (allowing that a larger or smaller number may be necessary or advisable in periods of transition or other particular circumstances).

•

In order to provide oversight to management, given AIG’s complex businesses, the composition of the Board should encompass a broad range of skills, expertise, industry knowledge and diversity of opinion.

•

At least two-thirds of the Board will consist of directors who are, under the New York Stock Exchange, Inc. (“NYSE”) listing standards, “independent” in the business judgment of the Board (“Independent Directors”).

IV. The Chairman of the Board

A.

Selection of the Chairman. The Board will select its Chairman in the manner it considers to be in the best interests of AIG at any given point in time. At the current time, the policy of the Board, reflected in the by-laws, is that (1) the role of Chairman should be separate from that of the Chief Executive Officer and (2) the Chairman should be selected from the Independent Directors.

The selection of the Chairman will be reviewed annually. In connection with this review, the Nominating and Corporate Governance Committee will conduct an independent evaluation of the Chairman. Under normal circumstances, the same individual should not serve as non-executive Chairman for more than five years.

B.	Duties of the Chairman. The Chairman will have the duties assigned by the Board. It is the Board’s current policy that the Chairman’s duties include:

•	Preparing agendas for meetings of the Independent Directors;

•	Chairing meetings of the Board as well as executive sessions of the Independent Directors;

•	Overseeing the preparation of agendas for meetings of the Board in consultation with the Chief Executive Officer;

•

Leading the Board in the process of periodic reviews of the performance of the Chief Executive Officer, as well as in discussions regarding the Chief Executive Officer’s reports on senior management performance and management succession issues and plans;

•	Overseeing the process of informing the Board through timely distribution of information and reports;

•	Overseeing the processes of annual Board and Committee self-evaluations; and

•

Serving as an ex-officio, non-voting member of each standing committee of the Board. The Chairman’s participation as an ex officio member at any meeting will not affect the presence or absence of a committee’s quorum. In acknowledgment of the numerous committee meetings, the Chairman will decide, in his sole discretion, which committee meetings he will attend.

V. Selection of Directors

The Nominating and Corporate Governance Committee is responsible for recommending a slate of directors to the Board for election at the annual meeting of shareholders, or one or more nominees to fill vacancies occurring between annual meetings of shareholders.

A.	Nominations. The Board, based on the recommendations of the Nominating and Corporate Governance Committee, will select nominees for the position of director considering the following criteria:

•	High personal and professional ethics, values and integrity;

•	Ability to work together as part of an effective, collegial group;

•	Commitment to representing the long-term interests of AIG;

•	Skill, expertise, diversity, background, and experience with businesses and other organizations that the Board deems relevant;

•

The interplay of the individual’s experience with the experience of other Board members; the contribution represented by the individual’s skills and experience to ensuring that the Board has the necessary tools to perform its oversight function effectively; and the extent to which the individual would otherwise be a desirable addition to the Board and any committees of the Board; and

•	Ability and willingness to commit adequate time to AIG over an extended period of time.

B.

Evaluation of Nominees. The Nominating and Corporate Governance Committee will discuss and evaluate possible candidates in detail prior to recommending them to the Board. The Nominating and Corporate Governance Committee will also be responsible for initially assessing whether a candidate would be an Independent Director. The Board, taking into consideration the assessment of the Nominating and Corporate Governance Committee, will determine whether a nominee or appointee would be an Independent Director. The Board has adopted Director Independence Guidelines to assist in this process. A copy of those Guidelines is attached as Annex A to these Corporate Governance Guidelines.

C.

Shareholder Nominations. The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for Board membership proposed by shareholders and will evaluate such candidates in the same manner as other candidates identified by or submitted to the Nominating and Corporate Governance Committee.

Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting names and supporting information to: Chairman, Nominating and Corporate Governance Committee, c/o Secretary, American International Group, Inc., 70 Pine Street, New York, NY 10270. All shareholder recommendations as to possible Board members must comply with the information and timing requirements set forth in AIG’s by-laws.

D.

Orientation and Continuing Education. Management, working with the Board, will provide an orientation process for new directors, including background material on AIG, its business plan and its risk profile, and meetings with senior management. Management will also provide a continuing education program for directors regarding matters relevant to AIG, its business plan and risk profile, as well as other appropriate subjects.

VI. Election, Term and Retirement of the Directors

A.

Election and Term. A Director holds office until the annual meeting of shareholders next succeeding his or her election and until a successor is elected and qualified or until his or her earlier resignation or removal. In light of the complexities of AIG’s businesses and the time it takes for a director to become familiar with them, the Board does not believe that term limits are appropriate.

B.

Voting for Directors. The Board shall nominate for election as directors only incumbent candidates who have tendered, prior to the mailing of the proxy statement for the annual meeting at which they are to be re-elected as directors, irrevocable resignations authorized by Section 141(b) of the Delaware General Corporation Law that will be effective upon (i) the failure to receive the required vote at any annual meeting at which they are nominated for re-election and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, at or prior to the time of their appointment to the Board, the same form of resignation tendered by other directors in accordance herewith. The Nominating and Corporate Governance Committee shall consider such irrevocable resignation and shall recommend to the Board the action to be taken. Any director whose resignation is under consideration shall not participate in the Nominating and Corporate Governance Committee recommendation regarding whether to accept the resignation. The Board shall accept such resignation unless it determines that the best interests of the Corporation and its shareholders would not be served by doing so. The Board shall take action within 90 days following certification of the vote, unless such action would cause AIG to fail to comply with any requirement of the New York Stock Exchange or any rule or regulation promulgated under the Securities Exchange Act of 1934, in which event AIG shall take action as promptly as is practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore, in a periodic or current report filed with the Securities and Exchange Commission.

C.

Director Retirement. No individual shall stand for election as a director after reaching the age of 73. The Board, however, upon the recommendation of the Nominating and Corporate Governance Committee, may waive this limitation for any director for a period of one year, if it is deemed to be in the best interests of AIG.

D.	Former CEOs. No individual who has served but is not currently serving as Chief Executive Officer of AIG shall serve as a director.

E.

Change in Status. If (other than as a result of retirement) a director’s principal occupation changes from that at the time such director was last nominated for election, then such director shall inform the Chairman of the Nominating and Corporate Governance Committee of the change and shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such resignation.

F.

Board Vacancies. In the event that a vacancy on the Board is created for any reason, and it is determined by the Nominating and Corporate Governance Committee that the vacancy is to be filled, the Nominating and Corporate Governance Committee will consider the views of interested shareholders, as it is deemed appropriate.

VII. Board Meetings

The Board currently plans to hold at least six regular meetings each year, with further meetings to occur when called by the Chairman or the Chief Executive Officer or requested by two directors as provided in the by-laws.

The Chairman will oversee the preparation of the agendas for meetings of the Board in consultation with the Chief Executive Officer. Any director may suggest the inclusion of additional subjects on the agenda. The agenda for each committee meeting will be established by the respective committee chairman. Management will endeavor to provide all directors an agenda and appropriate materials in advance of meetings, although the Board recognizes that this will not always be consistent with the timing of transactions, the operations of the business and, in certain cases, it may not be desirable to circulate materials in advance of the meeting. Materials presented to the Board or its committees should be as concise as practicable but consistent with the need to provide the information needed for the directors to make an informed judgment and engage in informed discussion. As provided in the by-laws, the Board or any committee thereof may also take action by unanimous written consent.

VIII. Executive Sessions

To ensure free and open discussion and communication among the Independent Directors of the Board, the Independent Directors will meet in executive sessions, with no members of management present, in conjunction with each regular (non-telephonic) meeting of the Board. The Chairman will preside at the executive sessions unless the Chairman is unable to attend, in which case the Independent Directors will designate one of the Independent Directors to preside. In addition, unless the Chairman decides it to be unnecessary, the Chief Executive Officer will join a portion of each executive session to give the Independent Directors an opportunity to consult with the Chief Executive Officer.

IX. The Committees of the Board

A.

Committees. The Board will have at least the following standing committees: Audit Committee; Compensation and Management Resources Committee; Finance Committee; Public Policy and Social Responsibility Committee; Regulatory, Compliance and Legal Committee; and Nominating and Corporate Governance Committee. The Audit Committee, the Compensation and Management Resources Committee, and the Nominating and Corporate Governance Committee must each have a written charter satisfying the rules of the NYSE. The Audit Committee must also satisfy the requirements of Securities and Exchange Commission (“SEC”) Rule 10A-3. Each committee chairman will give a report to the Board periodically on his or her committee’s activities.

B.

Composition of the Committees. The Audit Committee, the Compensation and Management Resources Committee, and the Nominating and Corporate Governance Committee will each be composed of at least three directors all of whom are Independent Directors. Each other standing committee will have a majority of members who are Independent Directors. In the case of the Audit Committee, the Chairman and a majority of the members also will be “Audit Committee Financial Experts” as defined in the rules and regulations of the SEC, and all members will be “financially literate” as determined by the Board (based upon a determination and recommendation by the Nominating and Corporate Governance Committee) in accordance with NYSE listing standards. Any additional qualifications required for the members of each committee will be set out in the respective committee’s charter. A director may serve on more than one committee for which he or she qualifies.

Membership of committees will be reviewed by the Nominating and Corporate Governance Committee, which will make recommendations to the Board regarding composition of each of the committees of the Board at least annually. In that regard, the Board believes that rotation of members and chairmen of its committees is desirable. The Board does not believe, however, that fixed time periods for rotation are desirable. As a general rule, the Board believes that a director should serve as chairman of the same committee for not less than three consecutive years and for not more than five years.

X. Board Responsibilities

A.	Overall Business Strategy. The Board will periodically review and approve AIG’s overall strategic and business plans.

B.	Chief Executive Officer. The Board will be responsible for the selection and evaluation of the Chief Executive Officer.

C.

Management Succession. The Board will review and consider the management succession plan, developed by the Chief Executive Officer, to ensure that future selections are appropriately considered. The principal components of this plan, on which the Chief Executive Officer will report at least annually to the Board, are:

•	A proposed plan for Chief Executive Officer succession, both in an emergency situation and in the ordinary course of business; and

•	The Chief Executive Officer’s plan for management succession for the other policymaking officers of AIG.

D.

Evaluating and Approving Compensation for the Chief Executive Officer. The Board, acting through the Compensation and Management Resources Committee, evaluates the performance of the Chief Executive Officer against AIG’s goals and objectives and determines the compensation of the Chief Executive Officer. The determination of the Compensation and Management Resources Committee with respect to the Chief Executive Officer’s compensation shall be subject to the approval or ratification of the Board as provided in the by-laws.

E.

Executive Compensation. The Compensation and Management Resources Committee makes recommendations to the Board with respect to (1) AIG’s general compensation philosophy, (2) the compensation programs applicable to senior executives of AIG and (3) other employee compensation.

The Board and the Compensation and Management Resources Committee are committed to the full, fair and transparent disclosure of executive compensation. This commitment will be considered in connection with AIG’s public disclosures regarding executive compensation.

F.

Board Compensation. The Nominating and Corporate Governance Committee periodically reviews and makes recommendations to the Board regarding the form and amount of the compensation of members of the Board. The Board will set the form and amount of director compensation, taking into account the recommendations of the Nominating and Corporate Governance Committee. Only non-management directors will receive compensation for services as a director. To create a direct linkage with corporate performance, the Board believes that a meaningful portion of a director’s compensation should be provided and held in the common stock of AIG and other types of equity-based compensation.

G.	Reviewing and Approving Significant Transactions. Board approval of a particular transaction may be appropriate because of several factors, including:

•	legal or regulatory requirements;

•	the materiality of the transaction to AIG’s financial performance, risk profile or business;

•	the terms of the transaction; or

•	other factors, such as entry into a new business or a significant variation from AIG’s strategic plan.

The Board, in conjunction with management of AIG, will develop standards to be utilized by management in determining the types of transactions that should be submitted to the Board for review and approval or notification.

XI. Expectations of Directors

The business and affairs of AIG are to be managed by or under the direction of the Board in accordance with the laws of the State of Delaware. In performing their duties, the primary responsibility of the directors is to exercise their business judgment in the best interests of AIG. The Board has developed a number of specific expectations of directors to promote the discharge of this responsibility and the efficient conduct of the Board’s business.

A.

Commitment and Attendance. All directors should make every effort to attend every meeting of the Board and every meeting of committees of which they are members. Directors are expected to attend the annual meeting of shareholders. A director may attend meetings (without having a vote or affecting the presence or absence of a quorum) of any committee of which the director is not a member, with the consent of the committee chairman. The Chairman may attend any meetings of committees of which he is an ex-officio member in his sole discretion.

Any director who, for two consecutive calendar years, attended fewer than 75% of the regular meetings of the Board and the meetings of all committees of which such director is a voting member will not be nominated for reelection at the annual meeting in the next succeeding calendar year, absent special circumstances that may be taken into account by the Nominating and Corporate Governance Committee in making its recommendations to the Board.

B.

Participation in Meetings. Each director should be sufficiently familiar with the business of AIG, including its financial statements and capital structure, and the risks and the competition it faces, to facilitate active and effective participation in the deliberations of the Board and of each committee on which he or she serves. Upon request, management will make appropriate personnel available to answer any questions a director may have about any aspect of AIG’s business.

C.

Loyalty and Ethics. In their roles as directors, all directors owe a duty of loyalty to AIG. This duty of loyalty mandates that the best interests of AIG take precedence over any interests possessed by a director.

AIG has adopted a Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics. Directors should be familiar with the Code’s provisions and should consult with AIG’s Vice

President–Corporate Governance in the event of any issues that arise with respect to the matters set forth in the Code.

D.

Other Directorships. AIG values the experience directors bring from other boards on which they serve, but recognizes that those boards also present significant demands on a director’s time and availability and may present conflicts and legal issues. Directors will advise the Chairman of the Nominating and Corporate Governance Committee and the Chief Executive Officer before accepting membership on any other board of directors or other significant commitments involving affiliation with other businesses or governmental units.

It is AIG’s policy that the Chief Executive Officer should not serve on the board of directors of more than one public company (other than AIG or a company in which AIG has a significant equity interest). In addition, the Board generally considers it desirable for other directors not to serve on the boards of directors of more than four public companies (other than AIG or a company in which AIG has a significant equity interest) that require a substantial time commitments, absent special circumstances.

It is the responsibility of the Nominating and Corporate Governance Committee to review each Director’s, and each potential Director’s, overall commitments to help ensure that all Directors have sufficient time to fulfill their responsibilities as Directors. In considering its nominations of candidates for election to the Board, the Nominating and Corporate Governance Committee may determine that a lesser number of Boards than four is appropriate.

E.

Contact with Management. All directors are invited to contact the Chief Executive Officer at any time to discuss any aspect of AIG’s business. Directors also have complete access to other members of management. The Board expects that there will be frequent opportunities for directors to meet with the Chief Executive Officer and other members of management in Board and committee meetings, or in other formal and informal settings.

Further, the Board encourages management, from time to time, to bring managers into Board meetings who (a) can provide additional insight into the items being discussed because of personal involvement or substantial knowledge in those areas and/or (b) are managers with future potential that the senior management believes should be given exposure to the Board.

F.

Board Interaction with Institutional Investors and the Press. It is important that AIG speak to employees and outside constituencies with a single voice and that management serves as the primary spokesperson. If a situation does arise in which it seems appropriate for a non-management director to act as a spokesman on behalf of AIG, the director will first consult with the Chief Executive Officer. The foregoing is not intended to preclude the Chairman from speaking on behalf of the Independent Directors, when necessary.

G.

Confidentiality. The proceedings and deliberations of the Board and its committees are confidential. Each director will maintain the confidentiality of all information received in connection with his or her service as a director.

XII. Communications with the Board of Directors

Shareholders may communicate directly with one or more directors by (1) writing to them c/o Secretary, American International Group, Inc., 70 Pine Street, New York, NY 10270 or (2) email at an address that will be included in the annual proxy statement.

XIII. Evaluating Board and Committee Performance

AIG believes that self-evaluations of the Board, the standing committees of the Board and individual directors are important elements of corporate governance. Under the general oversight of the Chairman:

•	the Board, acting through the Nominating and Corporate Governance Committee, will conduct an annual self-evaluation and evaluation of each member of the Board; and

•	each standing committee will conduct an annual self-evaluation, in the manner and to the extent specified in the committee’s charter.

XIV. Charitable Giving

AIG, and its subsidiaries, make charitable gifts, grants, contributions, commitments and pledges and awards of various types (collectively “gifts”) in the ordinary course of their business to charities, including foundations, endowments, trusts, charitable organizations and groups, cultural and educational institutions and others (collectively, “institutions”). The Board has adopted the following guidelines with respect to the making of such gifts:

•

Gifts are made for the furtherance of AIG’s business interests, including the enhancement of AIG’s reputation and standing in the communities where it operates. It is the responsibility of management to determine whether a gift satisfies this purpose before it is made, pledged or committed.

•

Management will provide the Public Policy and Social Responsibility Committee with quarterly reports on all charitable gifts that have been made, pledged or committed for since the last such report that result in gifts aggregating $100,000 or more within the current calendar year to or on behalf of a given institution. Management will also provide an annual report, that will be made publicly available, with respect to all charitable gifts that have been made, pledged or committed for during the past calendar year that result in gifts aggregating $100,000 or more to or on behalf of a given institution. Gifts made to institutions under the AIG Matching Grants Program will not be taken into account in calculating the $100,000 or more amount.

•

Management will inform the Nominating and Corporate Governance Committee before the making of any proposed gift that would result in gifts aggregating $100,000 or more within any calendar year to or on behalf of an institution of which a Director serves as a director, advisory director (or in a similar capacity) or executive officer. Gifts made to institutions under the AIG Matching Grants Program will not be taken into account in calculating the $100,000 or more amount.

•

Directors will not directly solicit gifts from AIG (including any of its subsidiaries) to or on behalf of any institution of which a Director serves as a director, advisory director (or in a similar capacity) or executive officer.

XV. Political Contributions

AIG, and its subsidiaries, make political contributions in the ordinary course of their business for the furtherance of AIG’s business interests. It is the responsibility of management to determine whether a contribution satisfies this purpose before it is made, pledged or committed for. All political contributions will be made in accordance with all applicable laws, rules and regulations.

Management will provide the Public Policy and Social Responsibility Committee with a report, at least annually, with respect to all political contributions that have been made since the last such report. The Public Policy and Social Responsibility Committee will report to the Board, at least annually, with respect to its review of the report provided by management on political contributions.

XVI. Reliance on Management and Outside Advice

The Board will have direct access to, and complete and open communication with, senior management and may obtain advice and assistance from internal legal, accounting and other advisors to assist it. In performing its functions, the Board is entitled to rely on the advice, reports and opinions of management as well as legal, accounting and other advisors retained by AIG. The Board may retain, if appropriate, independent legal, accounting and other advisors to assist the Board (or, when appropriate, the Independent Directors), and may determine the compensation of such advisors, and AIG will be responsible for any costs or expenses so incurred.

Amended: January 16, 2008

Annex A

AMERICAN INTERNATIONAL GROUP, INC.
DIRECTOR INDEPENDENCE STANDARDS

A director having any of the following relationships will be deemed to have a material relationship1 with AIG2 and will not be considered “independent”:

•	The director is, or has been within the last three years, an employee of AIG, or an immediate family member[3] is, or has been within the last three years, an executive officer[4] of AIG.[5]

•

During any twelve-month period within the last three years, (1) the director has received any direct compensation from AIG or (2) the director has an immediate family member who has received more than $100,000 in direct compensation from AIG for service as an executive officer, in any such case other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service).[5]

•

(1) The director or an immediate family member is a current partner of a firm that is AIG’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on AIG’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of AIG’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments[6] to, or received payments from, AIG for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The following relationships and transactions shall not be deemed material for purposes of the New York Stock Exchange listing standards. The fact that a particular relationship or transaction is not addressed by the below standards or exceeds the thresholds in one or more of these standards shall not create a presumption that the director is or is not “independent”.

•	A relationship arising solely from a director’s status as an executive officer, employee or a greater than 10% equity owner of a for-profit corporation or organization that has made payments to or received payments from AIG so long as the payments made or received during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of the other company’s consolidated gross revenues for the fiscal year in which the payments were made (based on the other company’s most recently available financial statements).

[1]	Such relationship may be either direct or as a partner, shareholder or officer of an organization that has a relationship with AIG.
[2]	“AIG” refers to American International Group, Inc. and its consolidated subsidiaries.
[3]

“Immediate family member” includes a director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home. When applying the relevant look-back provisions of the standards, individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.

[4]

“Executive officer” refers to such entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.

[5]

Employment or compensation received by a director for former service as an interim chairman or Chief Executive Officer does not need to be considered as a factor by the board in determining independence under this test.

[6]	Contributions to tax exempt organizations are not considered payments for purposes of this test.

•	A relationship arising solely from director’s ownership of 10% or less of the equity interests in an entity that has a relationship or engages in a transaction with AIG.

•	A relationship arising solely from a director’s position as a director or advisory director (or similar position) of another for-profit organization that engages in a transaction with AIG.

•

A relationship arising solely from a director’s affiliation with a charitable organization as a director, advisory director (or in a similar capacity) or executive officer that receives contributions from AIG, so long as such contributions (other than employee matching contributions) for a calendar year are not in excess of $200,000.[7]

•	The ownership by a director of equity securities of AIG.

•

The purchase of insurance, investment or other products or services from AIG, or the maintenance of a brokerage or similar account with AIG, in each case, so long as the relationship or transaction is entered into in the ordinary course of business and is on substantially the same terms as those prevailing at the time for similarly situated persons who are not directors of AIG.

•	Any other relationship or transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K.

•	Any relationship or transaction with an immediate family member of a director that would fall within one of the preceding standards.

[7]	Contributions made by AIG to charitable organizations under the AIG Matching Grants Program will not be taken into account for purposes of this test.

American International Group, Inc.

 PRINTED ON RECYCLED PAPER

AMERICAN INTERNATIONAL GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 14, 2008

American International Group, Inc.

72 Wall Street, Eighth Floor

New York, New York 10270

proxy

Proxy Solicited by Board of Directors for Annual Meeting — May 14, 2008.

Martin J. Sullivan and Steven J. Bensinger, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of American International Group, Inc. to be held on May 14, 2008 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the instructions provided by the shareholder. If no such instructions are provided, the Proxies will have authority to vote FOR each of the Nominees for election, FOR Proposal 2, AGAINST Proposal 3 and AGAINST Proposal 4 and otherwise as determined in their discretion.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL-FREE FROM THE U.S. OR CANADA — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (Eastern Time) on May 13, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/aig — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (Eastern Time) on May 13, 2008.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to American International Group, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors recommends a vote FOR each of the Nominees for Election and FOR Proposal 2.

1.  Election of Directors:

		FOR	AGAINST	ABSTAIN
1a.	Stephen F. Bollenbach	☐	☐	☐
1b.	Martin S. Feldstein	☐	☐	☐
1c.	Ellen V. Futter	☐	☐	☐
1d.	Richard C. Holbrooke	☐	☐	☐
1e.	Fred H. Langhammer	☐	☐	☐
1f.	George L. Miles, Jr.	☐	☐	☐
1g.	Morris W. Offit	☐	☐	☐
1h.	James F. Orr III	☐	☐	☐
1i.	Virginia M. Rometty	☐	☐	☐
1j.	Martin J. Sullivan	☐	☐	☐
1k.	Michael H. Sutton	☐	☐	☐
1l.	Edmund S.W. Tse	☐	☐	☐
1m.	Robert B. Willumstad	☐	☐	☐

2.	Ratification of the selection of PricewaterhouseCoopers LLP as AIG’s independent registered public accounting firm for 2008.	☐ For	☐ Against	☐ Abstain
The Board of Directors recommends a vote AGAINST Proposals 3 and 4.
3.	Shareholder proposal relating to the human right to water.	☐ For	☐ Against	☐ Abstain

4.	Shareholder proposal relating to the reporting of political contributions.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.

Address Change? Mark Box ☐	Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.